UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to § 240.14a-12
Liberty Latin America Ltd.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐     Fee paid previously with preliminary materials
☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

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LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000
April 4, 2022
Dear Shareholder:
You are invited to attend the 2022 Annual General Meeting of Shareholders of Liberty Latin America Ltd. to be held at 11:00 a.m. Bermuda time (10:00 a.m. New York City time), on Tuesday, May 17, 2022, via a live audio-only webcast. In light of the COVID-19 pandemic, for the safety of all of our people, including our shareholders, we have determined that the Annual General Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. To participate in the Annual General Meeting virtually via the internet, please visit www.proxydocs.com/LILA.
In order to attend the Annual General Meeting, you must register in advance at www.proxydocs.com/LILA prior to 5:00 p.m. New York City time on May 13, 2022. Upon completion of your registration, you will receive further instructions via email approximately one hour prior to the start of the meeting, including a unique link that will allow you to access the meeting and to submit questions during the meeting. Shareholders will only be able to attend the Annual General Meeting in person via the live audio-only webcast. At the Annual General Meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of Annual General Meeting and proxy statement, as well as on such other business as may properly come before the meeting.
Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the 2022 Annual General Meeting of Shareholders, please read the enclosed proxy materials and then promptly vote via the internet or telephone or, by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.
Thank you for your continued support and interest in Liberty Latin America Ltd.
Very truly yours,

Michael T. Fries
Executive Chairman
Liberty Latin America Ltd.
The Notice of Internet Availability of Proxy Materials relating to the Annual General Meeting is first being mailed on or about April 7, 2022, and the proxy materials relating to the Annual General Meeting will first be made available on or about the same date.

LIBERTY LATIN AMERICA LTD.
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be Held on May 17, 2022
NOTICE IS HEREBY GIVEN of the 2022 Annual General Meeting of Shareholders (the AGM) of Liberty Latin America Ltd. (Liberty Latin America) to be held at 11:00 a.m. Bermuda time (10:00 a.m. New York City time), on Tuesday, May 17, 2022, via a live audio-only webcast. In light of the COVID-19 pandemic, for the safety of all of our people, including our shareholders, we have determined that the Annual General Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. To participate in the Annual General Meeting virtually via the internet, please visit www.proxydocs.com/LILA. At the Annual General Meeting, our shareholders will consider and vote on the following proposals:
1.    A proposal (which we refer to as the director election proposal) to elect Miranda Curtis, Brendan Paddick and Daniel E. Sanchez to serve as Class II members of our board of directors until the 2025 Annual General Meeting of Shareholders or their earlier resignation or removal;
2.    A proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to authorize our board of directors, acting by the audit committee, to determine the independent auditors remuneration; and
3.    A proposal (which we refer to as the ESPP proposal) to approve the Liberty Latin America Employee Stock Purchase Plan.
You may also be asked to consider and vote on such other business as may properly come before the AGM.
All shareholders of Liberty Latin America are cordially invited to attend the AGM via the live audio-only webcast. Holders of record of our Class A common shares, par value $0.01 per share, and Class B common shares, par value $0.01 per share, in each case, issued and outstanding as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2022, the record date for the AGM, will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM. The holders of record of our Class C common shares, par value $0.01 per share, are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM.
We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.
Our board of directors has unanimously approved each proposal and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal and the ESPP proposal.

Votes may be cast in person at the AGM via the live audio-only webcast or by proxy prior to the AGM by telephone, via the internet or by mail.
YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the AGM.

By Order of the Board of Directors,

John M. Winter
Senior Vice President, Chief Legal Officer and Secretary
Denver, Colorado
April 4, 2022
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE AGM, PLEASE VOTE BY PROXY PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY CARD, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

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EQUITY COMPENSATION PLAN INFORMATION	81
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	82
SHAREHOLDER PROPOSALS	82
ADDITIONAL INFORMATION	82
APPENDIX A: Liberty Latin America Employee Stock Purchase Plan	A-1
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LIBERTY LATIN AMERICA LTD.
a Bermuda exempted company
Clarendon House, 2 Church Street,
Hamilton HM 11, Bermuda
(441) 295-5950 or (303) 925-6000

PROXY STATEMENT FOR THE

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2022 Annual General Meeting of Shareholders (the AGM) to be held at 11:00 a.m. Bermuda time (10:00 a.m. New York City time), via a live audio-only webcast on Tuesday, May 17, 2022, or at any adjournment or postponement of the AGM. At the AGM, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual General Meeting of Shareholders (the Meeting Notice). We are soliciting proxies from holders of record as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on March 22, 2022, of our Class A common shares, par value $0.01 per share (LILA), and Class B common shares, par value $0.01 per share (LILAB). The holders of our Class C common shares, par value $0.01 per share (LILAK, together with LILA and LILAB, our common shares), are not entitled to any voting powers, except as required by applicable law, and may not vote on the proposals to be presented at the AGM. This proxy statement is also being made available to holders of LILAK.
Under Bermuda law, holders of a company’s common shares are referred to as “members,” but for convenience, they are referred to in this proxy statement as “shareholders.” In this proxy statement, the terms “we,” “our,” “our company” and “us” refer, as the context requires, to Liberty Latin America Ltd. (Liberty Latin America) or collectively to Liberty Latin America and its subsidiaries.
Notice and Access of Proxy Materials
We have elected, in accordance with the Securities and Exchange Commission’s (the SEC) “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the e-proxy notice) to our shareholders and to post our proxy statement and our annual report to our shareholders (collectively, the proxy materials) electronically. The e-proxy notice is first being mailed to our shareholders on or about April 7, 2022. The proxy materials will first be made available to our shareholders on or about the same date.
The e-proxy notice instructs you how to access and review the proxy materials and how to submit your proxy via the internet or by telephone. The e-proxy notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.
Voting Matters and Board Recommendations
The board of directors of Liberty Latin America (the Board) has unanimously approved each proposal and recommends that the holders of shares of LILA and LILAB (together, the voting shares):
1.    Vote “FOR” the proposal (which we refer to as the director election proposal) to elect Miranda Curtis, Brendan Paddick and Daniel E. Sanchez to serve as Class II members of our board of directors until the 2025 Annual General Meeting of Shareholders or their earlier resignation or removal;
2.    Vote “FOR” the proposal (which we refer to as the auditors appointment proposal) to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration; and
3.    Vote “FOR” the proposal (which we refer to as the ESPP proposal) to approve the Liberty Latin America Employee Stock Purchase Plan.
The AGM may be adjourned to another date, time or place for proper purposes, including for the purpose of soliciting additional proxies to vote on proposals.

QUESTIONS AND ANSWERS ABOUT THE AGM AND VOTING
The questions and answers below highlight only selected information about the AGM and how to vote your shares. You should read carefully the entire proxy statement before voting.
When and where is the AGM?
The AGM will be held at 11:00 a.m. Bermuda time (10:00 a.m. New York City time), on May 17, 2022, via a live audio-only webcast. In light of the COVID-19 pandemic, for the safety of all of our people, including our shareholders, we have determined that the Annual General Meeting will be held in a virtual meeting format only, via the internet, with no physical in-person meeting. To participate in the Annual General Meeting virtually via the internet, please visit www.proxydocs.com/LILA.
Who may vote at the AGM and what is the record date for the AGM?
Holders of shares of LILA and LILAB, as recorded in our share register as of 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2022 (such date and time, the record date for the AGM), will be entitled to notice of the AGM and to vote at the AGM or any adjournment or postponement thereof (shareholders of record).
What is the purpose of the AGM?
At the AGM, you will be asked to consider and vote on each of the following:
1.    the director election proposal, to elect Miranda Curtis, Brendan Paddick and Daniel E. Sanchez to serve as Class II members of our board of directors until the 2025 Annual General Meeting of Shareholders or their earlier resignation or removal;
2.    the auditors appointment proposal, to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration; and
3.    the ESPP proposal, to approve the Liberty Latin America Employee Stock Purchase Plan.
You may also be asked to consider and vote on such other business as may properly come before the AGM, although we are not aware at this time of any other business that might come before the AGM.
What constitutes a quorum at the AGM?
In order to conduct the business of the AGM, a quorum must be present. A majority of the total voting power of the issued and outstanding shares entitled to vote at the AGM must be present or represented by proxy in order to constitute a quorum. For purposes of determining a quorum, your voting shares will be included as represented at the AGM even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of voting shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those voting shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those voting shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See —What are ‘broker non-votes’ and how are they treated? below.
What are the requirements to elect the directors and approve each of the other proposals?
Each director nominee who receives a plurality of the combined voting power of the voting shares present in person via the live audio-only webcast or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, will be elected to office.
Approval of each of the auditors appointment proposal and the ESPP proposal requires the affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person via the live audio-only webcast or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class.
If the auditors appointment proposal fails to receive the required affirmative vote of the majority of those present in person via the live audio-only webcast or proxy at the AGM solely by reason of broker non-votes or abstentions, the Board will nevertheless take note of the positive indication given by the receipt of an affirmative majority of the votes cast and proceed accordingly.
How does the Board recommend that I vote my shares?
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal and the ESPP proposal.
How many votes do shareholders of record have at the AGM?
At the AGM, shareholders of record of LILA will have one vote per share and shareholders of record of LILAB will have 10 votes per share, in each case, that our records show are owned as of the record date. As of the record date, an aggregate of 45,045,489 shares of LILA and 1,930,907 shares of LILAB were outstanding and entitled to vote at the AGM. There were, as of the record date, 10,814 and 24 shareholders of record of LILA and LILAB, respectively (which amounts do not include the number of shareholders whose shares were held of record by banks, brokers or other nominees, but include each such institution as one holder). Shares of LILAK are non-voting, except where otherwise required by applicable law and our Bye-laws.
What is the difference between a shareholder of record and a beneficial owner?
These terms describe how your common shares are held. If your common shares are registered directly in your name with Computershare, our transfer agent, you are a shareholder of record and the proxy materials are being sent directly to you by Liberty Latin America. If your common shares are held in the name of a broker, bank, or other nominee, you are a beneficial owner of the common shares held in street name and the proxy materials are being made available or forwarded to you by your broker, bank, or other nominee, who is treated as the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote your voting shares by following the instructions on the proxy card.
What do shareholders of record need to do to vote on the proposals?
Shareholders of record of our voting shares as of the record date may vote in person via the live audio-only webcast at the AGM, or by submitting a proxy vote by telephone, or through the internet prior to the AGM. Alternatively, if they received a paper proxy card, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for proxy voting by using the telephone or the internet prior to the AGM are printed on the e-proxy notice or proxy card. In order to vote through the internet, holders should have their e-proxy notices or proxy cards available, so they can input the required information from the e-proxy notice or the proxy card, and log onto the internet website address shown on the e-proxy notice or the proxy card. When holders log onto the internet website address, they will receive instructions on how to vote their voting shares. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting shareholder separately. Unless subsequently revoked, our voting shares represented by a proxy submitted as described herein and received at or before the AGM will be voted in accordance with the instructions on the proxy.
YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the AGM via the live audio-only webcast. You may change your vote at the AGM.
If you submit a properly executed proxy, by proxy card or by telephone or through the internet, without indicating any voting instructions as to a proposal enumerated in the Meeting Notice, the shares represented by the proxy, or voted by telephone or through the internet, will be voted “FOR” the election of each director nominee and “FOR” each of the auditors appointment proposal and the ESPP proposal.
If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the director election proposal and it will have the same effect as a vote “AGAINST” each of the auditors appointment proposal and the ESPP proposal.
If you do not submit a proxy or you do not vote in person via the live audio-only webcast at the AGM, your voting shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

What do beneficial owners need to do to vote on the proposals?
If you hold your voting shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your voting shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors appointment proposal. Accordingly, to ensure your voting shares held in street name are voted on these matters, we encourage you to promptly provide specific voting instructions to your broker, bank or other nominee.
What are “broker non-votes” and how are they treated?
A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the AGM, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes are counted as voting shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal and the ESPP proposal because each of these proposals requires an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person via the live audio-only webcast or by proxy at the AGM, and a non-vote is not counted as an affirmative vote.
You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LILA and LILAB or how to change your vote or revoke your proxy.
How do I vote any of my shares that are held in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Latin America 401(k) Savings Plan?
If you hold LILA shares through your account in the Liberty Puerto Rico 401(k) Savings Plan or the Liberty Latin America 401(k) Savings Plan, the trustees for the applicable plan are required to vote your LILA shares as you specify. To allow sufficient time for the trustees to vote your LILA shares, your voting instructions must be received by 6:00 p.m. Bermuda time (5:00 p.m. New York City time) on May 10, 2022. To vote such shares, please follow the instructions provided by the trustees for the applicable plan.
What if I respond and indicate that I am abstaining from voting?
A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of voting shares represented and entitled to vote at the AGM, will not be treated as votes cast at the AGM. Abstentions will have no effect on the election of each director nominee but will have the same effect as a vote “AGAINST” each of the auditors appointment proposal and the ESPP proposal because each of these proposals require an affirmative vote from a majority of the combined voting power of the issued and outstanding common shares that are present in person via the live audio-only webcast or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, and an abstention is not counted as an affirmative vote.
Can I change my vote?
Shareholders of record may change their vote any time before the polls close at the AGM, which can be done via the Internet or by telephone, or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Latin America Ltd., c/o Secretary 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States before the start of the AGM.
Your attendance at the AGM will not, by itself, revoke a prior vote or proxy from you.
If your voting shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.
Who may attend, and who may vote at, the AGM?
All shareholders of Liberty Latin America may attend the AGM. Please follow the instructions on the meeting website to speak and vote in person via the live audio-only webcast at the AGM. Only shareholders of record (holders of record of our voting shares as of the record date, 6:00 p.m. Bermuda time (5:00 p.m. New York City time), on March 22, 2022) are entitled to vote at the AGM or any adjournment or postponement thereof. Holders of LILAK shares will not be entitled to vote on any of the proposals.
If you are a shareholder of record of our voting shares, you have the right to attend, speak and vote in person via the live audio-only webcast at the AGM. Any corporation that is a shareholder of record may by written instrument authorize one or more persons to act as its representative(s) at the AGM and the person(s) so authorized shall (on production of a certified copy of such written instrument at the AGM) be entitled to exercise these same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Liberty Latin America. If you are a beneficial owner, you may also attend and speak at the AGM. You may not, however, vote your shares held in street name unless you obtain a “proxy” from your broker, bank or other nominee that holds the shares, which gives you the right to vote the shares at the AGM.
Notwithstanding the foregoing, we recommend that you vote by proxy in advance of the AGM even if you plan to attend the AGM (note that you may change your vote at the AGM) via the live audio-only webcast.
A list of shareholders entitled to vote at the AGM will be available during regular business hours at our office at 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, for review by our shareholders for any purpose germane to the AGM, for at least 10 days prior to the AGM.
How is Liberty Latin America soliciting proxies and who will pay the cost of soliciting proxies?
We are soliciting proxies by means of our proxy materials on behalf of the Board. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending the e-proxy notices and, if requested, paper proxy materials to you and getting your voting instructions. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $15,000, plus reasonable out of pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of common shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.
May I choose the method in which I receive future proxy materials?
Registered shareholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Shareholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by internet at www.proxyvote.com by following the prompts. Also, shareholders who hold shares through a broker, bank or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered shareholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at (877) 373-6374 (outside the United States +1 (781) 575-3100). Shareholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.
What is “householding”?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the proxy materials. This means that only one copy each of the proxy materials or e-proxy notice is being sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials or e-proxy notice to you if you call, email or mail our Investor Relations Department, +1 (303) 925-6000 or ir@lla.com or Liberty Latin America Ltd., Attention: Investor Relations Department, 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. If you prefer to receive separate copies of such documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above telephone number, email address or mailing address.
When will Liberty Latin America announce the voting results?
We will announce the preliminary voting results at the AGM. We will report the final results in a Current Report on Form 8-K that we will file with the SEC after the AGM.
What do I do if I have additional questions?
If you have any further questions about voting or attending the AGM, please call Liberty Latin America Investor Relations at +1 (303) 925-6000 or contact Innisfree M&A Incorporated, who is acting as proxy solicitation agent for the AGM, at +1 (877) 750-8312. Banks and brokers may call collect at +1 (212) 750-5833.

CORPORATE GOVERNANCE
Code of Conduct and Code of Ethics
We have adopted a code of conduct that applies to all of our employees, directors and officers. In addition, we have adopted a code of ethics for our senior executive officers and senior financial officers, which constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. Both codes are available on our website at www.lla.com.
Director Independence
It is our policy that a majority of the members of the Board be independent of our management. For a director to be deemed independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with our company other than in his or her capacity as a board member. To assist the Board in determining which of our directors qualify as independent for purposes of Nasdaq rules, as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of the Board follows Nasdaq’s corporate governance rules on the criteria for director independence.
Board Composition
As described below under Proposal 1—The Director Election Proposal, the Board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, technology, venture capital, private equity, law, tax, real estate, finance, auditing, engineering and Latin American and Caribbean businesses. For more information on our policies with respect to board candidates, see Board and Committees of the Board—Committees of the Board—Nominating and Corporate Governance Committee.
Board Leadership Structure
The Board has separated the positions of Executive Chairman and Chief Executive Officer (principal executive officer). Michael T. Fries holds the position of Executive Chairman, leads the Board and board meetings and provides strategic guidance to our Chief Executive Officer. Balan Nair, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists the Board in fulfilling its duties.
Board Role in Risk Oversight
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks, risks relating to potential conflicts of interest, cybersecurity and information security risks, and our overall enterprise risk management program. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the Board. These committees then provide reports periodically to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks, including cybersecurity and information security risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

EXECUTIVE OFFICERS
The following lists the executive officers of our company (other than Michael T. Fries and Balan Nair, Executive Chairman and our President and Chief Executive Officer (CEO), respectively, who also serve as directors of our company and who are listed under Proposal 1—The Director Election Proposal), their ages and a description of their business experience, including positions held with our company.

Name	Positions
Rocio Lorenzo Age: 46
Ms. Lorenzo has served as the Chief Customer Officer (CCO) and a Senior Vice President of our company since July 2021. In this capacity, she is responsible for our customers’ experience and life time value and leads our customer teams, including Digital, Customer Operations and Commercial Programming. Prior to joining Liberty Latin America, Ms. Lorenzo was a Managing Director and Senior Partner of Boston Consulting Group from March 2007 to July 2021 where she led its telecommunications practice and advised leading telecommunications companies on commercial, digital and business transformation.

Christopher Noyes Age: 51
Mr. Noyes has served as the Chief Financial Officer and a Senior Vice President of our company since December 2017. In this capacity, he is responsible for Liberty Latin America’s finance and treasury operations, including commercial finance, tax and financial planning, accounting and external reporting matters, investor relations and strategic oversight for the financial performance of the company and its operations. Mr. Noyes became the Chief Financial Officer for Liberty Global plc’s (Liberty Global) Latin America operations in September 2014, which became the LiLAC Group of Liberty Global in July 2015. Prior to this, Mr. Noyes held multiple senior management positions with Liberty Global, including Managing Director, Investor Relations and Business Analysis. Mr. Noyes joined Liberty Global in June 2005 as Vice President, Investor Relations. Prior to joining Liberty Global, Mr. Noyes was an investment banker at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette for over five years collectively.

John M. Winter Age: 49	Mr. Winter has served as the Chief Legal Officer, Secretary and a Senior Vice President of the company since December 2017. In this capacity, he is responsible for oversight of all legal matters affecting Liberty Latin America and risk management within the company, including legal support for corporate governance, financial reporting, litigation, mergers and acquisitions, and commercial contracts, regulatory and general compliance. Prior to December 2017, Mr. Winter was a Managing Director, Legal for Liberty Global where he was responsible for various legal matters, including legal support for financial reporting, mergers and acquisitions, compliance and governance. Mr. Winter joined Liberty Global as a Vice President, Legal in July 2013. Prior to joining Liberty Global, Mr. Winter was with the law firm Baker Botts L.L.P. for more than five years, and most recently as a partner in the corporate department, specializing in public and private acquisitions, financings and financial reporting.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of our current executive officers or directors, by blood, marriage or adoption.

BOARD AND COMMITTEES OF THE BOARD
Board and Committees of the Board
Committee Membership

	Audit	Compensation	Nominating & Corporate Governance	Executive Committee
Charles H.R. Bracken
Miranda Curtis	●	Chair	●
Alfonso de Angoitia Noriega	●
Michael T. Fries				●
Paul A. Gould	Chair	●	●
Balan Nair				●
Brendan Paddick	●
Daniel E. Sanchez			Chair
Eric L. Zinterhofer		●
Board and Committee Meetings
During 2021, we had eight meetings of our full Board, five meetings of our audit committee, three meetings of our compensation committee, two meetings of our nominating and corporate governance committee, and five meetings of our executive committee. Each director attended, either in person or telephonically, at least 75% of the total number of meetings of our Board and each committee on which he or she served. Our Board encourages all members to attend each annual general meeting of our shareholders. For our 2021 AGM, all nine of our board members attended virtually, as the AGM was a virtual meeting given the COVID-19 pandemic.
Executive Committee
The Board has established an executive committee, whose members are Michael T. Fries and Balan Nair. Subject to the limitations of Bermuda law, the executive committee may exercise all the powers and authority of the Board in the management of our business and affairs, including, but not limited to, the power and authority to issue any class of our shares.
Compensation Committee
The Board has established a compensation committee, whose chairman is Miranda Curtis and whose other members are Paul A. Gould and Eric L. Zinterhofer. See Corporate Governance—Director Independence above.
The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO and our other executive officers. The compensation committee may also make recommendations to the Board with respect to our incentive compensation plans and equity based plans, and will administer such plans, with authority to make and modify grants under, and to approve or disapprove participation in, such plans. For a description of our current processes and policies for consideration and determination of executive compensation, including the role of our CEO and outside consultants in determining or recommending amounts and/or forms of compensation, see Executive Officers and Directors Compensation—Compensation Discussion and Analysis.
The Board has adopted a written charter for the compensation committee, which is available on our website at www.lla.com.
Compensation Committee Interlocks and Insider Participation
In 2021, the compensation committee of our Board consisted of Miranda Curtis, Paul A. Gould and Eric L. Zinterhofer during the entirety of the year. No member of our compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

Nominating and Corporate Governance Committee
The Board has established a nominating and corporate governance committee, whose chairman is Daniel E. Sanchez and whose other members are Miranda Curtis and Paul A. Gould. See Corporate Governance—Director Independence above.
The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by the Board from time to time, identifies director nominees for upcoming annual general meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of the Board and management.
The nominating and corporate governance committee will consider candidates for director recommended by any shareholder, provided that such recommendations are properly submitted. Eligible shareholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Latin America Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Shareholder recommendations must be made in accordance with our Bye-Laws, as discussed under Shareholder Proposals in this proxy statement, and contain the following information:
•    the name and address of the proposing shareholder and the beneficial owner, if any, on whose behalf the nomination is being made, as they appear on our share register, and documentation indicating the class or series and number of our common shares owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing shareholder is recommending a candidate for nomination as a director;
•    the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;
•    a statement detailing any relationship, arrangement or understanding between the proposing shareholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing shareholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing shareholder(s) or beneficial owner (each a Proposing Person);
•    a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board;
•    any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director;
•    a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;
•    a representation by each Proposing Person who is a holder of record of our common shares as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual general meeting of shareholders and intends to appear in person or by proxy at the annual general meeting of shareholders at which the person named in such notice is to stand for election;
•    a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;
•    a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Shareholder Associated Person) (including the details of such assistance, funding or consideration); and
•    a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the Proposing Person or any Shareholder Associated Person,

the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Shareholder Associated Person.
In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing shareholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.
To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity and values and judgment and should be committed to the long-term interests of our shareholders and our company. When evaluating a potential director nominee, including one recommended by a shareholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:
•    independence from management;
•    his or her unique background, including education, financial, industry, regional and business experience and expertise, relevant skill sets and diversity of race, ethnicity, gender and sexual orientation;
•    understanding of our business and the markets in which we operate;
•    judgment, skill, integrity and reputation;
•    existing commitments to other businesses as a director, executive or owner;
•    personal conflicts of interest, if any; and
•    the size and composition of our existing Board, including whether the potential director nominee would positively impact the composition of the Board by bringing a new perspective or viewpoint to the Board.
The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.
The Board and the nominating and corporate governance committee believe that it is important that our Board members represent diverse viewpoints. In December 2021, the Board and the nominating and corporate governance committee affirmed their commitment to diversity when the Board amended our corporate governance guidelines and the committee’s charter to provide that the nominating and corporate governance committee will consider diversity of race, ethnicity, gender and sexual orientation when evaluating nominees for the Board. We believe the composition of our Board, as reflected in the table below, further demonstrates our commitment to board diversity.

Board Diversity Matrix (as of 12/31/2021)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	1	8
Part II: Demographic Background
Asian		1
Hispanic or Latinx		1
White		4
Did Not Disclose Demographic Background	3
When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, shareholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the Board, it may recommend to the full Board that candidate’s appointment or election.
Prior to nominating an incumbent director for re-election at an annual general meeting of shareholders, the nominating and corporate governance committee will consider, the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is a member.
The members of our nominating and corporate governance committee have determined that Ms. Curtis and Messrs. Paddick and Sanchez, who are nominated for election at the AGM, continue to be qualified to serve as directors of our company and such nominations were approved by the entire Board.
The Board has adopted a written charter for the nominating and corporate governance committee. The charter is available on our website at www.lla.com.
Audit Committee
The Board has established an audit committee, whose chairman is Paul A. Gould and whose other members are Miranda Curtis, Alfonso de Angoitia Noriega, and Brendan Paddick. See Corporate Governance—Director Independence above.
The Board has determined that each member of the audit committee qualifies as an “audit committee financial expert” under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:
•    overseeing our management’s processes and activities relating to (i) maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements, (ii) the independent auditor’s qualifications and independence, (iii) the performance of our internal audit function and independent auditor and (iv) compliance with applicable laws and stock exchange rules;
•    the recommendation to our shareholders of the appointment, retention, termination and compensation of the independent auditor;
•    oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services;
•    reviewing and preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent auditor, subject to a de minimus exception for non-audit services;
•    reviewing any matters identified as critical audit matters by the independent auditor; and
•    preparing a report for our annual proxy statement.
The Board has adopted a written charter for the audit committee, which is available on our website at www.lla.com.
Audit Committee Report
The audit committee reviews our financial reporting process on behalf of the Board. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of our internal control over financial reporting.
Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.
Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 (the 2021 Form 10-K), which was filed on February 23, 2022 with the SEC.

Submitted by the Members of the Audit Committee
Paul A. Gould (chairman)
Miranda Curtis
Brendan Paddick
Alfonso de Angoitia Noriega
Other
The Board, by resolution, may from time to time establish other committees of the Board, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of the Board, subject to applicable law.
Shareholder Communication with Directors
Our shareholders may send communications to the Board or to individual directors by mail addressed to the Board or to an individual director c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. All such communications from our shareholders will be forwarded to our directors on a timely basis.
Executive Sessions
Under the Nasdaq’s corporate governance rules, the independent directors are required to meet in regularly scheduled executive sessions, without management participation. In 2021, the independent directors had two such executive sessions. Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Latin America Ltd., c/o Liberty Latin America Ltd., 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States. The current independent directors of our company are Charles H.R. Bracken, Miranda Curtis, Alfonso de Angoitia Noriega, Paul A. Gould, Brendan Paddick, Daniel E. Sanchez and Eric L. Zinterhofer.
Involvement in Certain Proceedings
During the past 10 years, none of our directors or executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners
The following table sets forth information concerning our common shares beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of LILA and LILAB, which are our company’s voting securities. Beneficial ownership of our LILAK shares is set forth below only to the extent known by us or ascertainable from public filings. All of the information reported in the table below is based on publicly available filings.
The security ownership information is given as of February 28, 2022, and, in the case of percentage ownership information, is based upon (1) 43,934,849 shares of LILA, (2) 1,930,907 shares of LILAB and (3) 181,428,426 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after February 28, 2022 upon exercise of options, vesting of restricted share units (RSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of LILAB, though convertible on a one-for-one basis into shares of LILA, is reported as beneficial ownership of shares of LILAB, and not as beneficial ownership of shares of LILA, but the voting power of shares of LILA and LILAB has been aggregated.
So far as is known to us, the persons or entities indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
John C. Malone	LILA	1,936,055	(1)(3)(4)	4.4	27.3
c/o Liberty Latin America Ltd.	LILAB	1,535,757	(2)(5)	79.5
Clarendon House, 2 Church Street	LILAK	9,298,551	(1)(3)(4)(5)	5.1
Hamilton HM 11, Bermuda

Michael T. Fries	LILA	252,374	(6)	*	3.2
c/o Liberty Latin America Ltd.	LILAB	175,867	(6)	9.1
Clarendon House, 2 Church Street	LILAK	476,608	(6)	*
Hamilton HM 11, Bermuda

BlackRock, Inc.	LILA	3,034,597	(7)	6.9	4.6
55 East 52nd Street	LILAK	10,275,435	(7)	5.7
New York, NY 10055

Genesis Investment Management, LLP	LILA	3,080,066	(8)	7.0	3.8
21 Grosvenor Place	LILAK	14,833,620	(9)	8.2
London
England
SW1X 7HU

Ashe Capital Management, LP	LILA	4,621,088	(10)	10.5	7.3
530 Sylvan Ave., Suite 101	LILAK	12,396,561	(10)	6.8

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Englewood Cliffs, New Jersey
07632

Berkshire Hathaway, Inc.	LILA	2,630,792	(11)	6.0	4.2
3555 Farnam Street
Omaha, NE 68131
*Less than one percent.
(1)Includes 15,019 LILA shares and 31,412 LILAK shares that are subject to options, reported on a gross basis, which were exercisable as of, or will be exercisable within, 60 days of February 28, 2022.
(2)Based on information available to our company and the Schedule 13D of Mr. Malone filed with the SEC on January 8, 2018 (the Malone Schedule 13D). As disclosed in the Malone Schedule 13D, Mr. Fries, Mr. Malone and the Malone Trust (as defined below) entered into a letter agreement dated as of December 29, 2017 (the Letter Agreement) pursuant to which, under certain circumstances, Mr. Fries would have certain rights with respect to LILAB shares owned by a trust with respect to which Mr. Malone is a co-trustee and, with his wife, retains a unitrust interest (the Malone Trust). Pursuant to the terms of the Letter Agreement, for so long as Mr. Fries is employed as a principal executive officer of Liberty Latin America, (a) in the event the Malone Trust or any Permitted Transferee (as defined in the Letter Agreement) is not voting the LILAB shares owned by the Malone Trust, Mr. Fries will have the right to vote such LILAB shares and (b) in the event the Malone Trust or any Permitted Transferee determines to sell such LILAB shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any Permitted Transferee subsequently intends to enter into a sale transaction with a third-party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third-party.
(3)Includes 29,641 LILA shares and 200,590 LILAK shares held by Mr. Malone's spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(4)Includes 859,555 LILA shares and 2,823,461 LILAK shares held by Columbus Holdings LLC, in which Mr. Malone has a controlling interest.
(5)Includes 19,249 LILAB shares and 5,179 LILAK shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also includes 1,516,508 LILAB shares and 2,011,791 LILAK shares held by the Malone Trust.
(6)Information with respect to our common shares beneficially owned by Mr. Fries, our Executive Chairman, is also set forth in —Security Ownership of Management.
(7)Based on two separate filings, each an Amendment No. 3 to Schedule 13G for the year ended December 31, 2021 and filed with the SEC on February 3, 2022, by BlackRock, Inc. The filings reflect that BlackRock, Inc. has sole voting power over 2,921,493 LILA shares and 10,016,947 LILAK shares and sole dispositive power over 3,034,597 LILA shares and 10,275,435 LILAK shares. All shares covered by such filings are held by BlackRock, Inc. and/or its subsidiaries.
(8)Based on the Amendment No. 3 to Schedule 13G for the year ended December 31, 2021, filed with the SEC on January 20, 2022, by Genesis Investment Management, LLP (GIM). GIM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The filing reflects that GIM has sole voting power over 2,378,467 LILA shares and sole dispositive power over 3,080,066 LILA shares.
(9) Based on the Schedule 13G for the year ended December 31, 2020, filed with the SEC on January 26, 2021, by GIM. GIM is an investment advisor to institutional investors and in-house pooled funds for institutional advisors. The filing reflects that GIM has sole voting power over 9,364,642 LILAK shares and sole dispositive power over 14,833,620 LILAK shares.
(10) Based on two separate filings, each an Amendment No. 2 to Schedule 13G for the year ended December 31, 2020 and filed with the SEC on February 12, 2021 by Ashe Capital Management, LP (Ashe). Ashe is a registered investment advisor which holds LILA and LILAK shares in funds under its management and control, and in such capacity has voting and investment power over such securities. The principals of Ashe are William C. Crowley, William R. Harker and Stephen M. Blass. The filings reflect that Ashe has sole voting power and sole dispositive power over 4,621,088 LILA shares and 12,396,561 LILAK shares, respectively.
(11) Based on the Schedule 13G for the year ended December 31, 2020, filed with the SEC on February 16, 2021, by Warren E. Buffett on behalf of himself and Berkshire Hathaway Inc. (Berkshire), as well as on behalf of the following for the respective number of LILA shares indicated: National Indemnity Company (1,625,185), GEICO Corporation (1,625,185), Government Employees Insurance Company (1,517,798), GEICO Indemnity Company (107,387), BNSF Master Retirement Trust (368,829), Scott Fetzer Collective Investment Trust (54,907) and Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust (581,871). Mr. Buffett (who may be deemed to control Berkshire), Berkshire and GEICO Corporation are each a parent holding company. National Indemnity Company, Government Employees Insurance Company and GEICO Indemnity Company are each an insurance company and the remaining reporting persons are each an employee benefit plan. Mr. Buffett, Berkshire and the other reporting persons share voting and dispositive power over the shares listed in the table.
Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership by each of our directors and named executive officers as described below, and by all of our directors and executive officers as a group, of our common shares.
The security ownership information is given as of February 28, 2022, and, in the case of percentage ownership information, is based upon (1) 43,934,849 shares of LILA, (2) 1,930,907 shares of LILAB and (3) 181,428,426 shares of LILAK, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all classes of our common shares. LILAK shares are, however, non-voting and, therefore, in the case of percentage voting power, are not included.
Our common shares that are issuable on or within 60 days after February 28, 2022, upon exercise of options, vesting of RSUs and performance share units (PSUs), conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs, PSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. Because the exercise prices of our directors’ and executive officers’ share appreciation rights (SARs) were below the closing prices of our common shares on February 28, 2022, their SARs are excluded from the table below. For purposes of the following presentation, beneficial ownership of LILAB, though convertible on a one-for-one basis into LILA, is reported as beneficial ownership of LILAB, and not as beneficial ownership of LILA, but the voting power of LILA and LILAB has been aggregated.
So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the common shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the Liberty Latin America 401(k) Savings Plan as of February 28, 2022, for their respective accounts.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Michael T. Fries	LILA	252,374	(1)(2)	*	3.2
Executive Chairman	LILAB	175,867	(3)	9.1
	LILAK	476,608	(1)(2)	*

Alfonso de Angoitia Noriega	LILA	18,136	(2)(4)	*	*
Director	LILAB	—		—
	LILAK	43,843	(2)(4)	*

Charles H.R. Bracken	LILA	17,177	(2)	*	*
Director	LILAB	—		—
	LILAK	45,112	(2)	*

Miranda Curtis	LILA	15,944	(2)(5)	*	*
Director	LILAB	—		—
	LILAK	37,399	(2)(5)	*

Paul A. Gould	LILA	137,831	(2)(4)(5)	*	*
Director	LILAB	8,987		*
	LILAK	307,300	(2)(4)(5)	*

Balan Nair	LILA	562,838	(2)	1.3	*
President, Chief Executive Officer & Director	LILAB	—		—
	LILAK	1,188,715	(2)(6)(7)	*

Brendan Paddick	LILA	615,764	(2)(4)	1.4	*
Director	LILAB	—		—
	LILAK	1,845,684	(2)(4)	1.0

Daniel E. Sanchez	LILA	8,659	(2)	*	*
Director	LILAB	—		—
	LILAK	14,952	(2)	*

Eric L. Zinterhofer	LILA	21,199	(2)(4)(8)	*	*
Director	LILAB	—		—
	LILAK	14,245,636	(2)(4)(8)	7.9

Christopher Noyes	LILA	192,631	(2)(7)	*	*
Senior Vice President, Chief Financial Officer	LILAB	—		—
	LILAK	363,819	(2)(6)(7)	*

Rocio Lorenzo	LILA	19,433	(2)	*	*
Senior Vice President, Chief Customer Officer	LILAB	—		—
	LILAK	38,867	(2)	*

John M. Winter	LILA	100,751	(2)	*	*
Senior Vice President, Chief Legal Officer & Secretary	LILAB	—		—
	LILAK	242,611	(2)(6)(7)(9)	*

Betzalel Kenigsztein	LILA	89,559	(2)	*	*
General Manager of Cable & Wireless Panama and Former Senior Vice President & Chief Operating Officer	LILAB	—		—
	LILAK	212,359	(2)(6)	*

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Vivek Khemka	LILA	96,050	(2)	*	*
General Manager of VTR and Former Senior Vice President & Chief Technology and Product Officer	LILAB	—		—
	LILAK	225,651	(2)(5)	*

All directors and executive officers as a group (12 persons)	LILA	1,962,737	(1)(2)(4)(5)(7)(8)	4.4	6.0
	LILAB	184,854	(3)	9.6
	LILAK	18,850,546	(1)(2)(4)(5)(6)(7) (8)(9)	10.4

*    Less than one percent
(1)    Includes 12,111 LILA shares and 82,030 LILAK shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Fries’ children. Mr. Fries has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Fries disclaims beneficial ownership with respect to these shares.
(2)    Includes our named executive officers’ PSUs and shares issued in payment of our 2021 annual performance bonus program that, in each case, had been certified as earned by our compensation committee and our directors’ and named executive officers’ RSUs that will be settled in our common shares within 60 days of February 28, 2022, as follows:

Owner	LILA	LILAK
Michael T. Fries	11,358	22,716
Alfonso de Angoitia Noriega	538	1,076
Charles H.R. Bracken	3,587	7,174
Miranda Curtis	3,587	7,174
Paul A. Gould	3,587	7,174
Balan Nair	195,022	396,023
Brendan Paddick	3,587	7,174
Daniel Sanchez	3,587	7,174
Eric L. Zinterhofer	3,587	7,174
Christopher Noyes	54,572	110,523
Rocio Lorenzo	19,433	38,866
John M. Winter	44,147	89,442
Betzalel Kenigsztein	63,892	129,163
Vivek Khemka	67,275	135,929
(3)    Information with respect to the Letter Agreement is set forth in Security Ownership of Certain Beneficial Owners.
(4)     Includes shares that the following directors have chosen to receive in lieu of their cash retainer for the quarter ended March 31, 2022:

Owner	LILA	LILAK
Alfonso de Angoitia Noriega	952	1,094
Paul A. Gould	168	336
Brendan Paddick	952	1,094
Eric L. Zinterhofer	952	1,094

(5)    Includes shares that are subject to options which were exercisable as of, or will be exercisable within, 60 days of February 28, 2022, as follows:

Owner	LILA	LILAK
Miranda Curtis	3,012	6,382
Paul A. Gould	3,012	6,382
(6)    Includes shares held in the Liberty Latin America 401(k) Savings Plan, as follows:

Owner	LILA	LILAK
Balan Nair	—	6,340
Christopher Noyes	—	6,484
John M. Winter	—	6,482
Betzalel Kenigsztein	—	3,326
Vivek Khemka	—	5,415
(7)    Includes shares held by each individual in an IRA, as follows:

Owner	LILA	LILAK
Balan Nair	—	1,139
Christopher Noyes	20,000	753
John M. Winter	—	176
(8)    Includes 1 share held by Mr. Zinterhofer, 12,068,289 LILAK shares held by Searchlight Leo, LP; 135,314 LILAK shares held by Searchlight Opportunities Fund, LP; 41,506 LILAK shares held by Searchlight Capital Partners, LP; 1,991,448 LILAK shares held by Searchlight Leo Coinvest Partners, LP; and 16,660 LILA shares held by Searchlight Capital Partners, LP. 12,068,289 of the LILAK shares have been pledged to UBS AG, London Branch. By reason of the provisions of Rule 16a-1, Mr. Zinterhofer may be deemed to be the beneficial owner of the securities beneficially owned by these Searchlight affiliates. Mr. Zinterhofer does not alone have dispositive or voting power with respect to any securities owned, directly or indirectly, by these Searchlight affiliates. Mr. Zinterhofer hereby disclaims beneficial ownership of all securities, except to the extent of any indirect pecuniary interest therein and this report shall not be deemed an admission that Mr. Zinterhofer is the beneficial owner of the securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or for any other purpose.

(9)    Includes 37,705 LILAK shares issuable to Mr. Winter on March 31, 2022 pursuant to his June 2020 election under our deferred compensation plan to defer payment of his 2020 bonus earned, which was estimated based on the amount in his deferral account and the closing price of LILAK shares, in each case, as of March 31, 2022.
Change in Control
We know of no arrangements, including any pledge by any person of its securities, the operation of which may at a subsequent date result in a change in control of our company.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.
Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms filed with the SEC with respect to our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, with respect to the year ended December 31, 2021, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were met, except that one Form 4 to report the annual grant of RSUs to Mr. Fries and the annual grant of RSUs and SARs to each of Messrs. Nair, Noyes, Winter and Brian Zook, our chief accounting officer, was filed late due to an inadvertent administrative oversight.

PROPOSAL 1—THE DIRECTOR ELECTION PROPOSAL
The Board
The Board currently consists of nine directors, divided among three classes. Our Class I directors, whose terms will expire at the AGM, are Miranda Curtis, Brendan Paddick and Daniel E. Sanchez. These directors are nominated for election to the Board to continue to serve as Class II directors, and we have been informed that each of them is willing to serve as a director of our company. The term of the Class II directors who are elected at the AGM will expire at the Annual General Meeting of our shareholders in the year 2025. Our Class I directors, whose terms will expire at the Annual General Meeting of our shareholders in the year 2024, are Charles H.R. Bracken, Balan Nair and Eric L. Zinterhofer. Our Class III directors, whose term will expire at the Annual General Meeting of our shareholders in the year 2023, are Michael T. Fries, Alfonso de Angoitia Noriega and Paul A. Gould.
If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the AGM, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the Board.
The following lists the three nominees for election as a director at the AGM and the six directors of our company whose term of office will continue after the AGM, and includes, as to each person, how long such person has been a director of our company, such person’s professional background, other public company directorships, other positions and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of the Board. The number of our common shares beneficially owned by each director is set forth in this proxy statement under the caption Security Ownership of Certain Beneficial Owners and Management.
Vote and Recommendation
A plurality of the combined voting power of the voting shares present in person via the live audio-only webcast or represented by proxy at the AGM and entitled to vote on the election of directors at the AGM, voting together as a single class, is required to elect Ms. Curtis and Messrs. Paddick and Sanchez as Class II members of the Board.
The Board unanimously recommends a vote “FOR” the election of each nominee to the Board.

Nominees for Election of Directors
Directors Whose Term Expires in 2022
Miranda Curtis Age: 66
A director of our company.
Professional Background: Ms. Curtis has served as a director of our company since December 2017. She has over 30 years of experience in the international media and telecommunications industry, starting with the international distribution of programming for the BBC before moving to the cable industry. Her most recent positions were as an executive officer of Liberty Global’s predecessor, Liberty Global Inc., and its predecessor where she oversaw cable and programming investments in Europe and Asia. In particular, she was responsible for the negotiation, oversight and management of a joint venture with Sumitomo Corporation that led to the formation of Jupiter Telecommunications Co. Ltd (J:COM), the largest multiple cable system operator in Japan, and Jupiter TV Co., Ltd., a leading provider of content services to the Japanese cable and satellite industries, as well as other content ventures in Europe and Asia. In early 2010, Ms. Curtis retired from her officer position with Liberty Global following Liberty Global’s sale of substantially all of its Japanese interests.
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2010); Marks & Spencer plc (February 2012 to January 2018); and Sunrise Communications Group AG (since November 2020), a subsidiary of Liberty Global.
Other Positions: Foreign and Commonwealth Office (U.K.) (Lead Independent Director 2017 to July 2020). In October 2020, appointed as a Companion of the Most Distinguished Order of Saint Michael and Saint George for services to gender equality globally.
Board Membership Qualifications: Ms. Curtis’ significant business and executive background in the media and telecommunication industries and her particular knowledge of, and experience with all aspects of international cable television operations and content distribution contributes to the Board’s consideration of operational developments and strategies and strengthens the Board’s collective qualifications, skills and attributes.

Nominees for Election of Directors
Brendan Paddick Age: 58
A director of our company.
Professional Background: Mr. Paddick has served as a director of our company since December 2017. He is the founder of Columbus International Inc. (Columbus) and served as its Chief Executive Officer from 2004 until its merger with Cable & Wireless Communications plc in March 2015. The combined company was later sold to Liberty Global in May 2016. At the time, Columbus provided digital video, broadband internet, IP voice, wholesale capacity and IP services, as well as cloud-based corporate data solutions and data center hosting throughout 42 countries in the greater Caribbean, Central American and Andean region. Prior to Columbus, Mr. Paddick served from April 1992 to August 2004 as President and Chief Executive officer of Persona Communications Inc., which provided video, internet, data and telephony services to residential and commercial customers across Canada and The Bahamas.
Other Public Company Directorships: MDA Space Inc. (since April 2020); Clearwater Seafoods Incorporated (from 2006 to January 2021); and Cable & Wireless Communications Plc (March 2015 to May 2016).
Other Positions: Bahamas Telecommunications Company; Nalcor Energy (Chair since December 2016); Churchill Falls (Labrador) Corporation (Chair since 2016); and Honorary Consul for Canada to The Bahamas.
Board Membership Qualifications: Mr. Paddick has extensive experience in the cable telecommunications industry and his capital market experience contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, and strengthens the Board’s collective qualifications, skills and attributes. Mr. Paddick also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Daniel E. Sanchez Age: 59
A director of our company.
Professional Background: Mr. Sanchez has served as a director of our company since December 2019. Mr. Sanchez was engaged in the private practice of law for approximately three decades, representing individual and business clients in a variety of non-litigation areas. He is a candidate for the Development Committee of the Smithsonian Museum of the American Latino and is active in Latinos for Education, which connects diverse leaders to the education sector to create equity and opportunity for Latino youth. In 2012, Mr. Sanchez earned his master’s degree in tax law (LL.M.), and subsequently focused his practice on the area of tax planning. Mr. Sanchez retired from the practice of law in 2020.
Other Public Company Directorships: Liberty Global (since March 2022); Discovery, Inc. (since May 2017); Lions Gate Entertainment Corp. (from September 2018 to May 2021); and Starz (from January 2013 until December 2016).
Other Positions: MediaBloq (Advisory Board) and MM Blockchain Advisory Services (Advisory Board).
Board Membership Qualifications: Mr. Sanchez brings a unique legal perspective to our Board stemming from his participation on other boards of directors. Mr. Sanchez’s perspective and expertise assists the Board in developing strategies that take into consideration a wide range of industrial issues.

Directors Whose Term Expires in 2023
Michael T. Fries Age: 59
Executive Chairman of our company.
Professional Background: Mr. Fries has served as Executive Chairman of our company since December 2017. He has over 30 years of experience in the cable and media industry. He is the Chief Executive Officer and President of Liberty Global, a position he has held since 2005, and is the Vice Chairman of the Liberty Global board. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, video and mobile communications. Liberty Global delivers next-generation products through advanced fiber and 5G networks that connect over 85 million subscribers across Europe and the UK. Liberty Global’s joint ventures in the UK and The Netherlands generate combined annual revenue of over $19 billion, while its remaining operations generate consolidated revenue of more than $7.5 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Additionally, Liberty Global's investment arm includes a portfolio of more than 75 companies and funds across content, technology and infrastructure, including strategic stakes in companies like ITV, Univision, Plume, Lions Gate and the Formula E racing series.
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Lions Gate Entertainment Corp. (since November 2015); Grupo Televisa S.A.B. (since April 2015); and Sunrise Communications Group AG (since November 2020), a subsidiary of Liberty Global.
Other Positions: Cablelabs® — Board Member; The Paley Center for Media — Trustee; and World Economic Forum — Digital Communications Governor & Steering Committee Member.
Board Membership Qualifications: Mr. Fries’ significant executive experience building and managing converged video, broadband, mobile and entertainment platforms, in-depth knowledge of all aspects of operating a global business and his responsibility for setting the strategic, financial and operational direction for an international company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes. Throughout his career, Mr. Fries has received several recognitions, including EY Entrepreneur of the Year in Media, Entertainment and Telecommunications, Industry Leader of the Year by Digital TV Europe, and inductions into the Broadcasting & Cable Hall of Fame and the Cable Hall of Fame.

Paul A. Gould Age: 76
A director of our company.
Professional Background: Mr. Gould has served as a director of our company since December 2017. He has over 40 years of experience in the investment banking industry. He is a managing director of Allen & Company, LLC (Allen & Company), a position that he has held for more than the last five years, and is a senior member of Allen & Company’s mergers and acquisitions advisory practice. In that capacity, he has served as a financial advisor to many Fortune 500 companies, principally in the media and entertainment industries. Mr. Gould joined Allen & Company in 1972. In 1975, he established Allen Investment Management, which manages capital for endowments, pension funds and family offices.
Other Public Company Directorships: Liberty Global plc & predecessor (since June 2005); Ampco-Pittsburgh Corp. (March 2002 to May 2018); Discovery, Inc. (formerly Discovery Communications Inc.) (since September 2008); and Radius Global Infrastructure, Inc. (since February 2020).
Other Positions:  Cornell University (Trustee Emeriti); Weill Cornell Medical College (Fellow); and Wildlife Conservation Society (Trustee).
Board Membership Qualifications: Mr. Gould’s extensive background in investment banking and as a public company board member and his particular knowledge and experience as a financial advisor for mergers and acquisitions and in accounting, finance and capital markets contributes to the Board’s evaluation of acquisition, divestiture and financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other public company board practices and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2023

Alfonso de Angoitia Noriega Age: 60
A director of our company.
Professional Background: Mr. de Angoitia has served as a director of our company since December 2017. He is an experienced business executive with over 15 years in the telecommunications industry. He has been an Executive Vice President of Grupo Televisa, S.A.B (Televisa) since May 2000 and also serves as a member of its Executive Office of the Chairman. In January 2018, he became a co-Chief Executive Officer of Televisa. From 1999 to 2003, Mr. de Angoitia served as the Chief Financial Officer of Televisa. Televisa is a leading media company in the Spanish-speaking world and a cable operator, as well as a direct-to-home satellite pay television operator in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 50 countries through 26 pay-tv brands, and television networks, cable operators and over-the-top or “OTT” services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. Prior to joining Televisa, Mr. de Angoitia was a founding partner of the law firm Mijares, Angoitia, Cortés y Fuentes, S.C.
Other Public Company Directorships: Grupo Televisa S.A.B. (since April 1997); Empresas Cablevision, S.A.B. de C.V. (since August 1999); and Fomento Económico Mexicano, S.A.B de C.V (since 2015).
Other Positions: Univision Communications Inc. (director since December 2010); and Grupo Financiero Banorte, S.A.B. de C.V. (director since April 2015).
Board Membership Qualifications: Mr. de Angoitia’s significant executive experience building and managing distribution and programming businesses in the Spanish-speaking world, plus his in-depth knowledge of all aspects of operating a telecommunications company and his responsibility for setting the strategic, financial and operational direction for such company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes. Mr. de Angoitia also brings to the Board his knowledge of issues involving Latin America and the Caribbean where most of our operations are located.

Directors Whose Term Expires in 2024
Charles H.R. Bracken Age: 55
A director of our company.
Professional Background: Mr. Bracken has served as a director of our company since December 2017. He has approximately 25 years of experience in financial management. He has been Executive Vice President of Liberty Global since January 2012 and its Chief Financial Officer since January 2017 where he is responsible for Liberty Global’s group finance and treasury operations, as well as capital allocation and finance operations for Liberty Global’s various operations and oversees Liberty Global’s business plan. Mr. Bracken joined Liberty Global in March 1999 and became the Chief Financial Officer for its Europe operations in November 1999 where he served until his appointment as Co-Chief Financial Officer of Liberty Global and its predecessor in February 2004. Prior to joining Liberty Global, Mr. Bracken worked for Goldman Sachs, JP Morgan and the European Bank for Reconstruction and Development.
Other Public Company Directorships: Telenet Group Holding NV (since July 2005).
Board Membership Qualifications: Mr. Bracken’s significant executive experience in finance and treasury operations, capital strategies and complex business plans for a global company contributes to the Board’s consideration of the strategic, operational and financial challenges and opportunities of our business, and strengthens the Board’s collective qualifications, skills and attributes.

Directors Whose Term Expires in 2024
Balan Nair Age: 55
President, Chief Executive Officer and a director of our company.
Professional Background: Mr. Nair has served as our President and Chief Executive Officer and a director of our company since December 2017. He is an experienced business executive with over 15 years in the telecommunications industry. Mr. Nair joined Liberty Global in 2007 as its Senior Vice President and Chief Technology Officer and served as its Executive Vice President and Chief Technology and Innovation Officer, positions he held from January 2012 and April 2016, respectively, until December 2017. During his tenure with Liberty Global, Mr. Nair was instrumental in developing Liberty Global’s state-of the-art networks and delivering successful technology integrations for Liberty Global’s multiple acquisitions. In December 2017, Mr. Nair became Liberty Latin America’s President and Chief Executive Officer, resigning his positions with Liberty Global. Prior to joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President for AOL LLC, a global web services company, from 2006. Prior to his role at AOL LLC, Mr. Nair spent more than five years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. He holds a patent in systems development.
Other Public Company Directorships: Charter Communications Inc. (since May 2013); Adtran, Inc. (since May 2007); and Telenet Group Holding NV (April 2011 to February 2016).
Other Position: Society of Cable Telecommunications Engineers Energy 2020 (Co-Chair).
Board Membership Qualifications: Mr. Nair’s significant executive experience in building, integrating and managing operational and technology systems businesses and his in-depth knowledge of all aspects of technology for delivering telecommunications systems, as well as his position with Liberty Latin America provides an insider’s perspective to the Board’s consideration of technological developments, opportunities and strategies of our company and strengthens the Board’s collective qualifications, skills and attributes.

Eric L. Zinterhofer Age: 50
A director of our company.
Professional Background: Mr. Zinterhofer has served as a director of our company since December 2017. He has been an active cable investor over the last 15 years and is also an active investor in the fiber, wireless and satellite sectors. Mr. Zinterhofer is a founding partner of Searchlight Capital Partners, L.P. (Searchlight), a private equity firm, and is jointly responsible for overseeing its activities with the two other founding partners. In his capacity at Searchlight, he advises on a wide range of transactions, including leveraged buyouts, growth equity, recapitalizations and investments for companies. Prior to co-founding Searchlight, he served in various management positions, including most recently as a senior partner, at Apollo Management, L.P from 1998 until May 2010. He was also co-head of the media and telecommunications investment platform at Apollo Management, L.P.
Other Public Company Directorships: Charter Communications, Inc. (since November 2009, Lead Independent Director since May 2016 & Chair December 2009 to May 2016); GCI Liberty, Inc. (formerly General Communication, Inc.) (Director from March 2015 to March 2018); Global Eagle Entertainment, Inc. (Director since March 2018); Hemisphere Media Group, Inc. (Director since October 2016); and Dish TV India, Ltd. (Director from October 2007 to March 2017).
Other Positions: Univision Holdings Inc. (director since December 2020).
Board Membership Qualifications: Mr. Zinterhofer’s extensive background in banking and investment industries and his particular knowledge and experience as a financial advisor and investor in the telecommunications industries contributes to the Board’s evaluation of financing opportunities and strategies and consideration of our capital structure, budgets and business plans, provide insight into other company board practices and strengthens the Board’s collective qualifications, skills and attributes.

PROPOSAL 2—THE AUDITORS APPOINTMENT PROPOSAL
KPMG LLP has served as our independent registered public accounting firm since 2016.
We are asking our shareholders to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.
A representative of KPMG LLP is expected to be present at the AGM, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
Vote and Recommendation
The affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person via the live audio-only webcast or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the auditors appointment proposal.
The Board unanimously recommends a vote “FOR” the auditors appointment proposal.
Audit Fees and All Other Fees
The following table presents fees incurred for 2021 and 2020 for professional audit services rendered by KPMG LLP and its international affiliates during the indicated periods for the audit of our consolidated financial statements and the separate financial statements of certain of our subsidiaries and for other services rendered by KPMG LLP and its international affiliates.
Fees billed in currencies other than U.S. dollars were translated into U.S. dollars at the average exchange rate in effect during the year. Prior year presentation has been updated for comparability.

	Year Ended December 31,
	2021	2020
	in thousands
Audit fees	$10,575	$9,232
Audit-related fees (1)	213	258
Audit and audit-related fees	10,788	9,490
Tax Fees (2)	309	220
Total fees	$11,097	$9,710
(1)    For 2021 and 2020, audit-related fees related to system and organization controls engagements, regulatory attest services and accounting consultation services.
(2)    For 2021 and 2020, tax fees related to tax consultation and tax compliance services.
Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.
Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor
Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):
•    audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•    audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions, and (vii) general assistance with implementation of the requirements of certain SEC rules or listing standards; and
•    tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence and advice regarding mergers and acquisitions.
Notwithstanding the foregoing general pre-approval, our audit committee approval is specifically required for (1) any individual project involving the provision of pre-approved audit and audit-related services that is expected to result in fees in excess of $150,000 and (2) any individual projects involving any other pre-approved service described above that is expected to result in fees in excess of $75,000. In addition, any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to its chairman, provided that the fees for any individual project for which such approval is requested are not, in the reasonable judgment of the chairman, likely to exceed $200,000. At each audit committee meeting, the chairman’s approval of services provided by our independent auditors is subject to disclosure to the entire audit committee. Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act (the Sarbanes-Oxley Act). All services provided by our independent auditor during 2021 were approved in accordance with the terms of the policy in place.

PROPOSAL 3—THE ESPP PROPOSAL
We are asking our shareholders to approve the Liberty Latin America Employee Stock Purchase Plan (the ESPP). The ESPP was approved by the compensation committee of the Board on October 7, 2021 and by the Board on March 21, 2022, subject to the approval of our shareholders. If this Proposal 3 is approved by our shareholders, the ESPP will become effective as of October 7, 2021. In the event that our shareholders do not approve this Proposal 3, the ESPP will not become effective and no LILAK shares will be purchased.

Summary of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only and is qualified in its entirety by reference to the complete text of the ESPP, which is attached hereto as Appendix A. Shareholders are urged to read the actual text of the ESPP in its entirety.

Purpose

The purpose of the ESPP is to provide eligible employees of the company and subsidiaries and affiliates of the company that are designated to participate in the ESPP (designated companies) with an opportunity to purchase LILAK shares through contributions in the form of payroll deductions or otherwise to the extent permitted by the Administrator (as defined below).

The ESPP includes two components - a 423 Component and a Non-423 Component (as each such term is defined in the ESPP). The 423 Component is designed to allow eligible U.S. employees to purchase LILAK shares in a manner that is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the Code). In addition, purchase rights may be granted under a Non-423 Component which does not by operation of law qualify for such favorable tax treatment. Any Non-423 Component will operate and be administered in the same manner as the 423 Component unless otherwise required under applicable foreign laws.

Administration

The ESPP is administered by the Board or any committee of the Board designated by the Board to administer the ESPP (the Administrator). The current Administrator is the compensation committee of our Board. The Administrator has full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to select designated companies, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary for the administration of the ESPP, such as adopting such procedures, sub-plans and special rules as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the U.S. The Administrator’s findings, decisions, and determinations will be final and binding on all participants to the full extent permitted by law.

Shares Subject to the ESPP

Subject to adjustment for certain changes in our capitalization (as described in more detail in Adjustments below), the maximum number of shares that are available for issuance under the ESPP is 2,000,000 shares. The number of shares available for issuance under the ESPP will be increased on the first day of each calendar year beginning on January 1, 2023 in a number of shares equal to the least of (i) 500,000 shares (subject to adjustment upon changes in our capitalization), (ii) 1% of the outstanding shares of all classes of our common shares on the last day of our immediately preceding fiscal year, or (iii) an amount determined by the Administrator.

Eligibility

Generally, all of our employees and employees of our designated companies are eligible to participate if they are customarily employed by us, or any participating subsidiary or affiliate, for at least 20 hours per week and more than five months in any calendar year. The Administrator will have the discretion, prior to an enrollment date for all options granted on such enrollment date in an offering, to determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the Administrator) since their last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the Administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the Administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such contribution period.

A participant may not be granted rights to purchase shares under the Section 423 Component of the ESPP if such participant would, immediately after the grant (i) own shares possessing 5% or more of the total combined voting power or value of all classes of our shares; or (ii) hold rights to purchase our common shares under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of our common shares for each calendar year in which such option is outstanding at any time.

As of December 31, 2021, approximately 11,900 employees met the eligibility requirements for participation in the ESPP.

Offerings

The ESPP is implemented by offerings of rights to purchase LILAK shares to all eligible employees. The ESPP provides for consecutive offering periods, which we refer to as contribution periods, that will typically have a duration of approximately six months in length. The contribution periods are scheduled to start on the first trading day on or after January 1 and July 1 of each year. Participants were granted an opportunity to purchase LILAK shares under the Non-423 Component in the initial contribution period that commenced January 1, 2022, but such opportunity is fully contingent on shareholder approval. If our shareholders do not approve the ESPP, no shares will be purchased. The Administrator has the authority to change the duration of each contribution period prior its commencement, provided that no contribution period may exceed 27 months. The Administrator may establish separate offerings which vary in terms (although not inconsistent with the provisions of the ESPP or the requirements of applicable laws). When an eligible employee elects to participate in a contribution period, they are granted a right to purchase LILAK shares on the exercise date (which is the last trading day of each purchase period) within the contribution period. On the exercise date, all contributions collected from the participant are automatically applied to the purchase of LILAK shares, subject to certain limitations (which are described further in Eligibility above).

Limits on Employee Contributions; Exercise of Purchase Right; Non-423 Component Matching Shares

The ESPP permits participants to purchase LILAK shares through payroll deductions or otherwise of up to 15% of their eligible after-tax compensation. A participant will be able to purchase a maximum of 2,500 LILAK shares during a purchase period. Unless the Administrator provides otherwise, purchase periods for all contribution periods will (i) commence on the first trading day on or after June 30 and December 31 and (ii) terminate on the last trading day on or before December 31 of the same year and June 30 of the following year, respectively.

Amounts deducted and accumulated by the participant are used to purchase LILAK shares at the end of each purchase period. The purchase price of the shares under the 423 Component is 85% of the lower of the fair market value of our LILAK shares on the first trading day of each contribution period or on the exercise date. Under the Non-423 Component of the ESPP, the purchase price of the shares is the lower of the fair market value of our LILAK shares on the first and last trading days of each contribution period.

A participant that purchases LILAK shares under the Non-423 Component of the ESPP and continues to hold all such purchased shares in their account through the one-year anniversary of each applicable purchase date will receive one matching LILAK share for every three whole LILAK shares purchased. In addition to the one-year holding requirement to receive matching shares, participants must remain continuously employed with us or with a designated company through the one-year anniversary of the applicable purchase date to be eligible to receive their matching LILAK shares, subject to certain exceptions to be determined by the Administrator on a case-by-case basis.

Restrictions on Transfer

A participant is not able to assign, transfer, pledge, or otherwise dispose of rights granted under the ESPP. If the Administrator permits the transfer of rights, it may only be done by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Adjustments

Upon the occurrence of corporate events that impact any class of our common shares, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP may, in its sole and binding discretion, adjust (i) the number and class of shares that may be delivered under the ESPP, (ii) the purchase price per share and the number of shares covered by each option under the ESPP that has not yet been exercised, and (iii) the number of shares that may be purchased during a purchase period and made available under the ESPP. In the event of a proposed dissolution, liquidation, merger or change in control, any contribution period in progress and outstanding options will be treated as set forth in the ESPP.

Amendment and Termination

Our Board or the Administrator may amend, suspend or terminate the ESPP at any time. If the ESPP is terminated, our Board or the Administrator (x) may elect to terminate all outstanding contribution periods either immediately or upon completion of the purchase of LILAK shares under the ESPP (which may be sooner than originally scheduled, if determined by the Administrator), or (y) may elect to permit contribution periods to expire in accordance with their terms (and subject to any adjustment). If a contribution period is terminated prior to expiration, all amounts then credited to a participant’s account that have not been used to purchase LILAK shares under the ESPP will be returned to the participants as soon as administratively practicable. The ESPP will automatically terminate in 2031 unless the compensation committee of the Board terminates it sooner.

Federal Income Tax Information

The two subsections below summarize the principal United States federal income tax consequences to participants and us with respect to participation in the 423 Component of the ESPP and the Non-423 Component of the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of LILAK shares acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

The 423 Component of the ESPP, and the rights of participant employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Code. Under these provisions, since the participants’ contributions are from after-tax compensation, generally no tax consequences arise when participants purchase shares under the ESPP and no income will be taxable to a participant until the LILAK shares purchased under the ESPP are sold or otherwise disposed of. Currently, no employment tax liability is incurred at the time LILAK shares are purchased under the ESPP. Any dividends paid under the ESPP will be taxable to the participants when paid, even if they are held under the ESPP.

Upon sale or other disposition of the LILAK shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant contribution period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

a.the excess of the fair market value of the LILAK shares at the time of such sale or disposition over the purchase price of such shares, or

b.an amount equal to 15% of the fair market value of the LILAK shares as of the first day of the applicable contribution period.

Any additional gain should be treated as long-term capital gain. If the LILAK shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. We will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase our LILAK shares, or the sale of such LILAK shares by a participant, where such participant holds such LILAK shares for at least the holding periods described above.

Any sale or other disposition of LILAK shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the difference between the purchase price the participant paid for the LILAK shares and the fair market value of the LILAK shares on the participant’s purchase date , and we will be entitled to an income tax deduction for such ordinary income. If a participant makes a disqualifying disposition at a price in excess of the purchase price that the participant paid for the LILAK shares, the participant will recognize capital gain in an amount equal to the difference between the selling price of the LILAK shares and the fair market value of the LILAK shares on the participant’s purchase date. Alternatively, if a participant makes a disqualifying disposition at a price less than the fair market value of the LILAK shares on the participant’s purchase date, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the LILAK shares on the participant’s purchase date and the sale price of the LILAK shares. We will not be entitled to an income tax deduction with respect to any capital gain the participant recognizes as a result of making a disqualifying disposition.

Non-423 Component of the ESPP

The Non-423 Component of the ESPP, and the rights of participant employees to make purchases thereunder, do not qualify for treatment under the provisions of Sections 421 and 423 of the Code.

If a purchase right is granted under the Non-423 Component of the ESPP, then to the extent a participant is subject to U.S. federal income tax, the amount equal to the excess (if any) of the fair market value of the LILAK shares on the purchase date over the purchase price is taxed as ordinary income at the time of purchase and the participant is subject to all applicable tax withholding requirements. The amount of such ordinary income will be added to the participant’s basis in the LILAK shares, and any additional gain or resulting loss recognized on the disposition of the LILAK shares after such basis adjustment will be subject to capital gain or loss treatment. A capital gain or loss will be long-term if the participant holds the LILAK shares for more than one year after the purchase date. Further, the company may be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant.

If matching LILAK shares are granted, then to the extent a participant is subject to U.S. federal income tax, the fair market value of the matching LILAK shares on the date of grant will be taxed as ordinary income at the time of grant subject to all applicable tax withholding requirements. Matching LILAK shares will be subject to capital gains treatment measured from the date the matching LILAK shares are acquired and a capital gain or loss will be long-term if the participant holds the matching LILAK shares for more than one year after acquired. The company may be entitled to a deduction in the year the matching LILAK shares are granted equal to the value of the matching LILAK shares at the time of grant.

New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make their own decision regarding whether and to what extent to participate in the ESPP. Accordingly, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the ESPP, as well as the benefits or amounts which would have been received by or allocated to our executive officers and other employees for fiscal year 2021 if the ESPP had been in effect, are not determinable.

Vote and Recommendation
The affirmative vote of the holders of a majority of the combined voting power of the issued and outstanding common shares that are present in person or by proxy at the AGM, and entitled to vote on the subject matter, voting together as a single class, is required to approve the ESPP.

The Board unanimously recommends a vote “FOR” the approval of the ESPP proposal.

EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION
Introduction
We are an international provider of fixed, mobile and subsea telecommunications services, serving approximately 3.2 million fixed-line customers in approximately 40 markets at December 31, 2021. These customers subscribed to approximately 6.4 million services, consisting of 2.0 million video, 2.9 million broadband internet, and 1.6 million telephony subscriptions. In addition, we had approximately 7.5 million mobile subscribers at December 31, 2021. Our businesses operate in an environment marked by intense competition, extensive regulation and rapid technological change. We place great importance on our ability to attract, retain, motivate and reward talented executives who, faced with these challenges, can execute our strategy to drive shareholder value through strong organic growth, accretive mergers and acquisitions and prudent capital structure management.
We were originally incorporated as a Bermuda company on July 11, 2017, as a wholly-owned subsidiary of Liberty Global under the name LatAm Splitco Ltd. and we changed our name to Liberty Latin America on September 22, 2017. During December 2017, the Board of Directors of Liberty Global authorized the split-off of our company from Liberty Global, which was a plan to distribute to the holders of Liberty Global’s LiLAC Ordinary Shares, nominal value $0.01 per share (LiLAC Shares), common shares in our company and which was completed on December 29, 2017 (the Split-Off).
Our operations are in Chile, Costa Rica, Panama and Puerto Rico and our C&W operations are in the Caribbean and Latin America, including subsea and terrestrial fiber optic cable networks connecting approximately 40 markets throughout the region.
This section presents information concerning compensation arrangements for our named executive officers (NEOs) for the year ended December 31, 2021. Compensation information is provided for our NEOs – Balan Nair, our President, CEO and also a member of the Board; Christopher Noyes, our Chief Financial Officer; Rocio Lorenzo, our CCO; John Winter, our Chief Legal Officer; and two former executive officers of our company – Betzalel Kenigsztein, General Manager of Cable and Wireless Panama (CWP) and our former Chief Operating Officer and Vivek Khemka, General Manager of VTR and our former Chief Technology and Products Officer. After the information on our NEOs, we also provide information relating to the compensation of our directors (other than Mr. Nair).
Executive Summary
Our compensation program plays a key role in promoting our company’s operating and financial success and provides incentives for our management team to execute our financial and operational goals.
The primary goals of our executive compensation program are to:
•Motivate our executives to maximize their contributions to the success of our company;
•Attract and retain the best leaders for our business; and
•Align executives’ interests to create shareholder value.
We experienced robust operational execution and financial performance in 2021 and our Board credits the leadership of Mr. Nair for achieving this strong performance.

Compensation Structure—Pay for Performance
Our compensation committee and Board reviews and approves compensation decisions affecting our NEOs and directors. We place great importance on our ability to attract, retain and motivate talented executives who can continue to grow our business. In general, we seek to design compensation packages for individual executives based on the scope of the executive’s responsibilities, the executive’s proven performance, and a determination of what is competitive compensation in the market for similar roles, if such data is available. We continue to refine our compensation program to strengthen the link between executive and shareholder interests.
Compensation Discussion and Analysis
Overview of Compensation Process
The compensation committee of our Board was established for the purposes of assisting our Board in discharging its duties with respect to compensation of our executive officers and the administration of our incentive plans. In furtherance of its purposes, our compensation committee is responsible for identifying our primary goals with respect to executive compensation, implementing compensation programs designed to achieve those goals, subject to appropriate safeguards to avoid unnecessary risk taking, and monitoring performance against those goals and associated risks. The chair of our compensation committee reports to our Board on annual compensation decisions and on the administration of existing programs and development of new programs. In addition, meetings of the compensation committee can be attended by any director, including directors who are not committee members. The members of our compensation committee are “independent directors” (as defined under the Nasdaq rules) and “non-employee directors” (as defined in Rule 16b-3 of the SEC’s rules under the Exchange Act).
Compensation decisions with respect to our executive officers, including our NEOs, are made by our compensation committee. Our CEO is actively engaged in providing input to the compensation committee on compensation decisions for our other members of senior management in a variety of ways, including reviewing and recommending annual salaries, annual performance goals and the level of target and/or maximum performance awards for his executive team and evaluating their performance. With the assistance of our People and Legal Departments, he is also involved in formulating the terms of proposed performance or incentive award programs for consideration by the compensation committee, evaluating alternatives and recommending revisions. Other senior officers, within the scope of their job responsibilities, participate in gathering and presenting to the compensation committee data and legal, tax and accounting analyses relevant to compensation and benefit decisions. Decisions with respect to our CEO’s compensation are made in private sessions of the compensation committee without the presence of management.
In making its compensation decisions, the compensation committee ultimately relies on the general business and industry knowledge and experience of its members and the committee’s own evaluation of company and NEO performance. However, the compensation committee has the authority under its charter to engage its own compensation consultants and other independent advisers, and the committee may retain a compensation consultant to assist it in evaluating proposed changes in compensation programs or levels of compensation and to provide comparative data.
Our shareholders voted, on an advisory basis, on the compensation of our NEOs (other than Ms. Lorenzo) at our 2021 annual general meeting of shareholders, and we received the approval of the aggregate votes cast on that proposal. No material changes were made to our executive compensation program as a result of this vote. At our 2018 annual general meeting of shareholders, shareholders elected to hold a say-on-pay vote every three years and our board of directors adopted this as the frequency at which future say-on-pay votes would be held.
In early 2021, our compensation committee approved our NEOs’ 2021 target achievable annual cash performance awards, target annual equity awards for 2021, consisting of RSUs and share appreciation rights, and the financial and operational targets for earning the annual cash performance awards. The target achievable annual cash performance for our NEOs (other than Ms. Lorenzo) were identical to the 2020 targets. Increases in our NEOs’ 2021 target annual equity awards are discussed in Elements of Our Compensation Package below.
On November 1, 2017, we and our subsidiary, Liberty LA, entered into a multi-year employment agreement with Mr. Nair to serve as our President and CEO, the terms of which are described below under Employment and Other Agreements. We and our subsidiary, Liberty LA, entered into employment agreements with Messrs. Noyes, Winter, Kenigsztein and Khemka on July 24, 2019 and with Ms. Lorenzo on July 16, 2021, the terms of which are described below under Employment and Other Agreements. We believe that it is in our company’s best interest to have an employment agreement with Mr. Nair to serve as our CEO and with each of our other NEOs in order to promote stability in management, secure their services for the long term and implement appropriate restrictive covenants.
Compensation Philosophy and Goals
The compensation committee has three primary objectives with respect to executive compensation: motivation, retention and long-term value creation for our shareholders.
•Motivate our executives to maximize their contributions
•Establish a mix of financial and operational performance objectives based on our annual budget and our medium-term outlook to balance short- and long-term goals and risks
•Establish individual performance objectives tailored to each executive’s role in our company to ensure individual accountability
•Pay for performance that meets or exceeds the established objectives
•Attract and retain superior employees
•Offer compensation that we believe is competitive with the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent
•Include vesting requirements and forfeiture provisions in our multi-year equity awards, historically including a service period during which earned performance awards are subject to forfeiture
•Align executives’ interest with shareholders
•Emphasize long-term compensation, the actual value of which depends on increasing the share value for our shareholders, as well as meeting financial and individual performance objectives for a portion of awarded compensation
•Require our executive officers to achieve and maintain significant levels of share ownership, further linking our executives’ personal net worth to long-term share price appreciation for our shareholders
Our performance-based compensation programs provide the opportunity to reward the NEOs and other senior management for contributing to annual and long-term financial, operational, and share price performance. A high percentage of the NEOs’ total compensation is aligned with shareholder interests and delivered in the form of multi-year performance-based equity incentive awards, a significant portion of which are further based on company or individual performance.
In approving the level of each compensation element for our executive officers, the compensation committee considers a number of factors, including:
•the responsibilities assumed by the individual executive and the significance of the individual’s role to achievement of our financial, strategic and operational objectives;
•the experience, overall effectiveness and demonstrated leadership ability of the individual executive;
•the performance expectations set for our company and for the individual executive and the overall assessment by the compensation committee of actual performance;
•from time to time, comparative pay data for similarly situated employees of companies in our industry and companies with which we compete for talent; and
•retention risks at specific points in time with respect to individual executives.

Setting Executive Compensation
To achieve these compensation objectives, the compensation packages provided to members of our senior management (other than our Executive Chairman), including our NEOs, include three main components: base salary, annual performance awards and multi-year equity incentive awards. In addition, certain members of senior management, including our NEOs, may participate in our Deferred Compensation Plan (as defined below). The relative weighting of the components, the design of the performance and incentive awards and the overall value of the compensation package for individual employees varies based on the employee’s role and responsibilities.
For members of our senior management, including our NEOs, the total value of the compensation package is most heavily weighted to performance and incentive awards because of the significance of each officer’s roles and responsibilities to the overall success of our company. Further, multi-year equity incentive awards are the largest component of executive compensation, serving the goals of retention as well as alignment with shareholders’ interests. The compensation committee’s objective is for a substantial majority of each executive officer’s total direct compensation (that is, base salary plus maximum annual cash performance award plus target annual equity incentive) to be comprised of the target value of his or her multi-year equity incentive awards.
We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of publicly-traded peer companies. In February 2021, the compensation committee selected the following peer group companies based on their similarity to our company with respect to the following criteria: industry, market value, size and revenue:

Altice USA, Inc.	Millicom International Cellular S.A.
Cable One, Inc.	Shaw Communications Inc.
Cincinnati Bell Inc.	Telephone and Data Systems, Inc.
Consolidated Communications Holdings, Inc.	United States Cellular Corporation
Discovery, Inc.	VEON Ltd.
DISH Network Corporation	Vonage Holdings Corp.
IDT Corporation	WideOpenWest, Inc.
Liberty Global plc
We evaluate our executive compensation program, including our mix of cash and equity compensation, based on a review of this peer group. The compensation committee reviewed compensation data from these peer companies, and other relevant survey sources, to inform its decision about overall compensation opportunities and specific compensation elements. Our compensation committee generally targeted the 75th percentile of peer group compensation levels for our executive compensation program, subject to adjustments based on individual experience, expertise and performance.
Assessing NEO Performance
The compensation committee employs a thorough process to evaluate our NEOs’ performance that informs its compensation decisions for the year, including those related to a NEO’s base salary, annual performance awards and annual equity awards. This design allows our compensation committee to employ a holistic evaluation process, taking into account factors in and out of their control, while balancing it with our financial and shareholder outcomes, to get to a better result. All of our NEOs provided critical strategic vision and leadership to our company during 2021.
Our CEO’s performance goals for 2021 focused on five key areas: culture and people, customer and operational excellence, key financial and growth initiatives, transformation initiatives and governance and reputation. In determining Mr. Nair's compensation for 2021, including the recognition bonus, our compensation committee recognized that Mr. Nair continued to rise to the challenges presented by the ongoing COVID-19 pandemic and his exemplary leadership resulted in our company’s recovery in 2021 and our achievement of the following accomplishments:

Focus Area	Performance
Culture and People
•Flattened our structure, enhanced diversity and inclusion efforts and increased market and customer focus.

•Directly communicated with all employees via quarterly virtual town halls and hosted in-person town halls with employees in Puerto Rico, Costa Rica, Panama and Chile.

•Expanded our company culture to employees of acquired businesses in Puerto Rico and Costa Rica through employee-focused programs and communications and leadership open forums.

Customer and Operational Excellence
•Launched fixed-mobile convergence in Puerto Rico and Costa Rica along with enhancements in Panama and Jamaica.

•Added or upgraded approximately 750,000 homes passed across our operations, almost exclusively using fiber-to-the-home technology.

•Increased mobile LTE population coverage, with LTE or 5G across nearly all of our markets.

Key Financial and Growth Initiatives
•Delivered on 2021 guidance for all financial and operating metrics, including ~$200 million of adjusted free cash flow.

•Successfully completed our acquisition of Telefónica S.A.’s operations in Costa Rica (the Telefónica-Costa Rica Acquisition)

•Reached deal to acquire América Móvil’s Panama operations (the Claro Panama Acquisition) and to form a joint venture with América Móvil to combine our respective Chilean operations, VTR and Claro Chile (the Chile JV).

•Continued strengthening our balance sheet and capital structure through various financing transactions, including refinancing and extending the maturities of certain of our debt, all of which came at a lower cost of capital and long-dated tenors.

Transformation Initiatives	•Expanded e-commerce from two to five markets.
Governance and Reputation
•Continued engagement with key stakeholders throughout the year across the regions in which we operate.

•Created data privacy task force focused on advising our operations and creating policies on data privacy and cybersecurity matters.

•Rolled out new anti-corruption policy and associated materials and launched new employee training programs on anti-corruption, conflicts of interest and ethics.

During 2021, we continued to learn from the events and global dialogue in 2020 that we can always improve our efforts in Equality, Diversity & Inclusion. In 2021, we took deliberate actions to foster a more diverse and inclusive workplace as part of our Equality, Diversity, and Inclusion strategy, and this year, we launched our “Pride at Liberty Latin America” employee resource group to engage, educate, and empower LGBTQ+ people and allies. We also continued our work on the CEO Action for Diversity & Inclusion pledge focused on: creating an environment for open dialogue, conducting implicit bias training, sharing best practices and lessons learned, and developing dedicated Diversity & Inclusion plans in consultation with our Board.
For more information regarding our company’s approach to Human Capital, see the 2021 Form 10-K.
In reviewing Mr. Nair’s performance, the compensation committee considered both what had been accomplished and how such accomplishments had been achieved. The compensation committee also considered Mr. Nair’s responsibilities with respect to overall corporate policy-making and management, in-depth knowledge of our operations and finances, the regulatory and organizational complexities in which we compete, as well as his strong leadership capabilities in delivering key long-term strategic objectives in a challenging global economy and recovery from the COVID-19 pandemic. In light of these significant accomplishments, Mr. Nair received a recognition bonus as part of the annual cash performance plan, whereby top performers are eligible to receive a payout over the annual bonus result (the Recognition Bonus Program). For more information regarding our annual bonus plan and the Recognition Bonus Program, see Annual Performance Awards below.
With respect to the individual performance of our other NEOs, the compensation committee reviewed and discussed their performance with our CEO, giving deference to our CEO’s evaluation of their performance against their respective 2021 performance goals as well as the contributions made in the company’s recovery from the COVID-19 pandemic. The members of the compensation committee also have frequent interaction with each of these executives at meetings of the Board and events planned for the directors, which assists in informing their judgment and assessment. The individual performance goals for the NEOs related to their respective functional or operational areas of responsibility. In particular:
•Mr. Noyes’ goals related to financial strategy, investor relations, strengthening the company’s balance sheet and liquidity, and ensuring compliance of all financial reporting, including Sarbanes-Oxley compliance. During 2021, Mr. Noyes was responsible for delivering our free cash flow targets and led our finance team to significantly outperform our 2021 tax budget and to close key financings across our credit silos.
•Ms. Lorenzo joined the company as our Chief Customer Officer (CCO) in July 2021. Ms. Lorenzo is responsible for our customers’ experience and life-time value and leads our Digital, Customer Experience and Commercial Programming teams. During 2021, Ms. Lorenzo established our company-wide customer promise, drove a 14% increase in digital created sales, more than doubled our e-commerce expansion from two markets to five and established agile teams and metrics focused on customer churn.
•Mr. Winter’s goals related to overseeing the company’s governance, risk and legal matters, establishing company-wide corporate policies, commercial contracting, oversight of regulatory matters, and effective execution of key financial and strategic transactions. During 2021, Mr. Winter was responsible for leading the successful closing of the Telefónica-Costa Rica Acquisition and our negotiations with América Móvil in the pending Claro Panama Acquisition and the pending Chile JV.
•Mr. Kenigsztein’s goals focused on the leadership of our CWP operations. Mr. Kenigsztein was responsible for the overall performance of CWP including oversight of commercial strategy and execution, sales, operations, and customer experience During 2021, Mr. Kenigsztein led a number of strategic initiatives which resulted in CWP’s strong recovery in 2021 with robust increases in reported revenue and adjusted OIBDA, the addition of over 60,000 revenue generating units and the most mobile subscriber additions for our company in 2021.
•Mr. Khemka’s goals focused on of our VTR Operations in Chile. Mr. Khemka was responsible for the commercial strategy and performance, sales, operations and customer experience for VTR. During 2021, Mr. Khemka executed on a number of strategies to drive VTR’s performance and reset our cost base. He managed through a number of headwinds including fierce competition and vandalism to VTR’s network to remain focused on key priorities and to maintain an engaged workforce.
The compensation committee considered each NEO’s performance and overall leadership relative to the size and complexity of the business and the regions in which Liberty Latin America operates.
Elements of Our Compensation Packages
The implementation of our compensation approach is described below.
Base Salary
General. Base salary represents the least variable element of our executives’ compensation and is provided as an economic consideration for each executive’s level of responsibility, expertise, skills, knowledge, experience and value to the organization. Generally, decisions with respect to increases in base salaries are expected to be based on increased responsibilities, company-wide budgets and increases in the cost of living.
2021 Base Salaries. For 2021, the base salaries of Messrs. Nair, Noyes, Winter, Kenigsztein and Khemka and Ms. Lorenzo were $1.25 million, $625,000, $550,000, $700,000, $625,000 and $440,000, respectively. Our NEOs’ initial base salaries are set in their respective employment agreements, the terms of which are described below under Employment and Other Agreements. In February 2021, our compensation committee accepted our CEO’s recommendation that Mr. Winter’s base salary be increased from $500,000 to $550,000 in recognition of his achievements during 2020 with respect to our discussions with government stakeholders in response to the pandemic and his leadership in our negotiations with the United States Department of Justice that ultimately resulted in the approval (subject to conditions) and closing of our acquisition of AT&T Inc.’s wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands in October 2020 (the AT&T Acquisition).
Annual Performance Awards
General. Annual cash performance awards are one of the variable components of our executive officers’ compensation packages designed to motivate our executives to achieve our annual business goals and reward them for superior performance.
Generally, at its first regular meeting following the end of each fiscal year, the compensation committee reviews with our CEO the financial performance of our company during the prior year, his performance, his evaluation of the performance of each of the other members of senior management (including our NEOs) participating in the prior year’s annual cash performance award program and his recommendations for any recognition award. The compensation committee determines whether our financial performance for the prior fiscal year has satisfied the base performance objective set by the compensation committee, which is a precondition to the payment of any award to our CEO, and determines the percentage of the financial performance metric(s) that has been achieved. It then determines, in a private session, whether our CEO has met his individual performance goals for the year, whether he is entitled to any recognition bonus, and the amount to be paid to him with respect to his performance award. Starting with the 2019 annual cash performance plan, the compensation committee adopted the Recognition Bonus Program, whereby high performers within the company are eligible to receive, based on personal performance, a payout over the annual bonus amount, subject to the compensation committee’s approval of any recognition award for the NEOs. The compensation committee also approves the amount to be paid to the other participants in the program, including our other NEOs, with respect to their performance awards, and the terms of the annual cash performance award program for the current year, including, in a private session, the goals for our CEO for the coming year.
In connection with our annual cash performance award program, we encourage increased share ownership among management, including our NEOs, in our various countries, aligning incentives among employees and shareholders. As a result, our compensation committee implemented a shareholding incentive plan (SHIP) that allows certain members of management to elect to receive up to 100% of their annual performance awards in our Class A common shares, par value $0.01 per share, and our Class C common shares, par value $0.01 per share, in lieu of cash. A participant who elects to receive shares in respect to their annual cash performance award will also receive RSUs equal to 12.5% of the gross number of shares earned under the annual performance award. The RSUs will vest approximately one year after the grant date, provided the participant holds all of the shares issued in respect to the respective annual performance award through that period. The number of common shares granted will be based on the closing prices of our LILA and LILAK shares on the date the performance award is paid and delivered on a one for two ratio between our LILA and LILAK shares. The option to receive and hold shares commenced with the 2018 annual performance bonus program.
Design of 2021 Annual Bonus Program and 2021 Performance. In approving the 2021 annual performance bonus program (the 2021 Annual Bonus Program), the compensation committee considered the following key elements:
•the achievement of budgeted revenue and operating free cash flow (OFCF) growth;
•the achievement of a target average customer relationship net promoter score (rNPS); and
•the base performance objective for our CEO required that either 25% of 2021 budgeted revenue growth or 25% of 2021 budgeted OFCF growth be achieved.
The total bonus payout based on the above performance metrics is the sum of the percentages derived from the achievement in 2021 of such metrics, with a maximum payout of 150% for over-performance for each of revenue, OFCF and rNPS. The metrics are weighted as: (i) revenue, weighted 30%; (ii) OFCF, weighted 50%; and (iii) rNPS, weighted 20%. The 2021 target achievable performance award was $3.5 million and $500,000 for our CEO and CCO, respectively, pursuant to the terms of their employment agreements, $750,000 for Mr. Kenigsztein and $1.0 million for each of the other NEOs.
Additionally, each participant is eligible for the Recognition Bonus Program, which could increase the 2021 annual bonus to up to 130% of the annual bonus result. Of note, budgeted revenue growth and budgeted OFCF growth provides for most of the total bonus payout amount for all participants.
The 2021 Annual Bonus Program was adopted and approved in February 2021. Certain participants in the 2021 Annual Bonus Program, including the NEOs, are required to take 100% of the bonus in company stock under the SHIP.
Growth was determined by comparing 2020 actual results, as adjusted for acquisitions, a disposition and foreign currency exchange rates, for the applicable metric to the amount budgeted for that metric in the 2021 audited consolidated financial statements as approved by our Board. The payout schedule for each financial metric is based on the percentage achievement against the target set at the February 2021 compensation committee meeting, as adjusted for events during the performance period such as acquisitions, dispositions, the impact of unforeseen changes in laws and regulations and changes in foreign currency exchange rates and accounting principles or policies that affect comparability.
At its meeting on February 15, 2022, the compensation committee reviewed the actual revenue and OFCF for 2021 based on our 2021 audited consolidated financial statements. It also considered whether to exercise its discretion to reduce the total bonus payout amount to any of our NEOs. The exercise of the compensation committee’s discretion was in each case based on its assessment of our 2021 financial performance and the individual NEO’s performance overall as compared to their 2021 performance goals, taking into account the payout schedules for financial and individual performance.
The following table provides further details of our 2021 Annual Bonus Program plan for our NEOs, including the levels that were pre-established for the quantitative goals and the actual achievement against those goals. The target levels established for the quantitative goals are bolded. At the February 15, 2022 meeting, the compensation committee approved the payments to our NEOs with respect to their target achievable bonus as set forth in the table below.

Goal	Achievement Range (in millions, other than rNPS)	% of Target Bonus
Consolidated Adjusted Revenue(1) Actual Achievement	<$4,511 >$4,512-$4,668 $4,669 >$4,670 $4,688	0% 1%-29% 30% 31% - 45% 33.7%
Consolidated Adjusted OFCF(1), (2) Actual Achievement	<$916 >$917- $951 $952 >$953 $961	0% 1% - 49% 50% 51% - 75% 62.3%
rNPS (relationship net promoter score compared to target)(3) Actual Achievement	-7.5 points > -7.5 < -2.5 points > -2.5 points - 0 points > 0 points - 2.5 points -3.4 points	0% 1% - 19% 20% 21% - 30% 16.4%
Percentage (%) of Target Achieved		112.4%
Actual Bonus for 2021(4)	Nair:	$5,114,200
	Noyes:	$1,461,200
	Lorenzo:	$562,000(5)
	Winter:	$1,124,000
	Kenigsztein:	$1,095,900(5)
	Khemka:	$1,124,000
(1)Adjustments were made in accordance with the terms of the 2021 Annual Bonus Program and for certain other unbudgeted events that our compensation committee, in its discretion and consistent with past practice, determined distorted performance against the financial performance metrics. These items included (a) adjustments to 2020 revenue and OFCF to reflect foreign currency exchange rates with the 2021 exchange rates; (b) adjustments to include the impact of acquisitions made in 2020 and a disposal, which consisted of: (i) adjusted the 2020 revenue and OFCF for the impact of the AT&T Acquisition to be on the same basis as the 2021 reported amounts for such acquisition, (ii) adjusted the 2020 revenue and OFCF for the impact of the disposition of business-to-business operations in Puerto Rico in 2020 to be on the same basis as the 2021 reported amounts for such disposition, and (iii) adjusted the 2020 revenue and OFCF for the impact of a small acquisition in the Cayman Islands to be on the same basis as the 2021 reported amounts for such acquisition; (c) adjusted the 2021 revenue and OFCF to exclude the impacts of (i) the Telefónica-Costa Rica Acquisition and (ii) lease accounting adjustments related to the disposition of our subsidiary, VTR, in the pending Chile JV; and (d) the estimated impacts of volcanic activity on our operations in St. Vincent and Barbados. In the aggregate, the adjustments (x) to 2020 amounts resulted in a net increase of revenue by $746 million and a net increase of OFCF by $135 million, primarily related to the AT&T Acquisition, and (y) to 2021 amounts resulted in a net decrease of revenue by $111 million and OFCF decrease of $12 million, primarily related to the Telefónica-Costa Rica Acquisition.
(2)For purposes of the 2021 Annual Bonus Program, OFCF is defined as (i) operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items, less (ii) less property and equipment additions. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration.
(3)rNPS ranges are against each underlying operation's target, and consolidated results are based on the weighted average consolidated rNPS results, which have a target bonus percentage ranging from 0% to 30%. The bonus payout is determined by this absolute points score target, depending on the variance from the target.
(4)To determine the final total bonus payout, the payout based on financial and operational performance is then multiplied by each NEO’s target achievable performance award, as approved by the compensation committee, and in the case of Messrs. Nair, Noyes and Kenigsztein, who were awarded Recognition Bonus Awards for their performance in 2021, such result was multiplied by 1.30.
(5)Ms. Lorenzo’s 2021 target annual bonus was pro-rated based on her July 16, 2021 hire date. Mr. Kenigsztein’s target annual bonus was initially set at $1.0 million, but was reduced to $750,000 because CWP’s 2021 financial results did not meet the revenue and operating cash flow performance targets established by the compensation committee in March 2021.
Equity Incentive Awards
General. Multi-year equity incentive awards, whether in the form of conventional equity awards or performance-based awards, represent a significant portion of our executives’ compensation. These awards ensure that our executives have a continuing stake in our company’s success, align their interests with our shareholders and also serve the goal of retention through vesting requirements and forfeiture provisions.
Given the continued uncertainty of the pandemic, in particular in the countries in which the company operates, the compensation committee established a 2021 long-term incentive program comprised of RSUs and SARs that vest over a three-year period (the 2021 Long-Term Incentive Awards). Furthermore, the compensation committee approved a separate one-time grant of performance-based share appreciation rights (PSARs) that would vest in March 2024, subject to the achievement of individual objectives in each of the years 2021, 2022 and 2023 (the Phoenix Awards, and together with the 2021 Long-Term Incentive Awards, the 2021 Equity Incentive Awards).

The RSUs, SARs and PSARs that comprise the 2021 Equity Incentive Awards were strategically selected by the compensation committee based on the following conclusions and considerations:
•The organizational risks of incentive compensation can be reduced through:
•the use of multiple equity vehicles (for example, RSUs, SARs and PSARs) with different performance, retention, risk and reward profiles;
•annual grants of equity awards that spread the target incentive compensation over multiple and overlapping performance/service periods and provide the flexibility to change performance metrics, weighting and targets from grant to grant; and
•the setting of achievable target performance levels, while providing higher payout levels for over-performance.
•The use of performance-based equity awards, such as PSARs, adds an element of market risk over the performance/service period to better align the interests of management and shareholders, while focusing management on achieving specified performance targets to earn the award;
•The use of conventional equity awards, such as SARs, provides a retention mechanism and alignment with shareholders by only delivering value if the stock price appreciates; and

•Providing for forfeiture or reduction of performance-based equity awards based on individual performance ensures that each participant remains accountable for his or her own performance against performance goals tailored to the participant’s role and responsibilities.
2021 Long-Term Equity Awards. Pursuant to the Liberty Latin America 2018 Incentive Plan (Incentive Plan), in March 2021, the compensation committee approved the target annual equity values for 2021 and granted an aggregate of 721,131 RSUs (the 2021 RSUs) and 1,523,952 SARs (the 2021 SARs) to our CEO and the other NEOs of the company.
For the 2021 long-term incentive program, the compensation committee determined that a combination of 40% SARs and 60% RSUs was appropriate for all recipients, including our NEOs. The RSUs and SARs are each issued in common shares at a ratio of one-third Class A and two-thirds Class C, reflecting the approximate ratio of outstanding shares of the company's Class A and Class C common shares, and past practice in our incentive plans. This approach conforms the 2021 equity grants with the market practice to provide a form of time-vested awards for all grant recipients in the RSUs and to align compensation with shareholder returns with the SARs.
The following table summarizes the target annual equity values and number of 2021 RSUs and 2021 SARs granted to our NEOs:

		60% of Target Annual Equity Value in the Form of		40% of Target Annual Equity Value in the Form of
Name and Position	Target Annual Equity Value	Class A 2021 RSU Grant	Class C 2021 RSU Grant	Class A 2021 SAR Grant	Class C 2021 SAR Grant
Balan Nair	6,500,000	93,257	186,514	195,860	391,720
Christopher Noyes	2,500,000	35,868	71,736	75,331	150,662
Rocio Lorenzo	1,500,000	21,583	43,166	48,465	96,930
John M. Winter	2,000,000	28,694	57,388	60,265	120,530
Betzalel Kenigsztein(1)	2,000,000	28,694	57,388	60,265	120,530
Vivek Khemka	2,250,000	32,281	64,562	67,798	135,596
(1)    Mr. Kenigsztein forfeited 7,741 LILA RSUs, 14,347 LILAK RSUs, 15,066 LILA SARs and 30,133 LILAK SARs, which were subject to the achievement of CWP revenue and OCF performance targets that were not met in 2021.
One-third of the 2021 RSUs and 2021 SARs vest on March 15 of each of 2022, 2023 and 2024, except for Ms. Lorenzo whose 2021 RSUs and 2021 SARs vest on August 1st of each of 2022, 2023 and 2024. The SARs have a term of ten years (increased from seven years in our previous grants) and base prices equal to the market closing price of the common shares on the grant date of March 16, 2021, which was $14.00 for LILA and $14.10 for LILAK, except for Ms. Lorenzo whose 2021 SARs have a ten-year term and base prices equal to the market closing price of the common shares on the grant date of July 16, 2021, which was $13.53 for LILA and $13.57 for LILAK. The SARs and RSUs are subject to tax withholding, forfeiture, acceleration, amendment or other terms in connection with certain terminations of employment, change-of-control events and other terms with executives, generally consistent with the terms of equity awards previously granted by the company.

In determining the target annual equity values and number of 2021 RSUs and 2021 SARs to be granted to our NEOs, the compensation committee considered the performance of our executive officers in 2020 as well as 2020 annual equity award targets. The compensation committee recognized Mr. Noyes’ leadership in preserving our balance sheet and driving cost reduction initiatives during the pandemic and the delivery of positive free cash flow for 2020; Mr. Winter’s achievements during 2020 with respect to our discussions with government stakeholders in response to the pandemic and his leadership in our negotiations with the United States Department of Justice that ultimately resulted in the approval (subject to conditions) and closing of the AT&T Acquisition; Mr. Kenigsztein’s leadership with respect to our commercial strategy and plan to respond to the pandemic and the delivery of 171,000 additional total revenue generating units and his new responsibilities as General Manager of CWP; and Mr. Khemka’s management of our performance and maintenance of our networks around the region during the pandemic and his new responsibilities as General Manager of VTR. Based on its review of Messrs. Noyes, Winter, Kenigsztein and Khemka’s 2020 performance, and upon our CEO’s recommendation, the compensation committee granted the target annual equity values for 2021 Long-Term Incentive Awards summarized in the table above, such values which when compared to the target annual equity values for 2020 annual equity awards, represent an increase in annual equity award target values for the following NEOs by the indicated amounts : Mr. Noyes – $1.0 million, Mr. Winter – $750,000, Mr. Kenigsztein – $500,000 and Mr. Khemka – $750,000. The 2021 target annual equity value for Mr. Nair remained unchanged at $6.5 million, and Ms. Lorenzo’s $1.5 million 2021 target annual equity value was set pursuant to her employment agreement. The $500,000 increase to Mr. Kenigsztein’s 2021 annual equity award target was subject to CWP’s achievement of certain revenue and operating cash flow (OCF) (as defined below) performance targets set by the compensation committee in March 2021, which were not met.

2021 Phoenix Awards. As noted above, the compensation committee has three primary objectives with respect to executive compensation - motivation, retention and alignment of interests to create shareholder value. Pursuant to the Incentive Plan, on March 16, 2021 (or July 16, 2021 in Ms. Lorenzo’s case), the compensation committee approved the Phoenix Awards for our NEOs and other key employees. The Phoenix Awards are designed to motivate and reward employees to build momentum in the company's operating performance over the next three years, drive the company to emerge stronger from the pandemic, accelerate the company’s transition to a digital first company, retain key executives and to drive our senior management toward attaining increased shareholder value over the three-year performance period.

The Phoenix Awards are in the form of PSARs. Reflecting the approximate ratio of outstanding shares of the company's Class A and Class C common shares, and past practice in our incentive plans, the PSARs are each issued in common shares at a ratio of one-third Class A and two-thirds Class C. Each PSAR represents the right to receive a payment in shares or, if the compensation committee so determines, cash or a combination of cash and shares, equal to the excess of the fair market value of the common shares on the day of exercise over the base price specified in the grant, subject to performance and vesting. The Phoenix Awards have performance conditions based on achievement of individual objectives in each of the years 2021, 2022, and 2023. These objectives consist of quantitative and qualitative measures, which include individual strategic, financial, transactional, organizational and/or operational goals. The Phoenix Awards will vest on March 15, 2024, subject to satisfaction of the individual objectives and continued employment of the recipient through this date.
The Phoenix Award for our CEO is 3 million (comprised of 1 million Class A PSARs and 2 million Class C PSARs) and for each of the other named executive officers is 300,000 PSARs (comprised of 100,000 Class A PSARs and 200,000 Class C PSARs), except the Phoenix Award for Mr. Kenigsztein is 100,000 PSARs (comprised of 33,333 Class A PSARs and 66,667 Class C PSARs).
The PSARs have a term of ten years and base prices equal to the market closing price of our Class A and Class C common shares on the grant date, which was $14.00 for LILA and $14.10 for LILAK for our NEOs, except for Ms. Lorenzo whose PSARs have base prices equal to the market closing price of the common shares on the grant date of July 16, 2021, which was $13.53 for LILA and $13.57 for LILAK.
The Phoenix Awards are subject to tax withholding, forfeiture, acceleration, amendment or other terms in connection with certain terminations of employment, change-of-control events and other terms with executives, generally consistent with the terms of equity awards previously granted by the company.

Decisions for 2020 PSUs. For the equity incentive awards awarded through 2020, approximately two-thirds were delivered in the form of an annual award of performance-based restricted share units (PSUs) and approximately one-third in the form of an annual award of SARs. All of these awards are made pursuant to the Incentive Plan.
Pursuant to the Incentive Plan, the compensation committee approved, in early 2020, the target annual equity values for 2020 and granted an aggregate of 698,598 PSUs (the 2020 PSUs) to our CEO and the other NEOs of our company, other than Ms. Lorenzo who joined our company in July 2021. Such 2020 PSUs were adjusted due to the rights offering conducted in September 2020 (the Rights Offering), resulting in an additional 20,236 2020 PSUs being issued to our CEO and the other NEOs. Furthermore, at its meeting on February 19, 2021, the compensation committee selected OCF as the performance measure and established minimum, target and maximum performance goals related to 2021 OCF, which could result in award recipients earning 50% to 150% of their target 2020 PSUs, subject to reduction or forfeiture based on individual performance. OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items, as adjusted for events such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. In choosing OCF as the performance measure for the 2020 PSUs, the compensation committee’s goal was to ensure that the management team is focused on maximizing performance against a key financial metric used by our Board and management in evaluating our operating performance.
The following table sets forth the threshold, target and maximum performance levels and related payouts for the 2020 PSUs:

		Performance
	Performance Level	OCF	Payout
Maximum	150%	$1,832 million	150%
Target	100%	$1,792 million	100%
Threshold	50%	$1,752 million	50%
The compensation committee determines the actual payout by “straight-line interpolation” if our actual OCF for the performance period falls between the specified threshold, target and maximum performance levels in the table. The actual OCF for the performance period may be adjusted for events during the performance period such as acquisitions, dispositions and changes in foreign currency exchange rates and accounting principles or policies that affect comparability. The compensation committee may also adjust the target OCF for extraordinary events that distort performance.
At its February 15, 2022 meeting, our compensation committee reviewed management’s calculations of 2021 OCF, as adjusted pursuant to the terms of the 2020 PSU grant agreements. The required adjustments to the OCF for 2021 were made pursuant to the terms of the 2020 PSU grant agreements and included adjustments to remove the effects of (1) the Telefónica-Costa Rica Acquisition (and related impacts of such acquisition, including integration costs), as this is an acquisition to be excluded pursuant to the guidelines and (2) lease accounting adjustments related to the AT&T Acquisition and the disposition of our subsidiary, VTR, in the pending Chile JV. As permitted by the 2020 PSU grant agreements, the compensation committee also approved adjustments for certain events or circumstances that in its view distorted performance. These discretionary revisions to the target OCF CAGR included adjustments adding back the cost impact of volcanic activity on our operations in St. Vincent and Barbados.
The required and discretionary adjustments, in the aggregate, decreased our OCF target to $1,792 million and decreased our 2021 OCF of $1,829 million to $1,801 million. Based on the foregoing, the compensation committee determined that approximately 111.4% of the target OCF had been achieved. This determination was made by dividing the adjusted actual OCF achieved above target ($9 million) by $40 million, using maximum available precision. That percentage achievement of the target OCF, which fell between the target and maximum levels in the preceding table, translated into 111.4% of the target 2020 PSUs being earned. The compensation committee further determined that based on each NEO’s individual performance over the performance period, no reduction would be made to the percentage of target 2020 PSUs, which had been earned based on financial performance.
The table below sets forth the actual number of the 2020 PSUs that were earned and which were converted to time-vested RSUs pursuant to the terms of the 2020 PSUs, including the additional PSUs granted to each NEO as an adjustment in connection with the Rights Offering. One-half of the earned 2020 PSUs will vest on March 15, 2022 and the balance on September 15, 2022.

Name	LLA Class A RSUs	LLA Class C RSUs
Balan Nair	137,648	287,257
Christopher Noyes	31,765	66,290
Rocio Lorenzo	–	–
John Winter	26,471	55,242
Betzalel Kenigsztein	31,765	66,290
Vivek Khemka	31,765	66,290
Share Ownership Policy
Our compensation committee has established an Executive Share Ownership Policy, effective March 2018, for our executive officers and senior officers. The purpose of the Executive Share Ownership Policy is to ensure that our officers have a significant stake in our long-term success and are aligned with our shareholders. As a result, the compensation committee established guidelines for ownership of our common shares based on an individual’s level in our company and expressed as a multiple of base salary as follows:

Position	Guideline
Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Chief Technology and Product Officer and Chief Legal Officer	4 times base salary
All other members of the Executive Leadership Team, including our Chief Customer Officer	3 times base salary
Executive and senior officers, who were subject to the policy at the time of adoption, were expected to be in compliance with the ownership guidelines within four years of the policy’s effective date. New executive and senior officers must be in compliance within four years of the date they become subject to the policy. In calculating the value of common shares owned by an executive and a senior officer, the policy includes the value of common shares owned jointly with and separately by the officer’s spouse and minor children, 50% of the value of vested common shares held in the officer’s account in the Liberty Latin America 401(k) Savings Plan, and 50% of the in-the-money value of vested options and SARs.
Deferred Compensation Plan
Under the Liberty Latin America Deferred Compensation Plan (the Deferred Compensation Plan), our executive and other officers who are U.S. taxpayers and who are designated as participants from time to time by our compensation committee may elect to defer payment of certain of their compensation as described under —Deferred Compensation Plan below. We do not have a pension or other defined benefit-type plan to offer our executive and senior officers. For these executive officers and employees who are based in the U.S., we contribute to the defined contribution Liberty Latin America 401(k) Savings Plan, but such contributions are capped by U.S. law. Accordingly, the Deferred Compensation Plan was adopted by the compensation committee to provide a tax-efficient method for participants who are U.S. taxpayers to accumulate value, thus enhancing our ability to attract and retain senior management. With respect to the tax ramifications to us of the Deferred Compensation Plan, the compensation committee noted in adopting the plan that the corporate tax deduction on the deferred compensation may not be taken until payments to participants are made, but that we will have use of the cash in the interim. Although our compensation committee deemed the Deferred Compensation Plan to be an important benefit to participants, it is not included in any quantitative valuation with the three main components of our compensation packages, because participation in the plan, and to what extent, is at each participant’s discretion.
Other Benefits
We do not offer perquisites and other personal benefits on a general basis to our executive officers. The personal benefits we have provided are limited to personal use of our corporate aircraft, an executive health plan and relocation benefits.
Under our aircraft policy, members of our Board, our CEO, other executive officers and certain senior officers, with our CEO’s approval, may use our corporate aircraft for personal travel, subject to reimbursing us for the aggregate incremental costs incurred, plus applicable taxes. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. Pursuant to his employment agreement, the annual flight hours for Mr. Nair’s personal use of our aircraft is 50 hours per year without cost reimbursement. If Mr. Nair’s personal use of our aircraft exceeds 50 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 50 annual flight hours. Also under our aircraft policy, our CEO and, with his approval, our other executive officers and certain senior officers may have family members or other personal guests accompany them on our corporate aircraft while traveling on business without reimbursing us for the incremental cost attributable to the personal guest.
The taxable income of an officer will include imputed income equal to the value of the personal use of our aircraft by him and by his personal guests determined using a method based on the Standard Industry Fare Level (SIFL) rates, as published by the U.S. Internal Revenue Service (IRS). Income is imputed only to the extent that the value derived by such applicable method exceeds the amount the officer pays us for such personal use.
We also provide an executive health plan for our executive and senior officers to proactively manage and improve their health. The benefits of this program include a complete medical history review, annual physical examinations, comprehensive laboratory testing, diagnostic testing and consultations with specialists.
In 2021, Ms. Lorenzo, Mr. Kenigsztein and Mr. Khemka each received relocation, housing and expatriate benefits in connection with Ms. Lorenzo’s and Mr. Kenigsztein’s relocations to Panama and Mr. Khemka’s relocation to Chile. Ms. Lorenzo’s employment agreement also provides for tuition support for each child for up to three years, and reimbursement of reasonable attorney’s fees incurred in connection with the negotiation of her employment agreement. If Ms. Lorenzo voluntarily resigns from our company or is terminated for cause between July 17, 2022 and July 15, 2024, she will be required to reimburse us for half of her relocation expenses. Mr. Khemka also received tuition benefits during 2021.
Tax and Accounting Considerations
Under the 2017 Tax Act, Section 162(m) of the Code and the regulations and interpretations promulgated thereunder was amended effective for 2018 to prohibit the deduction of compensation in excess of $1.0 million paid to “covered employees”, which may limit our ability to deduct all compensation paid to certain of our executives in the future. Effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. To the extent the transition relief is available under the 2017 Tax Act to preserve deductions under Section 162(m) grandfathered arrangements, the committee may determine to satisfy those requirements although we have not adopted a policy requiring eligible compensation to be deductible. While the compensation committee considers the accounting and tax implications of its compensation decisions, other important considerations may outweigh such tax or accounting implications, and the compensation committee reserves the right to establish compensation arrangements that may not be fully tax deductible under applicable tax laws. Our compensation committee endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Code.
Our compensation committee also takes into account from time to time, as appropriate, the accounting treatment of compensation elements in determining types and levels of compensation, including method of payment, for our executive officers.
Recoupment Policy
We have a recoupment policy, which is reflected in the terms of our PSU awards and our annual cash performance awards for executive officers, that provides that if our consolidated financial statements for any of the years relevant to the determination of whether the applicable performance metrics have been met are required to be restated at any time as a result of an error (whether or not involving fraud or misconduct) and our compensation committee determines that if the financial results had been properly reported the portion of the awards that would have been earned by participants would have been lower than the awards actually earned by them, then each participant will be required to refund and/or forfeit the excess amount of his or her earned award.
Post-Employment Benefits and Change in Control
Our CEO and each of our NEOs are entitled to post-employment benefits under their respective employment agreements. See Employment and Other Agreements below. Additionally, our NEOs and executive officers are entitled to the same benefit of accelerated vesting of all or part of conventional equity awards made under the Incentive Plan on certain termination-of-employment events as other holders of such awards. Similarly, the Incentive Plan provides the same treatment to all holders of conventional equity awards granted under these plans upon the occurrence of certain change in control events. Accordingly, the existence of these potential post-employment and change in control benefits has not influenced our compensation committee’s decisions with respect to executive compensation.
In designing the terms for the 2020 PSUs and Phoenix Awards, our compensation committee determined that only a limited set of events would warrant automatic acceleration of awards thereunder. The terms of the 2020 PSU awards do not guarantee that any portion of an award will be deemed earned upon termination of employment, except as a result of death, nor that vesting of earned awards will be accelerated upon termination of employment, except as a result of death or disability. The 2020 PSUs will only be accelerated upon specified change in control events if the awards are not continued on the same terms and conditions or, in the case of certain corporate reorganization transactions, effective provision has not been made for the assumption or continuation of the awards on equivalent terms. The Phoenix Awards would fully vest upon a termination due to death or disability, and the compensation committee has discretion to vest a prorated portion of the Phoenix Awards upon a qualifying retirement or a termination of employment without cause. Full vesting of the Phoenix Awards will only be accelerated upon specified change in control events as discussed in Potential Payments upon Termination or Change in Control below.
The compensation committee believes these limited acceleration events related to a change in control provide appropriate protection to participants and would serve to maintain morale and aid retention during the disruptive circumstances of a change in control. The compensation committee reserved discretion to approve the accelerated vesting of an individual’s award or an amendment to an individual’s award agreements when appropriate under the circumstances.
For additional information on post-employment benefits and change in control provisions, see Potential Payments upon Termination or Change in Control below.
Timing of Equity Awards
For purposes of determining the number of LILA and LILAK awards to be granted each year for the target annual equity values of our executive officers and other key employees, our compensation committee expects to use the 1:2 weighted, LILA and LILAK, 5-day average prices of such shares leading up to the date of such committee’s approval of the grants to determine the number of awards to issue. The grant date for such awards generally occurs in March of each year. For 2021, awards were granted in mid-March to our NEOs, except that Ms. Lorenzo’s awards were granted in mid-July when she joined our company. As a relatively new company, our compensation committee continues to evaluate appropriate timing of grants under our annual equity grant program and may determine to grant awards at another time in subsequent years. Grants of equity awards to eligible employees would otherwise only be made in connection with significant events, such as hiring or promotion.
Policies Regarding Hedging
Our Board has adopted an Insider Trading Policy that requires each of our directors and executive officers to pre-clear all proposed transactions in our company’s securities, including hedging or monetization transactions, with the Legal Department or our company’s outside counsel. The policy prohibits short sales of our company’s securities by any director or employee. We do not have a policy that specifically prohibits our directors or executive officers from hedging the economic risk of share ownership.
Compensation Committee Report
The compensation committee has reviewed the Compensation Discussion and Analysis above and discussed it with management. Based on such review and discussions, the compensation committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Members of the Compensation Committee Miranda Curtis (chair) Paul A. Gould Eric L. Zinterhofer

Summary Compensation Table
The following table sets forth information concerning the compensation of our NEOs for fiscal years 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compen-sation ($)(5)	Total ($)

	2021	1,250,000	—	9,250,842	26,310,008	—	609,265	156,688	37,576,803
Balan Nair	2020	1,145,833	—	7,643,161	4,054,074	2,325,050	1,245,039	65,205	16,478,363
Chief Executive Officer & President	2019	1,250,000	—	6,943,346	2,932,965	1,320,200	48,831	86,913	12,582,255

	2021	625,000	—	3,020,587	3,857,442	—	25,422	36,770	7,565,220
Christopher Noyes	2020	560,938	—	1,730,721	935,563	511,000	—	21,117	3,759,338
Senior Vice President & Chief Financial Officer	2019	550,000	—	2,203,493	676,845	—	—	24,613	3,454,951

	2021	200,256 (7)	—	1,510,027	2,872,206	—	—	61,558	4,644,048
Rocio Lorenzo(6)	2020	—		—	—	—	—	—	—
Senior Vice President & Chief Customer Officer	2019	—		—	—	—	—	—	—

	2021	541,667 (8)	—	2,368,692	3,525,976	—	37,185	38,094	6,511,614
John Winter	2020	468,750	—	1,696,272	779,633	511,000	8,988	21,117	3,485,759
Senior Vice President, Chief Legal Officer & Secretary	2019	500,000	—	1,777,272	564,042	—	—	30,431	2,871,745

	2021	743,886 (9)	—	2,407,320	2,059,248	—	20,304	50,500	5,281,258
Betzalel Kenigsztein	2020	627,083	—	2,307,569	935,563	—	55,776	131,557	4,057,547
General Manager of CWP and Former Senior Vice President & Chief Operating Officer	2019	700,000	—	1,177,980	676,845	660,100	9,468	34,116	3,258,509

	2021	597,523 (10)	—	2,585,755	3,691,709	—	27,631	226,998	7,129,615
Vivek Khemka	2020	585,938	—	1,812,592	935,563	408,800	3,980	24,420	3,771,292
General Manager of VTR and Former Senior Vice President & Chief Technology and Product Officer	2019	625,000	—	1,655,374	676,845	235,750	557	24,758	3,218,285
(1)The 2021 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 15, 2022 for the equity portion of the 2021 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), and (c) the grant date fair value of each NEO’s target 2021 RSUs, in each case, determined in accordance with Topic 718 of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC 718). The 2020 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 1, 2021 for the equity portion of the 2020 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), (c) the grant date fair value of each NEO’s target 2020 PSUs, (d) the grant date fair value of the RSUs granted to each NEO as adjustment to outstanding awards in connection with the Rights Offering, and (e) the grant date fair value of the target number of PSUs granted to each NEO as adjustment to outstanding PSUs in connection with the Rights Offering, in each case, determined in accordance with ASC 718. The 2019 dollar amounts shown in the “Stock Awards” column reflect (a) the grant date fair value of the LILA and LILAK shares issued to each NEO on March 13, 2020 for the equity portion of the 2019 Annual Bonus Program payments earned by the NEOs and issued pursuant to our SHIP, (b) the grant date fair value of the additional grants of LILA and LILAK RSUs under the SHIP representing 12.5% of the gross number of LILA and LILAK shares the NEOs received as described in (a), and (c) the grant date fair value of each NEO’s target 2019 PSUs, in each case, determined in accordance with ASC 718. For a description of the assumptions used in these calculations, see Notes 3 and 17 to our consolidated financial statements for the year ended December 31, 2021, which are included in the 2021 Form 10-K.
(2)The 2021 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of the 2021 SARs and the grant date fair value of Phoenix Awards approved on March 16, 2021 and granted on May 12, 2021 to our NEOs (except for Ms. Lorenzo whose 2021 SARs and Phoenix Award were approved and granted on July 16, 2021), in each case, determined in accordance with ASC 718. The dollar amounts for the SAR awards and the Phoenix Awards reflect the impact of estimated forfeitures and assume a risk-free interest rate ranging from 1.30% to 1.44%, a volatility rate ranging from 36.93% to 44.46% and an expected term of 10.0 years. The 2020 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2020 and granted on March 13, 2020 to our NEOs determined in accordance with ASC 718. The dollar amounts for the SAR awards reflect the impact of estimated forfeitures and assume a risk-free interest rate of 0.72%, a volatility rate ranging from 35.33% to 35.44% and an expected term of 7.0 years. The 2019 dollar amounts shown in the “Option Awards” column reflect the grant date fair value of SAR awards approved in 2019 and granted on April 1, 2019 to our NEOs determined in accordance with ASC 718. The dollar amounts for the SAR awards reflect the impact of estimated forfeitures and assume a risk-free interest rate ranging from 2.92% to 3.05%, a volatility rate of ranging from 32.00% to 32.95% and an expected term of 7.0 years. For a description of the assumptions used in these calculations, see Notes 3 and 17 to our consolidated financial statements for the year ended December 31, 2021, which are included in the 2021 10-K.
(3)The dollar amounts in the “Non-Equity Incentive Plan Compensation” column also reflect the cash payments earned by the NEOs under the 2020 Annual Bonus Program and the 2019 Annual Bonus Program, respectively. The awards were paid out in March 2021 and March 2020, respectively.
(4)The dollar amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the above-market value of accrued interest on compensation previously deferred by the applicable NEO under our Deferred Compensation Plan. The above-market value of accrued interest is that portion of the accrued interest equal to the amount that exceeds 120% of the applicable federal long-term rate (with compounding) at the time the interest rate under the Deferred Compensation Plan was set. Additionally, for the 2020 year, the dollar amount shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the portion of a reimbursement paid to Liberty Global in 2020 for above-market interest accrued in 2018, 2019 and 2020 on compensation previously deferred by the applicable NEO under the Liberty Global, Inc. Deferred Compensation Plan (the LG Deferred Compensation Plan) in connection with their service for Liberty Global prior to the Split-Off, as shown in the table below:

Name	Above-market interest reimbursement for 2018 ($)	Above-market interest reimbursement for 2019 ($)	Above-market interest reimbursement for 2020 ($)
Balan Nair	333,741	302,322	472,519
Betzalel Kenigsztein	19,526	10,486	0
John Winter	2,326	2,434	4,227

(5)The following table provides additional information about the 2021 amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	401(k) Plan ($)(a)	Life Insurance ($)(b)	Relocation ($)(b)	Airplane Usage ($)(b)	Miscellaneous ($)(c)	Total ($)
Balan Nair	19,500	494	—	127,212	9,482	156,688
Christopher Noyes	19,500	494	—	16,276	500	36,770
Rocio Lorenzo	—	—	61,058		500	61,558
John Winter	19,500	494	—	—	18,100	38,094
Betzalel Kenigsztein	—	—	50,000	—	500	50,500
Vivek Khemka	19,500	—	184,101	—	23,397	226,998
(a)Represents matching employer contributions made under the Liberty Latin America 401(k) Savings Plan. Under such plan, participants may make contributions annually, subject to U.S. federal limits, and Liberty Latin America makes a matching contribution equal to 100% of the participant’s contribution up to the lesser of the federal limit on contributions or 10% of their cash compensation (excluding awards under Liberty Latin America’s incentive plans). Voluntary catch-up contributions permitted under U.S. federal law for persons age 50 or older, however, are not matched.
(b)Amounts reflect the following:
•Premiums for term life insurance under our group term life insurance benefit plan for U.S. employees.
•Payments made on behalf of Ms. Lorenzo and Messrs. Kenigsztein and Khemka related to their relocation costs.
•Our aggregate incremental cost attributable to personal use of our aircraft or having a personal guest on a business flight by each of the following NEOs is: Mr. Nair ($127,212) and Mr. Noyes ($16,276). Aggregate incremental cost for personal use of our aircraft is determined on a per flight basis and includes fuel, oil, lubricants, hourly costs of aircraft maintenance for the applicable number of flight hours, in-flight food and beverage services, trip-related hangar and tie down costs, landing and parking fees, travel expenses for crew and other variable costs specifically incurred. Aggregate incremental cost for a personal guest is determined based on our average direct variable costs per passenger for fuel and in-flight food and beverage services, plus, when applicable, customs and immigration fees specifically incurred.
(c)Amounts reflect the following:
•Payments made on behalf of Messrs. Nair, Winter and Khemka under our executive health plan.
•A gift given to each of our NEOs.
•Travel payments and a tax assistance benefit to Mr. Khemka.
•Payments to Messrs. Nair, Winter and Khemka to reimburse for educational expenses.
(6)Ms. Lorenzo joined our company in July 2021.
(7)Ms. Lorenzo’s 2021 annual base salary has been pro-rated based on her July 2021 start date with our company and also includes payment of a thirteenth month of salary as required by Panamanian law.
(8)The annual base salary in effect for Mr. Winter for January and February 2021 was $500,000, which was increased to $550,000, effective in March 2021.

(9)Mr. Kenigsztein’s 2021 annual base salary includes payment of a thirteenth month of salary as required by Panamanian law.
(10)The compensation committee had set Mr. Khemka’s 2021 annual base salary at $625,000, but such amount was effectively reduced to $597,523 as a result of the degradation in the foreign currency exchange rate between the Chilean Peso and U.S. Dollar in July 2021 when he was transferred to our Chilean subsidiary’s payroll.

Grants of Plan-Based Awards
The table below sets forth certain information concerning the grants of equity based awards and the annual performance bonus awards approved and granted to our NEOs under the Incentive Plan during the year ended December 31, 2021, as described above in —Compensation Discussion and Analysis—Elements of Our Compensation Packages.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(8)
Name	Grant Date	Board/ Committee Action Date	Threshold (#)	Target (#)	Maximum (#)
Balan Nair
LILA	5/12/2021 (1)	03/16/2021	—	—	—	—	195,860	14.00	1,442,170
	5/12/2021 (2)	03/16/2021	—	—	—	6,691	—	—	90,529
	5/12/2021 (3)	03/16/2021	—	1,000,000	—	—	—	14.00	6,940,000
	5/12/2021 (4)	03/16/2021	—	—	—	93,257	—	—	1,261,767
	3/15/2022 (5)	02/19/2021	$328,125	$1,312,500	$1,706,250	—	—	—	—
LILAK	5/12/2021 (1)	03/16/2021	—	—	—	—	391,720	14.10	2,866,928
	5/12/2021 (2)	03/16/2021	—	—	—	13,382	—	—	183,333
	5/12/2021 (3)	03/16/2021	—	2,000,000	—	—	—	14.10	13,820,000
	5/12/2021 (4)	03/16/2021	—	—	—	186,514	—	—	2,555,242
	3/15/2022 (5)	02/19/2021	$656,250	$2,625,000	$3,412,500	—	—	—	—
Christopher Noyes
LILA	5/12/2021 (1)	03/16/2021	—	—	—	—	75,331	14.00	554,682
	5/12/2021 (2)	03/16/2021	—	—	—	1,470	—	—	19,899
	5/12/2021 (3)	03/16/2021	—	100,000	—	—	—	14.00	694,000
	5/12/2021 (4)	03/16/2021	—	—	—	35,868	—	—	485,294
	3/15/2022 (5)	02/19/2021	—	$375,000	$487,500	—	—	—	—
LILAK	5/12/2021 (1)	03/16/2021	—	—	—	—	150,662	14.10	1,102,668
	5/12/2021 (2)	03/16/2021	—	—	—	2,940	—	—	40,278
	5/12/2021 (3)	03/16/2021	—	200,000	—	—	—	14.10	1,382,000
	5/12/2021 (4)	03/16/2021	—	—	—	71,736	—	—	982,783
	3/15/2022 (5)	02/19/2021	—	$750,000	$975,000	—	—	—	—
Rocio Lorenzo
LILA	7/16/2021 (1)		—	—	—	—	48,465	13.53	312,983
	7/16/2021 (3)		—	100,000	—	—	—	13.53	301,452
	7/16/2021 (4)		—	—	—	21,583	—	—	292,018
	3/15/2022 (5)	07/16/2021	—	$187,500	$243,750	—	—	—	—

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(8)
Name	Grant Date	Board/ Committee Action Date	Threshold (#)	Target (#)	Maximum (#)
LILAK	7/16/2021 (1)		—	—	—	—	96,930	13.57	685,512
	7/16/2021 (3)		—	200,000	—	—	—	13.57	591,273
	7/16/2021 (4)		—	—	—	43,166	—	—	585,763
	3/15/2022 (5)	07/16/2021	—	$375,000	$487,500	—	—	—	—
John Winter
LILA	5/12/2021 (1)	03/16/2021	—	—	—	—	60,265	14.00	443,747
	5/12/2021 (2)	03/16/2021	—	—	—	1,912	—	—	25,869
	5/12/2021 (3)	03/16/2021	—	100,000	—	—	—	14.00	694,000
	5/12/2021 (4)	03/16/2021	—	—	—	28,694	—	—	388,230
	3/15/2022 (5)	02/19/2021	—	$375,000	$487,500	—	—	—	—
LILAK	5/12/2021 (1)	03/16/2021	—	—	—	—	120,530	14.10	882,137
	5/12/2021 (2)	03/16/2021	—	—	—	3,824	—	—	52,389
	5/12/2021 (3)	03/16/2021	—	200,000	—	—	—	14.10	1,382,000
	5/12/2021 (4)	03/16/2021	—	—	—	57,388	—	—	786,216
	3/15/2022 (5)	02/19/2021	—	$750,000	$975,000	—	—	—	—
Betzalel Kenigsztein
LILA	5/12/2021 (1)	03/16/2021	—	—	—	—	45,199	14.00	332,812
	5/12/2021 (2)	03/16/2021	—	—	—	2,941	—	—	39,792
	5/12/2021 (3)	03/16/2021	—	33,333	—	—	—	14.00	231,331
	5/12/2021 (4)	03/16/2021	—	—	—	21,520	—	—	291,166
	5/12/2021 (6)	03/16/2021	—	15,066	—	—	—	14.00	110,935
	5/12/2021 (6)	03/16/2021	—	7,174	—	—	—	—	97,064
	3/15/2022 (5)	02/19/2021	—	$281,250	$365,625	—	—	—	—
LILAK	5/12/2021 (1)	03/16/2021	—	—	—	—	90,397	14.10	661,599
	5/12/2021 (2)	03/16/2021	—	—	—	5,882	—	—	80,583
	5/12/2021 (3)	03/16/2021	—	66,667	—	—	—	14.10	460,669
	5/12/2021 (4)	03/16/2021	—	—	—	43,041	—	—	589,662
	5/12/2021 (6)	03/16/2021	—	30,133	—	—	—	14.10	220,538
	5/12/2021 (6)	03/16/2021	—	14,347	—	—	—	—	196,554
	3/15/2022 (5)	02/19/2021	—	$562,500	$731,250	—	—	—	—

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)(8)
Name	Grant Date	Board/ Committee Action Date	Threshold (#)	Target (#)	Maximum (#)
Vivek Khemka
LILA	5/12/2021 (1)	03/16/2021	—	—	—	—	67,798	14.00	499,215
	5/12/2021 (2)	03/16/2021	—	—	—	1,765	—	—	23,880
	5/12/2021 (3)	03/16/2021	—	100,000	—	—	—	14.00	694,000
	5/12/2021 (4)	03/16/2021	—	—	—	32,281	—	—	436,762
	3/15/2022 (5)	02/19/2021	—	$375,000	$487,500	—	—	—	—
LILAK	5/12/2021 (1)	03/16/2021	—	—	—	—	135,596	14.10	992,403
	5/12/2021 (2)	03/16/2021	—	—	—	3,530	—	—	48,361
	5/12/2021 (3)	03/16/2021	—	200,000	—	—	—	14.10	1,382,000
	5/12/2021 (4)	03/16/2021	—	—	—	64,562	—	—	884,499
	3/15/2022 (5)	02/19/2021	—	$750,000	$975,000	—	—	—	—
(1)These amounts represent the annual equity grant to our executives in the form of SARs, as more fully described in Elements of Our Compensation Packages above. These SARs will vest in three equal annual installments on March 15 of 2022, 2023 and 2024, except for Ms. Lorenzo whose 2021 SARs will vest in three equal annual installments on August 1 of each of 2022, 2023 and 2024.
(2)Pursuant to the SHIP, NEOs received RSUs in March 2021 equal to 12.5% of the gross number of shares earned under the 2020 Annual Bonus Program that the NEO elected to receive in common shares rather than cash, as further described above in Compensation Discussion and Analysis-Elements of Our Compensation Packages. These RSUs vested in full on March 1, 2022 provided that the NEO continued to hold all of the shares issued in connection with the 2020 Annual Bonus Program through that period.
(3)These amounts represent the Phoenix Awards granted to our executives in the form of PSARs, as more fully described in Elements of Our Compensation Packages above. The Phoenix Awards are subject to the achievement of individual performance objectives in each of the years 2021, 2022, and 2023. If earned, the awards will fully vest on March 15, 2024.
(4)These amounts represent the annual equity grant to our executives in the form of RSUs, as more fully described in Elements of Our Compensation Packages above. These RSUs will vest in three equal annual installments on March 15 of 2022, 2023 and 2024, except for Ms. Lorenzo whose 2021 RSUs will vest in three equal annual installments on August 1 of each of 2022, 2023 and 2024.
(5)For the 2021 year, the compensation committee determined that all amounts earned under the 2021 Annual Bonus Program would be paid in common shares, including the amounts the NEOs had previously elected to defer under the Deferred Compensation Plan. In addition, the compensation committee also adopted the Recognition Bonus Program, whereby high performers within the company are eligible to receive, based on personal performance, a payout over the annual calculated bonus amount, subject to the compensation committee’s approval of any recognition award for the NEOs. For the 2021 Annual Bonus

Program, Mr. Nair, Mr. Noyes and Mr. Kenigsztein each received the Recognition Bonus, providing for a total bonus payout of 130% of the annual calculated bonus amount; the additional 30% was paid in the form of LILA and LILAK shares, with no holding restrictions.
(6)These amounts represent the portions of Mr. Kenigsztein’s annual equity grant that were in the form of performance-based RSUs and SARs, as more fully described in Elements of Our Compensation Packages above. These RSUs and SARs were forfeited as the performance vesting conditions for these awards were not satisfied.
(7)These amounts represent the grant date fair value of these awards computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth certain information concerning options, SARs, PSARs, PSUs and RSUs held by our NEOs at December 31, 2021.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Balan Nair
LILA
	5/1/2015	6,534	—	—	50.55	5/1/2022	—	—	—	—
	5/1/2015	2,627	—	—	45.52	5/1/2022	—	—	—	—
	5/1/2016	7,552	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2016	3,026	—	—	37.53	5/1/2023	—	—	—	—
	5/1/2017	7,120	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	200,000	—	—	21.58	1/2/2025	—	—	—	—
(1)	5/1/2018	101,272	14,468	—	18.63	5/1/2025	—	—	—	—
(2)	4/1/2019	76,766	46,061	—	19.91	5/1/2026	—	—	—	—
(3)	3/13/2020	73,592	147,142	—	10.42	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	185,343	2,161,099
(5)	5/12/2021	—	—	—	—	—	6,691	78,017	—	—
(6)	5/12/2021	—	—	—	—	—	93,257	1,087,377	—	—
(6)	5/12/2021	—	195,860	—	14.00	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	1,000,000	14.00	3/16/2031	—	—	—	—

LILAK
	5/1/2015	13,176	—	—	50.84	5/1/2022	—	—	—	—
	5/1/2015	5,359	—	—	46.52	5/1/2022	—	—	—	—
	5/1/2016	15,106	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	6,052	—	—	40.61	5/1/2023	—	—	—	—
	5/1/2017	14,240	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	400,000	—	—	21.39	1/2/2025	—	—	—	—
(1)	5/1/2018	202,545	28,935	—	18.24	5/1/2025	—	—	—	—
(2)	4/1/2019	153,533	92,121	—	20.03	5/1/2026	—	—	—	—
(3)	3/13/2020	147,185	294,283	—	10.48	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	370,686	4,225,820
(8)	2/19/2021	—	—	—	—	—	—	—	16,106	183,608
(5)	5/12/2021	—	—	—	—	—	13,382	152,555	—	—
(6)	5/12/2021	—	—	—	—	—	186,514	2,126,260	—	—
(6)	5/12/2021	—	391,720	—	14.10	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	2,000,000	14.10	3/16/2031	—	—	—	—

Christopher Noyes
LILA
	5/1/2015	1,306	—	—	50.55	5/1/2022	—	—	—	—
	5/1/2015	525	—	—	45.52	5/1/2022	—	—	—	—
	8/1/2015	2,381	—	—	42.76	8/1/2022	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	5/1/2016	943	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2016	378	—	—	37.53	5/1/2023	—	—	—	—
	8/1/2016	11,562	—	—	34.85	8/1/2023	—	—	—	—
	5/1/2017	13,170	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	11,854	—	—	21.58	1/2/2025	—	—	—	—
(1)	5/1/2018	25,318	3,617	—	18.63	5/1/2025	—	—	—	—
(2)	4/1/2019	17,715	10,630	—	19.91	5/1/2026	—	—	—	—
(3)	3/13/2020	16,983	33,956	—	10.42	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	42,771	498,710
(5)	5/12/2021	—	—	—	—	—	1,470	17,140	—	—
(6)	5/12/2021	—	—	—	—	—	35,868	418,221	—	—
(6)	5/12/2021	—	75,331	—	14.00	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	100,000	14.00	3/16/2031	—	—	—	—

LILAK
	5/1/2015	2,364	—	—	50.84	5/1/2022	—	—	—	—
	5/1/2015	1,071	—	—	46.52	5/1/2022	—	—	—	—
	8/1/2015	4,762	—	—	42.55	8/1/2022	—	—	—	—
	5/1/2016	1,888	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	756	—	—	40.61	5/1/2023	—	—	—	—
	8/1/2016	23,124	—	—	35.24	8/1/2023	—	—	—	—
	5/1/2017	26,340	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	23,708	—	—	21.39	1/2/2025	—	—	—	—
(1)	5/1/2018	50,636	7,234	—	18.24	5/1/2025	—	—	—	—
(2)	4/1/2019	35,431	21,259	—	20.03	5/1/2026	—	—	—	—
(3)	3/13/2020	33,966	67,912	—	10.48	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	85,542	975,179
(8)	2/19/2021	—	—	—	—	—	—	—	3,717	42,374
(5)	5/12/2021	—	—	—	—	—	2,940	33,516	—	—
(6)	5/12/2021	—	—	—	—	—	71,736	817,790	—	—
(6)	5/12/2021	—	150,662	—	14.10	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	200,000	14.10	3/16/2031	—	—	—	—

Rocio Lorenzo
LILA
(9)	7/16/2021	—	—	—	—	—	21,583	251,658	—	—
(9)	7/16/2021	—	48,465	—	13.53	7/17/2031	—	—	—	—
(7)	7/16/2021	—	—	100,000	13.53	7/17/2031	—	—	—	—

LILAK
(9)	7/16/2021	—	—	—	—	—	43,166	492,092	—	—
(9)	7/16/2021	—	96,930	—	13.57	7/17/2031	—	—	—	—
(7)	7/16/2021	—	—	200,000	13.57	7/17/2031	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Winter
LILA
	5/1/2015	980	—	—	50.55	5/1/2022	—	—	—	—
	5/1/2015	394	—	—	45.52	5/1/2022	—	—	—	—
	5/1/2016	1,132	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2016	454	—	—	37.53	5/1/2023	—	—	—	—
	5/1/2017	1,068	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	11,854	—	—	21.58	1/2/2025	—	—	—	—
(1)	5/1/2018	21,098	3,014	—	18.63	5/1/2025	—	—	—	—
(2)	4/1/2019	14,763	8,858	—	19.91	5/1/2026	—	—	—	—
(3)	3/13/2020	14,152	28,297	—	10.42	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	35,643	415,597
(5)	5/12/2021	—	—	—	—	—	1,912	22,294	—	—
(6)	5/12/2021	—	—	—	—	—	28,694	334,572	—	—
(6)	5/12/2021	—	60,265	—	14.00	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	100,000	14.00	3/16/2031	—	—	—	—

LILAK
	5/1/2015	1,976	—	—	50.84	5/1/2022	—	—	—	—
	5/1/2015	803	—	—	46.52	5/1/2022	—	—	—	—
	5/1/2016	2,266	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	908	—	—	40.61	5/1/2023	—	—	—	—
	5/1/2017	2,136	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	23,708	—	—	21.39	1/2/2025	—	—	—	—
(1)	5/1/2018	42,196	6,028	—	18.24	5/1/2025	—	—	—	—
(2)	4/1/2019	29,526	17,716	—	20.03	5/1/2026	—	—	—	—
(3)	3/13/2020	28,304	56,594	—	10.48	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	71,286	812,660
(8)	2/19/2021	—	—	—	—	—	—	—	3,098	35,317
(5)	5/12/2021	—	—	—	—	—	3,824	43,594	—	—
(6)	5/12/2021	—	—	—	—	—	57,388	654,223	—	—
(6)	5/12/2021	—	120,530	—	14.10	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	200,000	14.10	3/16/2031	—	—	—	—

Betzalel Kenigsztein
LILA
	5/1/2015	1306	—	—	50.55	5/1/2022	—	—	—	—
	5/1/2015	525	—	—	45.52	5/1/2022	—	—	—	—
	8/1/2015	2,381	—	—	42.76	8/1/2022	—	—	—	—
	5/1/2016	1,132	—	—	39.48	5/1/2023	—	—	—	—
	5/1/2016	454	—	—	37.53	5/1/2023	—	—	—	—
	8/1/2016	13,873	—	—	34.85	8/1/2023	—	—	—	—
	5/1/2017	15,806	—	—	21.43	5/1/2024	—	—	—	—
	1/2/2018	11,854	—	—	21.58	1/2/2025	—	—	—	—
(1)	5/1/2018	25,318	3,617	—	18.63	5/1/2025	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(2)	4/1/2019	17,715	10,630	—	19.91	05/01/2026	—	—	—	—
(3)	3/13/2020	16,983	33,956	—	10.42	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	42,771	498,710
(5)	5/12/2021	—	—	—	—	—	2,941	34,292	—	—
(6)	5/12/2021	—	—	—	—	—	21,520	250,923	—	—
(10)	5/12/2021	—	—	—	—	—	—	—	7,174	83,649
(6)	5/12/2021	—	45,199	—	14.00	3/16/2031	—	—	—	—
(10)	5/12/2021	—	—	15,066	14.00	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	33,333	14.00	3/16/2031	—	—	—	—

LILAK
	5/1/2015	2,634	—	—	50.84	5/1/2022	—	—	—	—
	5/1/2015	1,071	—	—	46.52	5/1/2022	—	—	—	—
	8/1/2015	4,762	—	—	42.55	8/1/2022	—	—	—	—
	5/1/2016	2,266	—	—	39.71	5/1/2023	—	—	—	—
	5/1/2016	908	—	—	40.61	5/1/2023	—	—	—	—
	8/1/2016	27,746	—	—	35.24	8/1/2023	—	—	—	—
	5/1/2017	31,612	—	—	21.84	5/1/2024	—	—	—	—
	1/2/2018	23,708	—	—	21.39	1/2/2025	—	—	—	—
(1)	5/1/2018	50,636	7,234	—	18.24	5/1/2025	—	—	—	—
(2)	4/1/2019	35,431	21,259	—	20.03	5/1/2026	—	—	—	—
(3)	3/13/2020	33,966	67,912	—	10.48	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	85,542	975,179
(8)	2/19/2021	—	—	—	—	—	—	—	3,717	42,374
(5)	5/12/2021	—	—	—	—	—	5,882	67,055	—	—
(6)	5/12/2021	—	—	—	—	—	43,041	490,667	—	—
(10)	5/12/2021	—	—	—	—	—	—	—	14,347	163,556
(6)	5/12/2021	—	90,397	—	14.10	3/16/2031	—	—	—	—
(10)	5/12/2021	—	—	30,133	14.10	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	66,667	14.10	3/16/2031	—	—	—	—

Vivek Khemka
LILA
(1)	11/1/2018	23,105	7,702	—	18.15	11/2/2025	—	—	—	—
(2)	4/1/2019	17,715	10,630	—	19.91	5/1/2026	—	—	—	—
(3)	3/13/2020	16,983	33,956	—	10.42	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	42,771	498,710
(5)	5/12/2021	—	—	—	—	—	1,765	20,580	—	—
(6)	5/12/2021	—	—	—	—	—	32,281	376,396	—	—
(6)	5/12/2021	—	67,798	—	14.00	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	100,000	14.00	3/16/2031	—	—	—	—

LILAK
(11)	11/1/2018	46,210	15,404	—	18.30	11/2/2025	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(2)	4/1/2019	35,431	21,259	—	20.03	5/1/2026	—	—	—	—
(3)	3/13/2020	33966	67,912	—	10.48	3/16/2027	—	—	—	—
(4)	2/19/2021	—	—	—	—	—	—	—	85,542	975,179
(8)	2/19/2021	—	—	—	—	—	—	—	3,717	42,374
(5)	5/12/2021	—	—	—	—	—	3,530	40,242	—	—
(6)	5/12/2021	—	—	—	—	—	64,562	736,007	—	—
(6)	5/12/2021	—	135,596	—	14.10	3/16/2031	—	—	—	—
(7)	5/12/2021	—	—	200,000	14.10	3/16/2031	—	—	—	—
(1)Vests in 2 equal remaining quarterly installments from February 1, 2022 to May 1, 2022.
(2)Vests in 6 equal remaining quarterly installments from February 1, 2022 to May 1, 2023.
(3)Vests in 2 equal remaining annual installments on March 15 of 2022 and 2023.
(4)Represents the maximum number of LILA and LILAK shares underlying 2020 PSUs that may be earned by each of our NEOs, other than Ms. Lorenzo, based on our 2021 OCF. On February 15, 2022, the compensation committee determined that 111.4% of the target 2020 PSUs were earned, and the 2020 PSUs will vest in two equal installments on March 15, 2022 and September 15, 2022.
(5)Vested on March 1, 2022.
(6)Vests in 3 equal annual installments on March 15 of 2022, 2023 and 2024.
(7)Represents the target number of LILA and LILAK shares underlying PSARs that may be earned pursuant to the Phoenix Awards. The Phoenix Awards are subject to the achievement of individual performance objectives in each of the years 2021, 2022, and 2023. If earned, the awards will fully vest on March 15, 2024.
(8)Represents the maximum number of LILAK shares underlying the 2020 PSUs that may be earned by each of our NEOs, other than Ms. Lorenzo, based on our 2021 OCF, which were granted pursuant to the Incentive Plan’s anti-dilution provisions in connection with the Rights Offering. On February 15, 2022, the compensation committee determined that 111.4% of the target 2020 PSUs were earned, and the 2020 PSUs will vest in two equal installments on March 15, 2022 and September 15, 2022.
(9)Vests in 3 equal annual installments on August 1 of 2022, 2023 and 2024.
(10)Represents the target number of LILA and LILAK shares underlying performance-based RSUs and SARs that Mr. Kenigsztein may earn based on CWP’s 2021 financial performance. Mr. Kenigsztein forfeited these awards on February 15, 2022 as the compensation committee determined that the performance vesting conditions for these awards were not satisfied.
(11)Vests in 4 equal remaining quarterly installments from February 1, 2022 to November 1, 2022.

Option Exercises and Stock Vested
The table below sets forth certain information concerning the vesting of our named executive officers’ PSUs and RSUs and the shares paid to them in respect of the 2020 annual bonus program during the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)

Balan Nair
LILA	—	—	160,969	1,631,149
LILAK	—	—	383,652	3,820,083
Christopher Noyes
LILA	—	—	56,499	579,762
LILAK	—	—	126,127	1,279,974
Rocio Lorenzo
LILA	—	—	—	—
LILAK	—	—	—	—
John Winter
LILA	—	—	43,809	446,623
LILAK	—	—	96,731	976,739
Betzalel Kenigsztein
LILA	—	—	25,337	249,500
LILAK	—	—	64,315	620,290
Vivek Khemka
LILA	—	—	37,949	378,382
LILAK	—	—	85,808	845,544
(1)Includes shares withheld in payment of withholding taxes at election of holder.

Employment and Other Agreements
On November 1, 2017, Liberty Latin America and LiLAC Communications Inc., a Delaware corporation (Liberty LA), entered into a multi-year employment agreement (the Nair Agreement) with Mr. Nair, pursuant to which Mr. Nair serves as President and CEO of us and Liberty LA. We also entered into employment agreements with Messrs. Noyes, Kenigsztein, Khemka and Winter, effective July 24, 2019, and with Ms. Lorenzo, effective July 16, 2021 (collectively, the Officers). Each of our NEOs also holds equity awards granted under the Incentive Plan. These plans are described below under “Incentive Plans.”
Summary of the Nair Agreement
The Nair Agreement is dated November 1, 2017 but is effective as of December 29, 2017 and has an initial term ending on the fifth anniversary of that effective date. After the initial term, the Nair Agreement automatically renews for successive one-year terms unless we, Liberty LA or Mr. Nair provide at least 180 days’ prior written notice of their respective intention not to renew the term. Notwithstanding the foregoing, the Nair Agreement and Mr. Nair’s employment may be terminated at any time during the initial five-year term or a renewal term.
Mr. Nair’s initial base salary in the Nair Agreement was $1.25 million, and was $1.25 million in 2021. Mr. Nair is eligible to earn an annual bonus each year. The target annual bonus for 2021 was $3.5 million. There is no guaranteed bonus amount. The actual amount paid to Mr. Nair will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by our compensation committee. See Annual Performance Awards above.
During the term of the Nair Agreement, Mr. Nair is entitled to participate in our equity compensation programs on the same basis as our other executives. Pursuant to these programs, Mr. Nair will be entitled to receive grants of annual equity awards (the Annual Equity Awards) in the form of PSUs, SARs, or other forms of equity as determined by our compensation committee. The target value of these Annual Equity Awards was $6.5 million for 2020 and remained the same for 2021.
In its sole discretion, our compensation committee may annually increase Mr. Nair’s base salary, target annual bonus, or target Annual Equity Award value but may not reduce any of these amounts.
In addition to participating in U.S. employee benefit plans and arrangements sponsored by Liberty LA for the benefit of its senior executive group, Mr. Nair is entitled to use the company’s aircraft for up to 50 hours of personal use per year, in accordance with the terms of an aircraft time sharing agreement with Liberty LA. See Aircraft Policy below.
If Mr. Nair’s employment is terminated as a result of his death, Mr. Nair’s heirs will be entitled to receive (1) an amount equal to a pro rata portion of the annual bonus Mr. Nair would have received for the calendar year of his termination, which shall be based on actual performance results as determined by our compensation committee and shall be paid at the same time that such bonuses are paid to active executives as if Mr. Nair’s employment had not terminated until such date and (2) severance equal to one times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination. In addition, upon a termination due to death, the Nair Agreement provides for six months of continued vesting of his equity awards following his death.
If Mr. Nair’s employment is involuntarily terminated by Liberty LA without cause, due to disability, or for good reason (as those terms are defined in the Nair Agreement) in addition to the prorated annual bonus described in the foregoing paragraph, (1) Mr. Nair and his family will continue to receive coverage under Liberty LA’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by Liberty LA for a period ending on the earlier of (x) the one year anniversary of the executive’s date of termination and (y) the date that he obtains similar coverage from a subsequent employer and (2) Mr. Nair will be entitled to severance equal to two times his annual base salary in substantially equal payments over the 12-month period commencing on the 60th day following the date of termination; provided, however, that if Mr. Nair’s termination is due to a disability, such severance amount shall be reduced by the amount of disability benefits Mr. Nair receives pursuant to any employee benefit plans maintained by Liberty LA. In addition, upon an involuntary termination by Liberty LA without cause or a termination for good reason, the Nair Agreement provides for 12 months of continued vesting of his equity awards following such a termination, and upon a termination due to disability the Nair Agreement provides for six months of continued vesting.
If Mr. Nair is terminated for cause (as defined in the Nair Agreement) or if he resigns (other than for good reason (as defined in the Nair Agreement)), Mr. Nair will not be entitled to any severance or other benefits under the Nair Agreement.

Pursuant to the Nair Agreement, Mr. Nair is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Nair Agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.
Mr. Nair has agreed to waive any rights he would have under any agreement to a gross-up for any taxes associated with a parachute payment.
Summary of the Employment Agreements with our other NEOs
Messrs. Noyes, Winter, Kenigsztein and Khemka have each entered into employment agreements, effective July 24, 2019, and Ms. Lorenzo entered into an employment agreement, effective July 16, 2021. Each employment agreement provides for an indefinite term continuing until either party provides advance written notice to the other party of their respective intention to terminate employment with the company.
Under their employment agreements, the Officers will each receive a base salary and our CEO or compensation committee may annually increase, but not decrease, each executive’s base salary. The base salaries set forth in the employment agreements for Messrs. Noyes, Winter, Kenigsztein and Khemka and Ms. Lorenzo were $550,000, $500,000, $700,000, $625,000 and $440,000, respectively. In 2021, Mr. Winter’s base salary was increased to $550,000, and in 2020 and 2022, Mr. Noyes’ base salary was increased to $625,000 and $675,000, respectively. Each of the Officers will be eligible to earn an annual bonus. The target annual bonus for 2021 for each of the Officers was $1.0 million, except for Ms. Lorenzo whose 2021 target annual bonus was prorated to $500,00 due to her July 2021 start date and Mr. Kenigsztein whose target annual bonus was $750,000. For 2022, the Officers’ target annual bonuses are $1.0 million, except for Mr. Kenigsztein whose target annual bonus is $750,000. There is no guaranteed bonus amount. The actual amount of the annual bonus paid to the Officers will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by our compensation committee. Our compensation committee has the discretion to annually increase or decrease each Officer’s target annual bonus.
In addition, each Officer will participate in our equity compensation programs. Pursuant to these programs, they will each be entitled to receive Annual Equity Awards in the form of PSUs, SARs, or other forms of equity as determined by our compensation committee, with the terms and conditions substantially the same as those for our other senior executive officers. For 2021, the target value of these Annual Equity Awards was $2.5 million for Mr. Noyes, $1.5 million for Ms. Lorenzo, $2.0 million for Messrs. Winter and Kenigsztein and $2.25 million for Mr. Khemka. Our compensation committee has the discretion to annually increase or decrease each Officer’s Annual Equity Award value. For 2022, the target value of Mr. Khemka’s Annual Equity Awards was increased to $2.25 million and the target value of Mr. Kenigsztein’s Annual Equity Awards was decreased to $1.75 million. Ms. Lorenzo also received a Phoenix Award of 100,000 LILA SARs and 200,000 LILAK SARs pursuant to her employment agreement, which cliff vest in March 2024, subject to individual performance.
Ms. Lorenzo’s employment agreement also provides for relocation and expatriate benefits, a housing allowance of $4,000 per month for three years, tuition support of $18,000 per year per child for up to three years, and reimbursement of reasonable attorney’s fees incurred in connection with the negotiation of her employment agreement, capped at $20,000. If she voluntarily resigns from our company or is terminated for cause between July 17, 2022 and July 15, 2024, Ms. Lorenzo will be required to reimburse us for half of her relocation expenses.
If an Officer’s employment is terminated as a result of death, the Officer’s heirs will be entitled to receive (1) an amount equal to a pro rata portion of the annual bonus he or she would have received for the calendar year of termination, which shall be based on the number of days he or she was employed by our company during the calendar year of termination and actual performance results as determined by the compensation committee and shall be paid at the same time that such bonuses are paid to active executive officers as if his or her employment had not terminated until such date and (2) cash severance equal to one times his or her annual base salary in a single lump sum on the 60th day following the date of termination.
If the company terminates the employment of an Officer without cause, due to his or her disability, or if he or she voluntarily terminates employment for good reason (as those terms are defined in the Officer’s respective employment agreement), in addition to the prorated annual bonus described in the foregoing paragraph, (1) if the Officer is U.S.-based, the Officer and his or her family will continue to receive coverage under the company’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums no higher than those applicable to active senior executive employees of the company for a period ending on the earlier of (x) the one year anniversary of the executive’s date of termination and (y) the date that he or she obtains similar coverage from a subsequent employer and (2) the executive will be entitled to cash severance equal to one times the annual base salary in substantially equal installment payments over the 12-month period commencing on the 60th day following the date of termination; provided, however, that if his or her termination is due to a disability, such severance amount shall be reduced by the amount of disability benefits he or she receives pursuant to any employee benefit plans maintained by the company during the period of such installment payments.
If an Officer is terminated for cause (as defined in the Officer’s respective employment agreement) or if he or she resigns other than for good reason (as defined in his respective employment agreement), he or she will not be entitled to any severance or other benefits under the employment agreement.
Pursuant to their respective employment agreements, the Officers are subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the employment agreement and, depending on the circumstances of termination, for a period of up to one year thereafter.
Under their respective employment agreements, the Officers have each agreed to waive any rights to a gross-up for any taxes associated with a parachute payment.
Aircraft Policy
Our policy for the personal use of our aircraft by members of our Board, our CEO, other executive officers, including our NEOs, and certain senior officers was established in 2018. The policy allows non-employee directors to use our aircraft for personal flights, subject to availability, without charge. The policy requires each user who is an officer to lease the corporate aircraft for personal use pursuant to an aircraft time sharing agreement and to pay us an amount equal to the aggregate incremental cost of each flight up to certain limits established under the U.S. Federal Aviation Administration rules. Incremental costs may include fuel, oil, lubricants and other additives, hangar and tie down costs away from aircraft home airport, travel expenses for crew, landing and parking fees, customs and immigration fees, insurance obtained for a specific flight, in-flight food and beverage services, ground transportation, de-icing fees and flight planning and weather contract services. With approval, family members or guests may join an executive or senior officer or director on a business flight without charge for these additional passengers. Also, on limited occasions, we may allow a business-related flight to land at an airport other than its destination to drop off or pick up a passenger for personal convenience without requiring reimbursement of our incremental cost.
Pursuant to the terms of his employment agreement, Mr. Nair is allowed 50 annual flight hours for personal use of our aircraft. If Mr. Nair’s personal use of our aircraft exceeds 50 annual flight hours for a relevant calendar year, he will also be obligated to pay us the aggregate incremental cost of such usage over his allotted 50 annual flight hours.
For U.S. tax reporting purposes, when family members or guests of a director or executive or senior officer travel on business flights, the value of such personal use, determined using a method based on SIFL rates as published by the IRS, is imputed as income to such director or executive or senior officer. A director or executive or senior officer will also have imputed income based on SIFL rates for a personal flight, less any amounts reimbursed to us. In accordance with applicable tax rules and regulations, such imputed income is included in taxable income for the applicable director or executive or senior officer.
Notwithstanding the policy, we and the flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons.
Incentive Plans
Effective December 29, 2017, our Board adopted the Incentive Plan, the Liberty Latin America 2018 Nonemployee Director Incentive Plan (the Director Plan) and the Liberty Latin America Transitional Share Conversion Plan (the Transition Plan). We may generally grant non-qualified share options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under either the Incentive Plan or the Director Plan. Common shares issuable pursuant to awards made under the Incentive Plan or the Director Plan will be made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. These awards may be granted at or above fair value in any class of our common shares. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Incentive Plan and the Director Plan is 75 million (of which no more than 10 million shares may consist of Class B common shares) and 5 million, respectively, in each case, subject to anti-dilution and other adjustment provisions in the respective plan.
Prior to 2020, awards (other than performance-based awards) under the Incentive Plan are expected to generally (1) vest 12.5% on the six month anniversary of the grant date, and 6.25% quarterly thereafter and (2) expire seven years after the grant date. Our 2020 and 2021 awards (other than performance-based awards) under the Incentive Plan generally vest 33.34% on the twelve month anniversary of the grant date and 33.33% yearly thereafter. SARs granted in 2020 expire seven years after the grant date, and beginning in 2021, new SAR awards expire ten years after the grant date. PSUs under the Incentive Plan were generally subject to a two-year performance period, other than the 2020 PSUs which had a one-year performance period, and vest subject to continued employment through the applicable vesting date during the year following the end of the performance period. Awards of RSUs under the Director Plan generally vest in full on the first anniversary of the grant date, provided the director continues to serve as director immediately prior to the vesting date.
In connection with the Split-Off, awards with respect to LiLAC Shares were automatically cancelled and replaced with awards with respect to our common shares. The Transition Plan was adopted to provide for these replacement grants. The maximum number of common shares of Liberty Latin America with respect to which awards may be issued under the Transition Plan is 10,116,012. Replacement awards under the Transition Plan are of the same class and number as, and remain subject, to all the terms and conditions of, the corresponding award of LiLAC Shares. Due to the automatic replacement of awards, as of December 31, 2021, awards with respect to 1,929,813 common shares were outstanding under the Transition Plan.
The Incentive Plan and the Director Plan prohibit our compensation committee or Board, without prior shareholder approval, from repricing outstanding options or SARs. In addition, it is our policy that, except for anti-dilution adjustments provided by the Incentive Plan and the Director Plan in connection with corporate transactions, the exercise or base price of common shares for any outstanding option or SAR granted under the Incentive Plan and the Director Plan will not be decreased after the date of grant nor will an outstanding option or SAR granted under the Incentive Plan or the Director Plan be surrendered to our company as consideration for the grant of a new option or SAR with a lower exercise or base price, cash or a new award unless there is prior approval by our shareholders. Any other action that is deemed to be a repricing under any applicable rule of Nasdaq shall be prohibited unless there is prior approval by our shareholders.
Nonqualified Deferred Compensation
The Deferred Compensation Plan was approved by our compensation committee in March 2018 and became effective on May 1, 2018. Officers of Liberty LA, which include our NEOs, who are also U.S. taxpayers, may participate in the Deferred Compensation Plan. Each designated participant may elect to defer all or any portion of his or her (1) annual performance award, (2) annual salary up to limits specified by the compensation committee (currently 90%) and (3) award, if any, under a current or future multi-year performance award arrangement.
Compensation deferred under the Deferred Compensation Plan prior to 2022 will be credited with interest initially at the rate of 8.5% per year, compounded daily (the credited interest fund). In setting the interest rate, our compensation committee reviews data on the implied yields of our significant bank debt and outstanding bonds, as well as credit market conditions. The compensation committee reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set, and in fact, reduced the interest rate to 8.0% per year, compounded daily, for compensation deferred in 2022. Deferred equity awards will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions. If the compensation committee approves the establishment of one or more phantom investment funds for purposes of the Deferred Compensation Plan, a participant may, but will not be obligated to, elect one or more of such phantom investment funds as the measurement fund for the purpose of calculating notional earnings, losses and other relevant amounts to be credited to or deducted from all or a portion of his or her deferred compensation instead of the credited interest fund.
The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change in control events and distribute each participant’s account balance. Otherwise, the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company. At the participant’s request, if the compensation committee determines that such participant has suffered a financial hardship, it may authorize immediate distribution of all or a portion of his or her account balance. The compensation committee has reserved the right to terminate the Deferred Compensation Plan at any time. Such an optional termination will not result in accelerated distributions.
Our NEOs who are U.S. taxpayers are eligible to participate under the Deferred Compensation Plan. Messrs. Nair, Noyes, Winter, Kenigsztein and Khemka, each a U.S. taxpayer as of December 31, 2021, have deferred compensation under the Deferred Compensation Plan. The table below sets forth certain information concerning the deferred compensation of these officers at year end 2021.

Name	Company Plan	Executive contributions in 2021 ($)(1)	Registrant contributions in 2021 ($)	Aggregate earnings in 2021 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/21 ($)(1)
Balan Nair	LLA	2,455,258	—	344,112	—	4,952,891
	LG(2)	—	—	466,852	2,993,119	4,007,668
Christopher Noyes	LLA	511,000		34,218	—	545,218
	LG(2)	—	—	—	—	—
John Winter	LLA	664,300	—	44,484	—	708,784
	LG(2)	—	—	5,533	—	67,912
Betzalel Kenigsztein	LLA	—	—	27,243	120,126	327,662
	LG(2)	—	—	—	—	—
Vivek Khemka	LLA	445,258	—	37,145		571,604
	LG(2)	—	—	—	—	—
(1)These totals include amounts deferred by such executive in fiscal year 2021 and the following above-market earnings that were credited to the named executive officer’s deferred compensation account during 2021:

Name	Company Plan	2021 Above-market Earnings ($)
Balan Nair	LLA	256,005
	LG	353,259
Christopher Noyes	LLA	25,422
	LG	—
John Winter	LLA	33,049
	LG	4,137
Betzalel Kenigsztein	LLA	20,304
	LG	—
Vivek Khemka	LLA	27,631
	LG	—
(2)    Prior to the Split-Off, Messrs. Nair and Winter were permitted to defer a portion of annual base salary and annual cash bonus under the LG Deferred Compensation Plan. Although such amounts relate to compensation while they were employed by Liberty Global prior to the Split-Off, we reimburse Liberty Global for the interest income that accrues on Messrs. Nair and Winter’s accounts under the LG Deferred Compensation Plan, which was initially set at 9% per year, compounded daily, for amounts deferred by Mr. Nair before 2017 and at 8.5% per year, compounded daily, for amounts deferred by Messrs. Nair and Winter during 2017.

Potential Payments upon Termination or Change in Control
The Termination of Employment Table and the Change in Control Table set forth below reflect the potential payments to our NEOs in connection with termination of their employment or a change in control of us as of December 31, 2021. The Termination of Employment Table assumes that a change in control has not occurred. The Change in Control Table assumes that a change in control has occurred as of December 31, 2021. Certain of our plans and agreements provide benefits upon the occurrence of a change in control without regard to whether employment is terminated, whereas others have a “double trigger” requiring employment to be terminated for benefits to be realized. These are separately reflected in the Change in Control Table.

The amounts provided in the tables are based on the assumptions stated below. The actual amounts may be different at the time of termination or change in control, as the case may be, due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.
•Because the exercise price or base price of each NEO’s options or SARs, respectively, other than certain SARs granted in 2020, was more than the closing market price of LILA and LILAK shares, as applicable, on December 31, 2021, these options and SARs have been excluded from the tables below. The amounts in the tables for the unvested SARs granted in 2020 that vest on an accelerated basis or continue to vest are based on the spread between the base price of the award and the applicable closing market price on December 31, 2021 (the last trading day in 2021).  RSUs and PSUs that would vest on an accelerated basis or continue to vest are valued using the applicable closing market price on December 31, 2021. On December 31, 2021, the closing market price for LILA and LILAK shares was as follows:
•LILA shares: $11.66
•LILAK shares: $11.40
The termination provisions of the Nair Agreement and of the employment agreements with each of our other NEOs are described under —Employment and Other Agreements above. The Incentive Plan and the Transition Plan are described under —Incentive Plans above. In addition to such descriptions, additional information on the termination and/or change in control provisions of these plans and agreements is provided below.
The Deferred Compensation Plan provides that the amount of compensation deferred will be distributed in a lump sum or in up to three installments upon the date or dates selected by the participant, or in up to five equal annual installments, or in a lump sum when the participant ceases to be an employee of our company, including in each of the termination of employment scenarios described below. The Deferred Compensation Plan also provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.
Termination of Employment
The availability of benefits under our plans or agreements varies with the reason employment terminates as described below.
Voluntary Termination
The executive would retain his vested equity grants under the incentive plans, which must be exercised within the period following termination prescribed by the applicable plan. See —Outstanding Equity Awards at Fiscal Year-End above for amounts in respect of each NEO’s vested equity awards as of December 31, 2021. There would be no other payments or benefits, except with respect to elections made under the Deferred Compensation Plan (as applicable).
Retirement
Except with respect to elections made under the Deferred Compensation Plan (as applicable), no benefits are payable to any of our NEOs in the event of retirement. However, under the Incentive Plan a person who retires with a combined age and years of service of 70 or greater will vest an additional year of unvested SARs and RSUs granted under this plan from the date of retirement. Such benefit is reflected in the “Retirement” column in the Termination of Employment Table below.
The Phoenix Awards provide that if a person who retires with a combined age and years of service of 70 or greater, the compensation committee has the discretion to vest a prorated portion of the Phoenix Awards. Because this is discretionary, no amount in respect of the Phoenix Awards is reflected for that occurrence in the “Retirement” column in the Termination of Employment Table below for our NEOs.
Termination for Cause
The executive would not receive any payment or benefit, except with respect to elections made under the Deferred Compensation Plan (as applicable), and typically would forfeit all unexercised equity awards, whether or not vested. The definition of “cause” varies among the plans and agreements, but generally includes (1) dishonesty, incompetence or other misconduct, (2) failure to perform duties and (3) a felony conviction for fraud, embezzlement or other illegal conduct. For purposes of such a termination within 12 months following a change in control event, “cause” is defined to mean only a felony conviction for fraud, embezzlement or other illegal conduct.

Termination Without Cause
The employment agreements entered into with our NEOs provide for benefits in the case of termination by our company without cause including severance equal to two times base salary for Mr. Nair and one times base salary for our other NEOs. See Employment and Other Agreements above. Mr. Nair’s employment agreement provides for 12 months of continued vesting of his outstanding equity awards upon termination without cause. Under the SARs awarded to our other executives, if termination of employment is without cause and occurs more than six months after the grant date, then the employee would be entitled to accelerated vesting of a pro rata portion of one-third of the unvested amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination. Under the 2021 RSUs awarded to our other executives, if termination of employment is without cause and occurs after March 15, 2021, then the employee would be entitled to accelerated vesting of a pro rata portion of one-third of the unvested amount of each award that would have vested on the next vesting date, based on the number of full months of the current vesting period that employment continued prior to termination.The 2020 PSUs provide that if termination of employment is without cause after June 30, 2021 and prior to a change in control event, the compensation committee has the discretion to vest a portion of the earned 2020 PSUs determined similar to the provisions for disability as stated below. Because this is discretionary, no amount in respect of the 2020 PSUs is reflected for that occurrence in the “By Company Without Cause” column in the Termination of Employment Table below for our NEOs. The Phoenix Awards provide that if a person’s employment is terminated without cause, the compensation committee has the discretion to vest a prorated portion of the Phoenix Awards. The NEOs’ Phoenix Awards have been excluded from the “By Company Without Cause” column in the table below because the exercises prices exceeded the closing stock prices of our LILA and LILAK shares on December 31, 2021. The outstanding RSUs granted under the SHIP provide that if termination of employment is without cause, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. With respect to the portion of Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals, we have assumed that the compensation committee would exercise its discretion to cancel that portion of his awards as the financial goals for these awards were not satisfied. For the benefits payable under the applicable employment agreement or award agreement and the value of the prorated vesting of awards, if any, see the “By Company Without Cause” column in the Termination of Employment Table below.
Death
In the event of death, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs, including the Phoenix Awards, and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s employment agreement, any unvested equity awards upon death will continue to vest through the date that is six months after the date of termination of employment. The 2020 PSUs provide that, in the event of termination of employment due to death that occurs after June 30, 2021 and prior to a change in control during the performance period, the prorated portion of the grantee’s target 2020 PSUs, based on the portion of the performance period completed prior to the date of death, will vest. The performance period for the 2020 PSUs was calendar year 2021, and based on our 2021 performance, the compensation committee determined that 111.4% of the target 2020 PSUs were earned. As a result, we have assumed that the compensation committee would exercise its discretion to determine that 111.4% of the target 2020 PSUs would vest in full in the event of his death. As a result, the “Death” column in the table below reflects the full value of the 2020 PSUs that were actually earned by Messrs. Nair, Noyes, Winter, Kenigsztein and Khemka. The NEOs’ Phoenix Awards have been excluded from the table below because the exercises prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2021. The outstanding RSUs granted under the SHIP provide that if termination of employment occurs due to death, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. With respect to the portion of Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals, we have assumed that the compensation committee would exercise its discretion to cancel that portion of his awards as the financial goals for these awards were not satisfied. The value of all these benefits is in the “Death” column in the Termination of Employment Table. No amounts are shown for payments pursuant to life insurance policies, which we make available to all our salaried employees.
Disability
In the event of termination of employment due to disability, unless otherwise provided in another agreement, the Incentive Plan provides for vesting in full of any outstanding options or SARs, including the Phoenix Awards, and the lapse of restrictions on any restricted share or RSU awards. Under Mr. Nair’s employment agreement, any unvested equity awards upon termination due to disability will continue to vest through the date that is six months after the date of termination of employment. The 2020 PSUs provide that, if termination of employment due to disability occurs after June 30, 2021 and prior to a change in control event during the performance period, the prorated portion of the grantee’s 2020 PSUs that would have been earned if the performance period had ended on December 31 of the year in which the disability occurred, will vest and the underlying common shares will be issued no later than March 15 of the following year. The outstanding RSUs granted under the SHIP provide that if termination of employment occurs due to disability, then the employee would be entitled to accelerated vesting of a pro rata portion of the unvested amount of the RSU award, based on the number of days of the current vesting period that employment continued prior to termination. With respect to the portion of Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals, we have assumed that the compensation committee would exercise its discretion to cancel that portion of his awards as the financial goals for these awards were not satisfied. No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees. The NEOs’ Phoenix Awards have been excluded from the table below because the exercises prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2021. For this purpose, the amounts set forth in the table below assume full vesting of the actual number of 2020 PSUs that were earned (111.4% of target) as determined by the compensation committee in February 2021. The value of all these benefits is in the “Disability” column in the Termination of Employment Table. For purposes of the Incentive Plan, SARs, the 2020 PSUs, the 2021 RSUs and the Phoenix Awards, “disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable condition that has lasted or can be expected to last for a continuous period of at least 12 months or can be expected to result in death; provided, however, that with respect to Mr. Nair, the 2020 PSUs, 2021 RSUs and the Phoenix Awards defer to the definition of “disability” in his employment agreement. For purposes of Mr. Nair’s employment agreement, “disability” means his qualification for benefits under our long-term disability plan.
Resignation for Good Reason
The employment agreements with our NEOs provide for benefits in the case of resignation for good reason. See -Employment and Other Agreements above. Under the 2020 PSUs, the compensation committee has the discretion to vest a portion of the 2020 PSUs similar to the discretionary benefits payable upon termination by our company without cause. Except with respect to Mr. Nair, the compensation committee has the discretion to vest a portion of the RSUs upon a termination for good reason. Otherwise, no payment or benefit is required upon resignation by an executive for good reason absent a change in control. With respect to the portion of Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals, we have assumed that the compensation committee would exercise its discretion to cancel that portion of his awards as the financial goals for these awards were not satisfied. The other benefits payable for termination due to good reason under the employment agreements with our NEOs are the same as the benefits payable upon a termination by our company without cause. Good reason includes the assignment of duties materially inconsistent with the NEOs position, authority, duties or responsibilities or an action by us that results in a material diminution in his position, authority, duties or responsibilities, a material breach of the employment agreement by us, a reduction in his base salary or target annual bonus opportunity or relocation of his principal place of employment from the Denver area or, in the case of Ms. Lorenzo and Mr. Kenigsztein, Panama City, Panama. See the “By Company Without Cause” column in the Termination of Employment Table below.

Termination of Employment

Name	By Company Without Cause ($)	Disability ($)	Death ($)	Retirement ($)
Balan Nair
Severance Payment	7,614,200	7,614,200	6,364,200	—
Deferred Compensation (1)	4,952,891	8,960,559	8,960,559	4,952,891
SARs Accelerated	283,246	245,480	245,480	—
2020 PSUs	—	4,879,705	4,879,705	—
RSUs Accelerated	1,569,587	3,444,208	3,444,208	—
Benefits (2)	28,012	28,012	—	—
Total	14,447,936	25,172,165	23,894,153	4,952,891
Christopher Noyes
Severance Payment	2,086,200	2,086,200	2,086,200	—
Deferred Compensation (1)	545,218	545,218	545,218	545,218
SARs Accelerated	13,072	104,584	104,584	—
2020 PSUs	—	1,126,063	1,126,063	—
RSUs Accelerated	145,467	1,278,477	1,278,477	—
Benefits (2)	23,280	23,280	—	—
Total	2,813,238	5,163,823	5,140,543	545,218

Name	By Company Without Cause ($)	Disability ($)	Death ($)	Retirement ($)
Rocio Lorenzo
Severance Payment	1,002,000	1,002,000	1,002,000	—
SARs Accelerated	—	—	—	—
RSUs Accelerated	34,426	743,750	743,750	—
Total	1,036,426	1,745,750	1,745,750	—
John Winter
Severance Payment	1,674,000	1,674,000	1,674,000	—
Deferred Compensation (1)	708,784	776,696	776,696	708,784
SARs Accelerated	10,894	87,155	87,155	—
2020 PSUs	—	938,399	938,399	—
RSUs Accelerated	137,633	1,044,035	1,044,035	—
Benefits (2)	20,844	20,844	—	—
Total	2,552,155	4,541,128	4,520,284	708,784
Betzalel Kenigsztein
Severance Payment	1,795,900	1,795,900	1,795,900	—
Deferred Compensation (1)	327,662	327,662	327,662	327,662
SARs Accelerated (3)	13,072	104,584	104,584	52,292
2020 PSUs	—	1,126,063	1,126,063	—
RSUs Accelerated (3)	146,765	826,558	826,558	348,544
Total	2,283,400	4,180,767	4,180,767	728,498
Vivek Khemka
Severance Payment	1,749,000	1,749,000	1,749,000	—
Deferred Compensation (1)	571,604	571,604	571,604	571,604
SARs Accelerated	13,072	104,584	104,584	—
2020 PSUs	—	1,126,063	1,126,063	—
RSUs Accelerated	143,687	1,163,393	1,163,393	—
Total	2,477,363	4,714,644	4,714,644	571,604
(1)    Each of Mr. Nair, Mr. Noyes, Mr. Winter, Mr. Kenigsztein and Mr. Khemka had the right to file an election at the time of his initial deferral to receive distributions under the Deferred Compensation Plan and the LG Deferred Compensation Plan upon his separation from service, including under the termination scenarios in the table above.  For purposes of the tabular presentation above, we have assumed that each of Mr. Nair, Mr. Noyes, Mr. Winter, Mr. Kenigsztein and Mr. Khemka has elected to receive a lump sum payout of the account balance in the Deferred Compensation Plan upon a termination without cause at our company or retirement from our company. The Deferred Compensation Plan and the LG Deferred Compensation Plan each provides for a payout of the account balance when a participant ceases to be an employee due to death or disability.
(2)    Our U.S.-based executives would be entitled to maintenance of health benefits for them and their dependents during the 12-month period following his termination. For Mr. Nair, this amount represents the full estimated cost of providing this benefit to him and his dependents. For Messrs. Noyes and Winter, these amounts represents the company’s portion of the cost of providing this benefit to the NEO and his respective dependents, assuming payment of premiums by the NEO.
(3)    We have assumed that the compensation committee would exercise its discretion to cancel Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals as those goals were not satisfied.

Change in Control
The Incentive Plan, the 2020 PSUs and the Phoenix Awards each provide for various benefits either upon the occurrence of specified change in control events or upon termination of employment following a change in control event.
Change in Control Events
The change in control events vary under the relevant arrangements but generally fall into three categories:
1.    A person or entity, subject to specified exceptions, acquires beneficial ownership of at least 20% of the combined voting power of our outstanding securities ordinarily having the right to vote in the election of directors in a transaction that has not been approved by our Board. We refer to this change in control event as an “Unapproved Control Purchase.”
2.    During any two-year period, persons comprising the Board at the beginning of the period cease to be a majority of the Board, unless the new directors were nominated or appointed by two-thirds of the continuing original directors. We refer to this change in control event as a “Board Change.”
3.    Our Board approves certain transactions such as (a) a merger, consolidation or binding share exchange that results in the shareholders of our company prior to the transaction owning less than a majority of the combined voting power of our capital stock after the transaction or in which our common shares are converted into cash, securities or other property, subject to certain exceptions, (b) a plan of liquidation of our company, or (c) a sale of substantially all the assets of our company. We refer to this change in control event as a “Reorganization.”
Under the Incentive Plan, outstanding equity awards will vest in full upon the occurrence of an Unapproved Control Purchase or Board Change and immediately prior to consummation of a Reorganization, unless, in the case of a Reorganization, the compensation committee determines that effective provision has been made for the award to be assumed or replaced with an equivalent award.
The 2020 PSUs provide that if any of these change in control events occurs during the performance period and the grant agreements are not continued on the same terms and conditions, in the case of a Board Change or Unapproved Control Purchase, or not continued or assumed on equivalent terms, in the case of a Reorganization, then each grantee will be deemed to have earned his target 2020 PSUs, which will vest. The underlying common shares will be issued within 30 days of such change in control event, or immediately prior to a Reorganization. If the grant agreements for the 2020 PSUs are continued or assumed, then each grantee will be deemed to have earned his target 2020 PSUs or earned 2020 PSUs, which will be converted to time-vested RSUs subject to service and vesting requirements in accordance with the grant agreement.
The Phoenix Awards will also fully vest if a Board Change or Unapproved Control Purchase occurs, subject to the compensation committee’s discretion to reduce the number of PSARs that vest based on the employee’s performance. For purposes of the table below, the NEOs’ Phoenix Awards have been excluded because the exercises prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2021.
The Deferred Compensation Plan provides our compensation committee with the discretion to terminate the Deferred Compensation Plan within 12 months of certain change in control events and distribute each participant’s account balance.
Termination After Change in Control
The 2020 PSUs provide that, if a change in control event occurs that does not result in accelerated vesting of such awards, a subsequent termination of employment will accelerate vesting of the earned 2020 PSUs if the termination is due to death or disability or is without cause or the participant resigns for good reason. The common shares underlying the vested 2020 PSUs will be issued no later than March 15 of the calendar year immediately following the calendar year in which the termination occurred. If the SAR awards are continued after a Reorganization, the awards provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization, or if later, within the expiration of a 30-day cure period that began once the executive provided written notice of an event giving rise to good reason.

The Phoenix Awards also provide for full vesting if the executive is terminated by us without cause or resigns with good reason within twelve months after the Reorganization, or if later, the first day following the expiration of a 30-day cure period that began once the executive provided written notice of an event giving rise to good reason; provided, however, that the compensation committee has the discretion to reduce the number of PSARs that vest based on the employee’s performance. For purposes of the table below, the NEOs’ Phoenix Awards have been excluded because the exercises prices exceeded the closing prices of our LILA shares and LILAK shares on December 31, 2021.
For purposes of each of the 2020 PSUs, the Phoenix Awards and the SAR awards, “good reason” for a participant to resign following a change in control event requires that one of the following has occurred without the consent of the participant: (1) a material diminution in the participant’s base compensation; (2) a material diminution of his or her official position or authority; or (3) a required relocation of his or her principal business office to a different country. Additional procedural requirements apply for a resignation to qualify as being for “good reason.”
The “Employment Terminated” columns assume that the executive’s employment is terminated as of December 31, 2021, without cause and include the incremental benefits that would result from such a termination under the employment agreements and equity incentive plans as described under —Termination of Employment above.
280G Tax Gross-Up. Our NEOs have agreed in their employment agreements to waive any rights they would have under any equity or other agreements to any 280G tax gross-up payment from us or Liberty LA.  The grant agreements for the 2020 PSUs impose a cap that applies if a benefit is triggered due to a change-of-control event that would be subject to an excise tax pursuant to Section 280G of the Code.  Under the 2020 PSUs, if the excise tax can be avoided through a reduction in the amount of “parachute payments” (as defined in Section 280G) required to be provided to the grantee with respect to the 2020 PSUs, then the amount of “parachute payments” shall automatically be reduced to the minimum extent necessary to avoid the excise tax.
For purposes of the change-of-control events in the table below, we have assumed that the amounts payable to the NEOs would not exceed the threshold that would subject such amounts to excise taxes pursuant to Section 280G of the Code and that no parachute cap would apply.
Change In Control

	Unapproved Control Purchase /Board Change - Plan Benefits Continued		Reorganization-Plan Benefits Continued	Change in Control - Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)	Employment Continues ($)
Balan Nair
Severance Payment	7,614,200	—	7,614,200	—
Deferred Compensation (1)	4,952,891	4,952,891	4,952,891	4,952,891
SARs Accelerated	453,196	453,196	453,196	453,196
2020 PSUs	4,380,348	(2)	4,380,348	4,380,348
RSUs Accelerated	3,444,208	3,444,208	3,444,208	3,444,208
Benefits (3)	28,012	—	28,012	—
Total	20,872,856	8,850,296	20,872,856	13,230,644
Christopher Noyes
Severance Payment	2,086,200	—	2,086,200	—
Deferred Compensation (1)	545,218	545,218	545,218	545,218
SARs Accelerated	104,584	104,584	104,584	104,584
2020 PSUs	1,010,842	(2)	1,010,842	1,010,842
RSUs Accelerated	1,286,667	1,286,667	1,286,667	1,286,667
Benefits (3)	23,280	—	23,280	—
Total	5,056,792	1,936,470	5,056,792	2,947,312
Rocio Lorenzo
Severance Payment	1,002,000	—	1,002,000	—
RSUs Accelerated	743,750	743,750	743,750	743,750
Total	1,745,750	743,750	1,745,750	743,750
John Winter
Severance Payment	1,674,000	—	1,674,000	—

	Unapproved Control Purchase /Board Change - Plan Benefits Continued		Reorganization-Plan Benefits Continued	Change in Control - Plan Benefits Not Continued
Name	Employment Terminated ($)	Employment Continues ($)	Employment Terminated ($)	Employment Continues ($)
Deferred Compensation (1)	708,784	708,784	708,784	708,784
SARs Accelerated	87,155	87,155	87,155	87,155
2020 PSUs	842,380	(2)	842,380	842,380
RSUs Accelerated	1,054,683	1,054,683	1,054,683	1,054,683
Benefits (3)	20,844	—	20,844	—
Total	4,387,845	1,850,622	4,387,845	2,693,001
Betzalel Kenigsztein
Severance Payment	1,795,900	—	1,795,900	—
Deferred Compensation (1)	327,662	327,662	327,662	327,662
SARs Accelerated (4)	104,584	104,584	104,584	104,584
2020 PSUs	1,010,842	(2)	1,010,842	1,010,842
RSUs Accelerated (4)	842,937	842,937	842,937	842,937
Total	4,081,926	1,275,184	4,081,926	2,286,026

Vivek Khemka
Severance Payment	1,749,000	—	1,749,000	—
Deferred Compensation (1)	571,604	571,604	571,604	571,604
SARs Accelerated	104,584	104,584	104,584	104,584
2020 PSUs	1,010,842	(2)	1,010,842	1,010,842
RSUs Accelerated	1,173,225	1,173,225	1,173,225	1,173,225
Total	4,609,255	1,849,414	4,609,255	2,860,255
(1)    For purposes of the tabular presentation above, we have assumed that our compensation committee will use its discretion to terminate the Deferred Compensation Plan and distribute each participant’s account balance if a change in control of our company had occurred on December 31, 2021. The amounts in this table exclude the amounts held in Mr. Nair and Mr. Winter’s accounts under the LG Deferred Compensation Plan, which are disclosed in Nonqualified Deferred Compensation above.
(2)    We have assumed that the grant agreements for the 2020 PSUs would be continued, and although the target PSUs would be deemed earned, the 2020 PSUs would be converted to time-vested RSUs subject to service and vesting requirements in accordance with the grant agreements.
(3)    Our U.S.-based executives would be entitled to maintenance of health benefits for them and their dependents during the 12-month period following his termination. For Mr. Nair, this amount represents the full estimated cost of providing this benefit to him and his dependents. For Messrs. Noyes and Winter, these amounts represents the company’s portion of the cost of providing this benefit to the NEO and his respective dependents, assuming payment of premiums by the NEO.
(4)    We have assumed that the compensation committee would exercise its discretion to cancel Mr. Kenigsztein’s 2021 RSUs and 2021 SARs that were contingent on CWP’s achievement of certain financial goals as those goals were not satisfied.
CEO Pay Ratio
We are a global company that employs approximately 11,900 people (on a full-time and part-time equivalent basis at year-end 2021) in approximately 40 markets, with a majority of our work force located outside the U.S. We strive to ensure that every employee is paid at a level reflective of their job responsibilities and is competitive within our peer group and the respective country and local employment markets. We are committed to providing pay equity throughout our company, which we view as critical to our success in supporting a diverse workforce with opportunities for employees to develop, advance and contribute.

Under the rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to provide the total compensation paid to our median employee, as well as the ratio of the total compensation paid to such median employee as compared to the total compensation paid to our CEO. For the year ended December 31, 2021:
•The annual total compensation of the employee identified as the median of our company (other than our CEO) was $35,621.
•The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $37,576,803.
Based on the above, our 2021 CEO to median employee pay ratio is 1,055:1. Excluding our CEO’s Phoenix Award, which had a grant date fair value of approximately $22.0 million, our CEO to median employee pay ratio becomes 437:1.
This pay ratio is an estimate calculated in a manner consistent with the SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For 2021, we identified our median employee by collecting payroll data of our employee population on December 31, 2021, consisting of salary and wages (including overtime) and annual bonus amounts. At that time, our employee population consisted 2.97% U.S. employees and 97.03% non-U.S. employees. We annualized the compensation of all newly hired permanent and part-time employees. We did not perform any other adjustments. After identifying the median employee, for purposes of the pay ratio, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation table.
Director Compensation
Set forth below is a description of the compensation for our nonemployee directors. Our directors are also entitled to the benefit of our policy on personal usage of our aircraft set forth above under —Aircraft Policy.
Fees and Expenses
Each member of our Board who is not an employee of Liberty Latin America (other than our Executive Chairman, Mr. Fries), received an annual retainer of $100,000. Each director who serves as the chair of the audit committee or the compensation committee receives a fee for such service of $20,000, and each other director who serves as a member of the audit committee or the compensation committee receives $10,000, in each case for each full year of service in such position. We do not pay any additional fees for service on our nominating and corporate governance committee. All annual director fees, including fees for chairpersons, are payable in arrears in four equal quarterly installments. Our directors may elect to have their quarterly fee installments paid in common shares instead of in cash. Such election for fees payable for a specific calendar quarter must be made not later than the last day of the immediately preceding calendar quarter and consist of a combination of LILA and LILAK shares. The number of shares issued is based on the fair market value on the last trading day of the quarter for which the election is made. Any fractional share is paid in cash. Currently, our President and CEO, Mr. Nair, does not receive any additional compensation for his service as a director.
Generally, we expect to reimburse our non-executive directors for travel, lodging and other reasonable expenses related to their service on our Board and related committees. From time to time, we expect to provide our directors information on conferences and seminars that may be of interest to them as a director of Liberty Latin America. For directors who elect to attend these events, we expect to cover the costs as part of our policy to keep members of our Board informed on issues that relate to their duties as a director. In addition, we make available to members of our Board, at their election, health insurance under our health insurance policies.
Equity Awards
Each of our current non-executive directors receives an annual equity award under the Director Plan in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio, with a combined grant date fair value of $150,000 for 2021. For 2021, our Executive Chairman, Mr. Fries, earned an equity award with a combined grant date fair value of $475,000 awarded in the form of a grant of LILA RSUs and a grant of LILAK RSUs in a one for two ratio. The director

RSUs are made at the same time the annual SAR grants are made to our employees under the annual incentive plan. The awards of RSUs vest in full on the date of the first anniversary of the date of grant.
Deferred Compensation Plan
At its February 21, 2020 meeting, our compensation committee adopted the Liberty Latin America Ltd. Nonemployee Director Deferred Compensation Plan, effective March 1, 2020 (the Director Deferred Compensation Plan). Under the Director Deferred Compensation Plan, beginning with deferral elections for the second quarter of 2020 and after, non-executive directors may elect to defer payment of up to 85% of their annual retainer and their annual equity awards to the extent payable in restricted shares or RSUs. Annual retainers payable in cash and deferred under the Director Deferred Compensation Plan prior to 2022 will be credited with interest at the rate of 8.5% per year, compounded daily (the credited interest fund). Our Board reserved the right to change the interest rate in the future, provided that any decreases in the rate will apply only to deferred elections that become irrevocable after the new rate is set, and in fact, reduced the interest rate to 8.0% per year, compounded daily, for compensation deferred in 2022. Annual equity awards payable in restricted shares or RSUs that are deferred will not be credited with interest, but will be adjusted for splits, combinations, dividends or distributions (the stock fund). The deferred annual retainers and deferred equity awards may be distributed in a lump sum or in a series of up to two annual installments upon a distribution event. A distribution event is when (1) the director ceases to be a member of our Board or dies, or (2) at the election of our Board, within 12 months of certain change in control events, or (3) a specific date is selected by the director at the time he or she makes a deferral election. The Director Deferred Compensation Plan provides our Board with the discretion to terminate the Director Deferred Compensation Plan at any time. This optional termination will not result in accelerated distributions.

2021 Compensation of Directors
The following table sets forth information concerning the compensation of our nonemployee directors for the fiscal year 2021.

Name (1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael T. Fries	—		—		—	—	—	479,308
LILA	—		159,012		—
LILAK	—		320,296		—
Daniel E. Sanchez	100,000		—		—	—	—	251,371
LILA	—		50,218		—
LILAK	—		101,153		—
Alfonso de Angoitia Noriega	110,000	(4)	—		—	—	—	261,371
LILA	—		50,218		—
LILAK	—		101,153		—
Charles H.R. Bracken	100,000		—		—	—	—	251,371
LILA	—		50,218		—
LILAK	—		101,153		—
Miranda Curtis	130,000		—		—	—	—	281,371
LILA	—		50,218		—
LILAK	—		101,153		—
Paul A. Gould	130,000	(5)	—		—	—	—	281,371
LILA	—		50,218		—
LILAK	—		101,153		—
Brendan Paddick	110,000	(6)	—		—	—	—	261,371
LILA	—		50,218		—
LILAK	—		101,153		—
Eric L. Zinterhofer	110,000	(7)	—		—	—	—	261,371
LILA	—		50,218	(8)	—
LILAK	—		101,153	(8)	—
(1)Mr. Nair, our President and CEO, does not receive any additional compensation as a director. For information on Mr. Nair’s compensation, see —Summary Compensation Table above.
(2)The dollar amounts in the table reflect the grant date fair value of share awards and RSUs related to LILA shares and     LILAK shares at the time of grant in accordance with ASC 718. For a description of the assumptions used in these calculations, see Notes 3 and 17 to our consolidated financial statements for the year ended December 31, 2021, which are included in the 2021 Form 10-K.

(3)At December 31, 2021, our current non-employee directors had the following awards outstanding:

Name	Class	Options (#) (a)	Restricted Shares/RSUs (#)
Michael T. Fries	LILA	259,662	11,358
	LILAK	519,958	22,716
Eric L. Zinterhofer	LILA	—	3,587
	LILAK	—	7,174
Alfonso de Angoitia Noriega	LILA	—	3,587
	LILAK	—	7,174
Charles H.R. Bracken	LILA	50,567	3,587
	LILAK	101,349	7,174
Miranda Curtis	LILA	3,012	3,587
	LILAK	6,382	7,174
Paul A. Gould	LILA	3,012	3,587
	LILAK	6,382	7,174
Brendan Paddick	LILA	—	3,587
	LILAK	—	7,174
Daniel E. Sanchez	LILA	—	3,587
	LILAK	—	7,174
a.Includes shares that are subject to options or SARs, reported on a gross basis.
(4)    Includes approximately $109,912 that Mr. Angoitia Noriega received in our common shares in lieu of cash.
(5)     Includes approximately $19,381 that Mr. Paul Gould received in our common shares in lieu of cash.
(6)     Includes approximately $109,912 that Mr. Brendan Paddick received in our common shares in lieu of cash.
(7)    Includes approximately $109,912 that Mr. Eric Zinterhofer received in our common shares in lieu of cash. Mr. Zinterhofer transferred such amounts to Searchlight Capital Partners, LP.
(8)    Mr. Eric Zinterhofer transferred all of the common shares that he received to affiliates of Searchlight Capital Partners, LP.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2021, with respect to our common shares authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants, and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)(1)
Equity compensation plans approved by security holders:
Liberty Latin America 2018 Incentive Plan(2)			40,007,911
LILA	10,180,802	14.62
LILAB	N/A	N/A
LILAK	20,409,918	14.66
Liberty Latin America 2018 Nonemployee Director Incentive Plan			4,743,851
LILA	25,109	N/A
LILAB	N/A	N/A
LILAK	50,218	N/A
Equity compensation plans not approved by security holders:
Liberty Latin America Transitional Share Conversion Plan(3)			—	(4)
LILA	642,457	27.86
LILAB	N/A	N/A
LILAK	1,287,356	28.27
Total
LILA	10,848,368	15.37
LILAB	N/A	N/A
LILAK	21,747,492	15.47
			44,751,762
(1)Each plan permits grants of, or with respect to, any class of our common shares, subject to a single aggregate limit.
(2)Consists of SARs, PSUs and RSUs held by participants at our company under the Incentive Plan.
(3)Consists of SARs and stock options held by participants at our company and Liberty Global under the Transition Plan.
(4)The Transition Plan governs the terms and conditions of awards with respect to our company’s common shares that were granted in connection with adjustments made to awards granted by Liberty Global with respect to the LiLAC Shares. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under our written Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed “related party transaction” (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the chief executive officer and the chairperson of the audit committee to address such actual or potential conflicts. No “related party transaction” may be effected by our company without the approval of the audit committee or other independent committee of the Board designated to address such actual or potential conflicts.
In September 2021, one of our subsidiaries entered into an independent contractor and consulting agreement with our chief customer officer's husband, Moritz Wilmowsky, which provides him with annual compensation of $300,000 in exchange for his consulting services to assist in our efforts to reduce energy usage. The agreement has an initial one-year term, which may be extended for additional one-year terms, and may be terminated at any time, subject to the agreement’s advance notice provisions.
SHAREHOLDER PROPOSALS
This proxy statement relates to our AGM which will take place on May 17, 2022. Based solely on the date of our AGM and the date of this proxy statement, (i) a shareholder proposal must be submitted in writing to our Secretary and received at our principal executive offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda by the close of business on December 8, 2022, in order to be eligible for inclusion in our proxy materials for the 2023 Annual General Meeting of Shareholders (the 2023 annual meeting), and (ii) while we currently anticipate that the 2023 annual meeting will be held during the second quarter of 2023, if the 2023 annual meeting is called for a date within 30 calendar days before or after May 17, 2023, a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, must be submitted in writing to our Secretary and received at our principal executive offices at the foregoing address not earlier than February 16, 2023, and not later than March 20, 2023, to be considered for presentation at the 2023 annual meeting. In addition to satisfying the foregoing requirements under our bye-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide a notice to our company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023. If the 2023 annual meeting is called for a date more than 30 calendar days before or 30 calendar days after May 17, 2023, a shareholder proposal, or any nomination by shareholders of a person or persons for election to the Board, will instead be required to be received at our principal executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2023 annual meeting is communicated to shareholders or public disclosure of the date of the 2023 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2023 annual meeting.

All shareholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our memorandum of association and bye-laws and applicable law.
ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.lla.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement). If you would like to receive a copy of our 2021 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Latin America Ltd. 1550 Wewatta Street, Suite 710, Denver, Colorado 80202, United States, Tel. No. +1 (303) 925-6000, and we will provide you with the 2021 Form 10-K, without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

Appendix A
LIBERTY LATIN AMERICA
EMPLOYEE STOCK PURCHASE PLAN
1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Shares through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase Common Shares under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2.Definitions.
a.“423 Component” is defined in Section 1 of the Plan.
b.“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
c.“Affiliate” of the Company means any corporation, partnership or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
d.“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
e.“Board” means the Board of Directors of the Company.
f.“Change in Control” means an “Approved Transaction,” “Board Change,” or “Control Purchase” as defined in the Liberty Latin America 2018 Incentive Plan or any successor plan thereto, in each case, as amended from time to time.
g.“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
h.“Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
i.“Common Shares” means the Class C common shares of the Company.
j.“Company” means Liberty Latin America Ltd., an exempted Bermuda company limited by shares, or any successor thereto.

k.“Compensation” means an Eligible Employee’s after-tax base pay or wages. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
l.“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
m.“Designated Company” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.
n.“Director” means a member of the Board.
o.“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week, or any lesser number of hours per week established by the Administrator for purposes of any separate Offering or the Non-423 Component. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).
p.“Employer” means the employer of the applicable Eligible Employee(s), which Employer may be the Company or a Designated Company.
q.“Enrollment Date” means the first Trading Day of an Offering Period.
r.“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
s.“Exercise Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20(a), the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.
t.“Fair Market Value” means, as of any date, means the closing price (or, if no closing price is reported, the average of the high bid and low asked prices) for a share of Common Shares on such day (or, if such day is not a trading day, on the next preceding trading day) as reported on the Nasdaq or, if not traded on the Nasdaq, such other principal U.S. securities exchange for such security on the date of determination. If for any day the Fair Market Value of a share of Common Shares is not determinable by any of the foregoing means, then the Fair Market Value for such day shall be determined in good faith by the Administrator on the basis of such quotations and other considerations as the Administrator deems appropriate.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
u.“Fiscal Year” means a fiscal year of the Company.
v.“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
w.“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
x.“Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after January 1 and July 1 of each year and terminating on the last Trading Day on or before June 30 and December 31, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 30.
y.“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
z.“Participant” means an Eligible Employee that participates in the Plan.
aa.“Plan” means this Liberty Latin America Employee Stock Purchase Plan.
bb.    “Purchase Period” means the periods during an Offering Period during which Common Shares may be purchased on a Participant’s behalf in accordance with the terms of the Plan. Unless the Administrator provides otherwise, Purchase Periods for all Offering Periods will (i) commence on the first Trading Day on or after June 30 and December 31 and (ii) terminate on the last Trading Day on or before December 31 of the same year and June 30 of the following year, respectively.
cc.    “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.
dd.    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
ee.    Trading Day” means a day on which the national stock exchange upon which the Common Shares are listed is open for trading.
ff.    “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.
3.Eligibility.
a.General. Any individual who is an Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

b.Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.
c.Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4.Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 and July 1 each year, or on such other dates as the Administrator will determine. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.
5.Participation.
An Eligible Employee may participate in the Plan by (i) submitting to the Company’s designee a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.
6.Contributions.
a.At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation that he or she receives on the pay day (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
b.In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

c.All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.
d.A Participant may discontinue his or her participation in the Plan as provided under Section 10. Unless otherwise determined by the Administrator, during an Offering Period, a Participant may not increase or decrease the rate of his or her Contributions. The Administrator may, in its sole discretion, amend the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period and may establish other conditions or limitations as it deems appropriate for Plan administration.
e.Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to begin in the following calendar year, unless terminated by the Participant as provided in Section 10.
f.Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code; or (iii) the Participants are participating in the Non-423 Component.
g.At the time the option is exercised, in whole or in part, or at the time some or all of the Common Shares issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Shares (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Shares by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Shares or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7.Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of Common Shares determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each calendar year more than 2,500 Common Shares (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option (by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Common Shares that an Eligible Employee may purchase during each Purchase Period or calendar year. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.
8.Exercise of Option.
a.Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Common Shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional

Common Shares will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
b.If the Administrator determines that, on a given Exercise Date, the number of Common Shares with respect to which options are to be exercised may exceed (i) the number of Common Shares that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of Common Shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Common Shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Shares on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the Common Shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Shares on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date.
9.Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of Common Shares occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other shareholder rights with respect to Common Shares subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.
10.Withdrawal.
a.A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan prior to the last thirty (30) days of the applicable Offering Period by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator; provided, that a Participant may not withdraw during any blackout period applicable to such Participant. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively feasible after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period.
b.A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws, except that he or she will not be permitted to participate in the immediately subsequent Offering Period unless otherwise determined by the Administrator. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of any succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
11.Termination of Employment. Unless otherwise provided by the Administrator, upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase Common Shares under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Section 423 of the Code, unless otherwise provided by the Administrator.
12.Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13.Stock.
a.Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of Common Shares that will be made available for sale under the Plan will be 2,000,000 Common Shares. The number of Common Shares available for issuance under the Plan will be increased on the first day of each calendar year beginning on January 1, 2023 in a number of shares equal to the least of (i) 500,000 Common Shares (subject to any adjustment pursuant to Section 19), (ii) one percent (1%) of the outstanding shares of all classes of the Company’s Common Shares on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.
b.Until the Common Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a shareholder will exist with respect to such shares.
c.Common Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates of the Company as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.Designation of Beneficiary.
a.If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any Common Shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
b.Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
c.All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16.Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
17.Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until Common Shares are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
18.Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of Common Shares purchased and the remaining cash balance, if any.
19.Adjustments, Dissolution, Liquidation, Merger, or Change in Control.
a.Adjustments. If the Company subdivides its outstanding Common Shares into a greater number of shares (by share dividend, share split, reclassification, alteration of capital, capitalization of profits or otherwise) or combines its outstanding Common Shares into a smaller number of shares (by consolidation, reclassification, amalgamation or otherwise) or if the Administrator determines that there is any variation in the share capital of the Company or that there is any share dividend, extraordinary cash dividend, alteration of capital, capitalization of profits, bonus issue, reclassification, recapitalization, reorganization, amalgamation, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase any class of Common Shares or other similar corporate event (including compromises or arrangements sanctioned by a court under Part VII of the Act, mergers, amalgamations or consolidations)) affects any class of Shares, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Shares that may be delivered under the Plan, the Purchase Price per share and the number of Common Shares covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.
b.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
c.Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20.Amendment or Termination.
a.The Board or the Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board or the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of Common Shares on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase Common Shares will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
b.Without shareholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
c.In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
i.amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

ii.altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
iii.shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
iv.reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
v.reducing the maximum number of Common Shares a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require shareholder approval or the consent of any Participants.
21.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
22.Conditions Upon Issuance of Shares. Common Shares will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23.Code Section 409A. The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the option to purchase Common Shares under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Shares under the Plan is compliant with Code Section 409A.
24.Term of Plan. The Plan is effective upon its adoption by the Board, subject to shareholder approval of the Plan pursuant to Section 25. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20.
25.Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

27.No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan, unless otherwise required pursuant to Applicable Laws.
28.Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
29.Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

NON-423 COMPONENT SUB-PLAN

The Liberty Latin America Employee Stock Purchase Plan (the “ESPP”) is sponsored by Liberty Latin America Ltd. (the “Company”) for the benefit of its eligible employees. The ESPP offers you an opportunity to purchase Class C common shares of the Company (“Shares”) through payroll contributions and receive matching shares of company stock. The Shares are listed on the Nasdaq under the ticker “LILAK”.

This document describes the rules of the Non-423 Component Sub-Plan of the ESPP. The Non-423 Component Sub-Plan of the ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974. Offerings under this Non-423 Component Sub-Plan are not qualified under Section 423 or 401(a) of the U.S. Internal Revenue Code.

Key features
•Invest 1%-15% of your eligible after-tax pay each pay period, up to plan limits to purchase company stock at a potentially discounted price as provided by the lookback feature.
•Receive an additional share of company stock for every 3 purchased shares. You must remain employed by an Employer and retain ownership of the purchased Shares for one year following the end of the Contribution Period in order to receive the matching shares.

The ESPP is designed to help you meet your financial needs and long-term goals. Your participation is voluntary and should be just one part of an overall, well-balanced investment program.

Important Information about the Initial Contribution Period
The opportunity to purchase Shares in the initial contribution period of January 1 to June 30, 2022 is fully contingent on shareholder approval of the ESPP at the annual general meeting in May 2022. Should shareholders not approve the ESPP at that time, no Shares will be purchased and all employee contributions made during the initial contribution period will be returned to the participant as soon as administratively feasible.

Eligibility and enrollment

Important dates
The ESPP currently provides for two contribution periods a year, January 1 to June 30 and July 1 to December 31. Each contribution period is preceded by an enrollment period as set forth below. These periods will be adjusted to begin on the first business day on or after the dates set forth below. Additionally, the Administrator may adjust the enrollment period for a future offering and will communicate any adjustments to eligible employees.

Enrollment Periods	Contribution Periods
November 15 – December 14	January 1 – June 30
May 15 – June 14	July 1 – December 31

Who can participate
Generally, you are eligible to participate in the ESPP if you are an employee (full-time or part-time and regularly scheduled for at least 20 hours per week) of LLA or any of its subsidiaries designated as participating in the contribution period. From time to time, the Administrator may change the designated subsidiaries that may participate in one or more offerings under this non-423 component of the ESPP.

Enrolling in the ESPP
An enrollment period will precede each ESPP contribution period. You will need to log in to your ShareWorks account on the ESPP website during the enrollment period and designate a contribution percentage after you have reviewed all the enclosed prospectus material.

During each enrollment period, you have the opportunity to elect to purchase shares under the ESPP with 1%-15% of your eligible pay.

Your enrollment and contribution election for an election period will remain in effect for the following election period unless you change your contribution level on the ESPP website.

If you do not elect a contribution percentage during an enrollment period (and no contribution is carried over from the prior contribution period as described above), you will not participate in that contribution period and must enroll in a later enrollment period to participate in a future contribution period.

How to enroll
There will be an enrollment period prior to the beginning of each contribution period. During that enrollment period, you can designate a contribution percentage by enrolling online on the ESPP website.

Once you enroll and select a contribution percentage, your participation will automatically continue for future contribution periods unless you visit the website to change or discontinue your participation.

Enrolling online
You can enroll by logging on to the ESPP website. The address for this website is provided in your enrollment notification. From a work computer, you may click on the ESPP link on the company intranet, https://thehub.lla.com/.
When participation ends
When contributions end
Your contributions end in the ESPP if any of the following occur:
•You leave the company for any reason – including retirement, leave of absence, long-term disability or death;
•You begin an unpaid leave of absence;
•You are no longer an eligible employee; or
•You withdraw your contributions.

Your contributions for the current contribution period will be refunded (without interest) in the following circumstances: retirement, termination, death, long-term disability, withdrawal of contributions or loss of eligible employee status.

If your contributions stop due to beginning an unpaid leave of absence, the contributions made to date will be used to purchase shares on the purchase date unless you withdraw your contributions. If you take an unpaid leave of absence longer than the remainder of any contribution period, you will not participate in any future contribution periods while on leave of absence, but your previously purchased Shares will remain in your account. Once you return to work, your contributions will continue in accordance with your elections in place prior to your leave of absence.

For example, if you begin an unpaid leave of absence on March 1, 2022, your contributions would stop as of March 1 and any contributions made from January 1 to February 28 would be used to purchase Shares unless you elect to withdraw those contributions. If you are still on unpaid leave of absence when the next purchase period begins on July 1, 2022, you will not participate at that time and will only continue contributions upon a return to work.

Your contributions will continue during a paid leave of absence unless you withdraw your contributions.

What happens to your shares on termination of employment
Any Shares which were previously purchased will continue to be held in your account following termination of employment.

Contributions

How much you can contribute
You may contribute from 1% to 15% of your eligible after-tax base pay to the ESPP. No interest will be paid to you on your contributions. Your contributions are held during the contribution period until stock is purchased and deposited in your account.

You may not contribute more than $25,000 USD to the ESPP in a calendar year. Any excess contributions will be returned to you as soon as feasible after it is determined that you will exceed the limit.

Additionally, there is a limit on the total number of Shares that you may purchase in any calendar year. This limit is 2,500 Shares per calendar year. However, the Administrator may adjust this limit for future years. If your contributions within a year would allow the ESPP to buy more than the permitted number of Shares of LILAK stock for your account, then your excess contributions will be returned to you as soon as administratively feasible after it is determined that you will exceed the limit. This may not be determined (and your excess contributions returned) until the end of the calendar year.

Withdrawing during a contribution period
You may withdraw from the ESPP during the contribution period, up to the last month of the contribution period. If you submit your withdrawal election during the last month of the contribution period, your changes will apply to the next contribution period instead.

In order to withdraw, you must remove your election on the ESPP website. If you withdraw, your payroll contributions will be refunded to you within one to two pay periods, and no shares will be purchased on your behalf following the end of the contribution period.

If you withdraw from a contribution period, you may not participate in the following contribution period. If you wish to participate in a future contribution period after the contribution period immediately following your withdrawal, you must make a new election for contributions on the ESPP website.

Example of withdrawal
1.John enrolls during the January 1 – June 30 enrollment period at a 15% contribution level.

2.During the contribution period, John withdraws from participation in April and receives a refund of all of his contributions from the contribution period.

3.John cannot participate in the next contribution period being July 1-December 31 of the same year.

4.John wants to participate in the contribution period beginning the following January 1 and must make a new election in the ESPP website in order to do so.

Purchasing the shares
At the end of the contribution period, the Company compares the Fair Market Value (“FMV”) of LILAK stock as of the first day and the last day of the contribution period. FMV means the closing price for LILAK stock on each relevant date. The Company then takes the lower of the two prices on those days as the purchase price for that contribution period, and this is known as the lookback feature.

Purchase Date: Shares of stock are purchased on the last day of each contribution period, in both whole and fractional shares at the lower of the two prices, using your accumulated payroll deductions from the six month contribution period.

Example 1:
First Day Closing Price Last Day Closing Price
$13.00 $16.00

In this example, Shares would be purchased at the lower price of $13.00.

Example 2:
First Day Closing Price Last Day Closing Price
$8.00 $6.00

In this example, shares would be purchased at the lower price of $6.00.

These examples only explain how the purchase price is determined. The prices used in the examples are neither representations as to the price of LILAK stock on any given date nor representations as to whether the market price of shares of LILAK stock will increase or decrease during any contribution period.

The ESPP will purchase shares of LILAK stock on the Purchase Date and the shares will be credited to your Shareworks account within 30 days after the end of each contribution period (June 30 and December 31).

You may choose to sell your shares at any time after the shares are purchased and reflected in your account. However, if you sell your shares within one year of the Purchase Date, you will not receive any matching shares for that contribution period. See below under “Matching Shares” for more information.

Matching Shares
For every 3 whole Shares you purchase during a contribution period, you will receive 1 matching Share on the date that is one year after each Purchase Date. This match will be reflected as a Restricted Stock Unit (“RSU”) grant in Shareworks, with 100% vesting on the one-year anniversary of each Purchase Date. No fractional shares will be considered in this calculation and your matching shares will be rounded down to the nearest whole share.

Example:
You purchase 25.5 Shares in the ESPP during the contribution period of January 1 to June 30. If you meet the requirements described below for Matching Shares, you will receive 8 additional Shares as a match.

Requirements to receive Matching Shares

In order to receive the matching Shares for a contribution period, you must:
1.continue to hold all shares you purchased during each contribution period and hold them in your Shareworks account through the one-year anniversary of each Purchase Date; and
2.remain continuously employed by an Employer.

For these purposes, an “Employer” includes the Company and any subsidiary of the Company that is designated to participate in this ESPP Non-423 Component Sub-Plan.

If your employment with the Company terminates for any reason before the one year anniversary of each Purchase Date, you will not receive the matching shares for that contribution period (the RSU grant will be canceled in Shareworks), subject to certain exceptions to be determined by the Administrator on a case-by-case basis.

Example:
•As in the example above, you purchase 25.5 Shares for the contribution period ending June 30, 2022.
•You sell 2 of those Shares before June 30, 2023 but keep 23.5 Shares.
•You will not receive any matching Shares related to those 25.5 purchased Shares.

Tax Withholding
The Company’s delivery of the Shares is subject to all applicable national, state and local taxes and employee social security contribution withholding requirements. To the extent that the Company is required to report earnings and withhold for taxes on the purchased or matching Shares, the Company will withhold the appropriate number of shares from the purchased or matching shares for the estimated amount of such withholding taxes. Additionally, if the benefit of the lookback feature applies to any shares purchased, you may be subject to taxes for this benefit as well. Any excess amounts withheld, if applicable, will be returned to the Participant as cash through payroll.

Administration of the ESPP

The Administrator of the ESPP is the Compensation Committee of the Company’s board of directors. The Administrator does not receive any compensation for administering the ESPP, and the Company bears all expenses in connection with the ESPP’s administration.

Keeping you up-to-date
Shareworks by Morgan Stanley is the ESPP’s recordkeeper. They offer a toll-free number and a Web site for transactions and information. Logon to the ESPP website to do the following:
•Enroll in the ESPP, change your payroll deductions or discontinue participation from the plan;
•View information about your account balances and purchased Shares (available after the end of each contribution period);
•Sell previously purchased stock in your account* (available after the end of the contribution period).
* Transaction and wire fees may apply.

You may also call the Shareworks customer service line at 1-877-380-7793 (U.S) or 1-403-515-3956 (International). You can also email Shareworks at Help@shareworks.com..

You can also view your year-to-date contributions on your pay stub.

Selling shares
You may choose to sell your shares at any time after the purchase. The ESPP does not impose any resale or transfer restrictions on shares once they have been purchased, or issued in the case of matching shares, but you are always subject to restrictions on resale by laws prohibiting “insider trading” and, in particular, the Company’s Insider Trading Policy, which is posted on the Company’s intranet web site.

To sell your shares, logon to the ESPP website.

There are tax consequences associated with any sale of your shares. For more information on the tax consequences for the ESPP, you should consult your personal tax advisor about your particular situation. Neither LLA nor Shareworks by Morgan Stanley can advise you on the tax consequences of participating in the ESPP.
This document summarizes the Liberty Latin America Employee Stock Purchase Plan (ESPP). It does not take the place of the legal documents that govern the ESPP. The Company reserves the right to amend, modify or terminate the ESPP in whole or part, at any time. The ESPP is not an employment contract and does not give any employee any right to be retained in the services of the Company.
You can get more information about the ESPP, including reviewing the plan document, by contacting espp@lla.com or by calling Shareworks by Morgan Stanley at 1-877-380-7793 (U.S) or 1-403-515-3956 (International). You can also email Shareworks at Help@shareworks.com.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/LILA**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-362-5550**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Liberty Latin America Ltd.

Annual Meeting of Shareholders

For Shareholders of record as of March 22, 2022

TIME: Tuesday, May 17, 2022 11:00 AM, Bermuda Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/LILA for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints John M. Winter and Christopher Noyes, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Liberty Latin America Ltd. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Liberty Latin America Ltd.

Annual Meeting of Shareholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1 AND PROPOSALS 2 AND 3

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Miranda Curtis	☐	☐		FOR
	1.02 Brendan Paddick	☐	☐		FOR
	1.03 Daniel E. Sanchez	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	A proposal to appoint KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to authorize the Board, acting by the audit committee, to determine the independent auditors remuneration.	☐	☐	☐	FOR
3.	A proposal to approve the Liberty Latin America Employee Stock Purchase Plan.	☐	☐	☐	FOR

You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/LILA.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date